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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HERITAGE PROPERTY INVESTMENT TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

131 Dartmouth Street
Boston, MA 02116
August 29, 2006

Dear stockholder,

        You are cordially invited to attend a special meeting of stockholders of Heritage Property Investment Trust, Inc. to be held on Tuesday, October 3, 2006 at 10:00 a.m., local time. The special meeting will take place at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116. At the special meeting, we will ask you to approve the merger of Heritage Property Investment Trust, Inc. with and into Centro Saturn MergerSub LLC, which we refer to as the "merger", the Agreement and Plan of Merger, dated as of July 9, 2006, among Heritage Property Investment Trust, Inc., Centro Saturn LLC and Centro Saturn MergerSub LLC, which we refer to as the "merger agreement", and the other transactions contemplated by the merger agreement. If the merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $36.15 in cash plus, if not previously paid, our regular third quarter 2006 dividend, without interest and less any applicable withholding taxes, in exchange for each share you own, as more fully described in the enclosed proxy statement.

        Pursuant to voting agreements with The New England Teamsters and Trucking Industry Pension Fund/Net Realty Holding Trust, which we refer to as "NETT", and Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, NETT and Mr. Prendergast have agreed to vote their shares of our common stock in favor of the merger, the merger agreement and the other transactions contemplated by the merger agreement. As of August 28, 2006, the record date, NETT owned 19,563,558 shares of our common stock, representing approximately 41% of the voting power of our common stock, and Mr. Prendergast owned 881,765 shares of our common stock, representing approximately 2% of the voting power of our common stock.

        After careful consideration, our board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Heritage Property Investment Trust, Inc. and our stockholders. Our board of directors recommends that you vote "FOR" approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        The merger, the merger agreement and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about Heritage Property Investment Trust, Inc. from us or from documents we have filed with the Securities and Exchange Commission.

        Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, we request that you cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        Thank you for your cooperation and continued support.

Very truly yours,

Thomas C. Prendergast Chairman, President and Chief Executive Officer

        This proxy statement is dated August 29, 2006 and is first being mailed, along with the attached proxy card, to our stockholders on or about September 1, 2006.

131 Dartmouth Street
Boston, MA 02116
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 3, 2006

Dear stockholder:

        You are cordially invited to attend a special meeting of stockholders of Heritage Property Investment Trust, Inc. to be held on Tuesday, October 3, 2006 at 10:00 a.m., local time, at The Westin Copley Place, 10 Hungtington Avenue, Boston, Massachusetts 02116. The special meeting is being held for the purpose of acting on the following matters:

        1.     To consider and vote on a proposal to approve the merger of Heritage Property Investment Trust, Inc. with and into Centro Saturn MergerSub LLC, which we refer to as the "merger", the Agreement and Plan of Merger, dated as of July 9, 2006, among Heritage Property Investment Trust, Inc., Centro Saturn LLC and Centro Saturn MergerSub LLC, which we refer to as the "merger agreement", pursuant to which each share of our common stock will be converted into the right to receive $36.15 per share in cash plus, if not previously paid, our regular third quarter 2006 dividend as more fully described in this proxy statement, without interest and less any applicable withholding taxes, and the other transactions contemplated by the merger agreement;

        2.     To consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

        3.     To consider any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

        After careful consideration, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Heritage Property Investment Trust, Inc. and our stockholders. Our board of directors recommends that you vote "FOR" the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and "FOR" the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

        All holders of record of our common stock, as of the close of business on the record date, which was August 28, 2006, are entitled to receive notice of, attend and vote at the special meeting or any postponements or adjournments of the special meeting.

        Pursuant to voting agreements with The New England Teamsters and Trucking Industry Pension Fund/Net Realty Holding Trust, which we refer to as "NETT", and Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, NETT and Mr. Prendergast have agreed to vote their shares of our common stock in favor of the merger, the merger agreement and the other transactions contemplated by the merger agreement. As of August 28, 2006, the record date, NETT owned 19,563,558 shares of our common stock, representing approximately 41% of the voting power of our common stock, and Mr. Prendergast owned 881,765 shares of our common stock, representing approximately 2% of the voting power of our common stock.

        The merger, the merger agreement and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage pre-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to return your proxy card, the effect will be that the shares of our common stock that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. In addition, any adjournments of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. If you fail to return your proxy card, you will not be considered present in person or represented by proxy for the purpose of this proposal and such failure will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

        Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by your voting in person at the special meeting.

        We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Georgeson Inc., at (866) 856-0524. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.heritagerealty.com.

By Order of the Board of Directors,

Stephen H. Faberman Vice President, Corporate Counsel and Secretary
August 29, 2006

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SUMMARY

        This summary highlights only selected information from this proxy statement relating to (i) the merger of Heritage Property Investment Trust, Inc. with and into Centro Saturn MergerSub LLC, and (ii) certain related transactions. This summary does not contain all of the information about the merger and related transactions contemplated by the merger agreement that is important to you. As a result, to understand the merger and the related transactions fully and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about September 1, 2006.

The Parties to the Merger (page 20)

  Heritage Property Investment Trust, Inc.
  131 Dartmouth Street
  Boston, MA 02116
  (617) 247-2200

        Heritage Property Investment Trust, Inc., which we refer to as "we", "us", "our", "the company", "our company" or "Heritage", is a fully integrated, self-administered and self-managed real estate investment trust, or "REIT." We are a Maryland corporation and one of the nation's largest owners of neighborhood and community shopping centers. We acquire, own, manage, lease and redevelop primarily grocer- and multi-anchored neighborhood and community shopping centers located in the Eastern, Midwestern and Southwestern United States. As of June 30, 2006, we had a shopping center portfolio consisting of 159 shopping centers, located in 27 states and totaling approximately 32.6 million square feet of gross leasable area, of which approximately 27.2 million square feet was company-owned gross leasable area. Our shopping center portfolio was approximately 92.1% leased as of June 30, 2006. We are headquartered in Boston, Massachusetts and have 15 regional offices located in the Eastern, Midwestern and Southwestern United States. We conduct substantially all of our business and own, either directly or indirectly, substantially all of our properties through our two operating partnerships, Heritage Property Investment Limited Partnership (referred to in this proxy statement as "Heritage OP") and Bradley Operating Limited Partnership (referred to in this proxy statement as "Bradley OP"), in which we own, either directly or indirectly, 100% and 98.2% of the ownership interests, respectively. We refer to Heritage OP and Bradley OP in this proxy statement collectively as the "operating partnerships."

  Centro Saturn LLC
  c/o Centro Properties Group
  Corporate Offices Third Floor
  The Glen Shopping Centre
  235 Springvale Road
  Glen Waverley Victoria, Australia 3150
  011-61-3-8847 0000

        Centro Saturn LLC, which we refer to in this proxy statement as "Parent", is a Delaware limited liability company formed in connection with the merger by affiliates of Centro Properties Group, or "Centro."

        Centro specializes in the ownership, management and development of shopping centers, with substantial retail property holdings in Australasia and the United States and after completion of the merger will have funds under management of approximately AUS$15.7 billion.

  Centro Saturn MergerSub LLC
  c/o Centro Properties Group
  Corporate Offices Third Floor
  The Glen Shopping Centre
  235 Springvale Road
  Glen Waverley Victoria, Australia 3150
  011-61-3-8847 0000

        Centro Saturn MergerSub LLC, which we refer to in this proxy statement as "MergerSub", is a Delaware limited liability company and a wholly-owned subsidiary of Parent. MergerSub was formed by Parent in connection with the merger.

The Special Meeting (page 21)

  The Proposals

        The special meeting of our stockholders will be held on Tuesday, October 3, 2006 at 10:00 a.m., local time. At the special meeting, you will be asked, by proxy or in person, to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        The persons named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting.

  Record Date, Notice and Quorum

        All holders of record of our common stock as of the close of business on the record date, which was August 28, 2006, are entitled to receive notice of, attend and vote at the special meeting or any postponements or adjournments of the special meeting.

        You will have one vote for each share of our common stock that you owned as of the record date. On the record date, there were 47,835,459 shares of our common stock outstanding and entitled to vote at the special meeting.

        The holders of a majority of shares of our common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

  Required Vote

        Completion of the merger requires approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the required vote for this proposal is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares of our common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        The proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. For the purpose of this proposal, if you fail to vote your shares of our common stock, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. However, abstentions and broker non-votes are considered present and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

  Voting by Directors, Executive Officers and Major Stockholders; Voting Agreements

        As of the record date, our executive officers and directors owned an aggregate of 1,223,994 shares of our common stock, entitling them to exercise approximately 2.6% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote the shares of our common stock that they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        In connection with the merger agreement, NETT and Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, have agreed to vote any shares of our common stock they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. Shares subject to these voting agreements currently represent approximately 43% of our outstanding common stock entitled to vote at the special meeting.

  Proxies; Revocation

        You, as a common stockholder of record, are entitled to vote by returning the enclosed proxy, submitting your proxy or voting instructions by telephone or Internet, or by appearing and voting at the special meeting in person. If the shares of our common stock that you own are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

        Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting in person at the special meeting.

The Merger (page 24)

        Pursuant to the merger agreement, at the effective time, Heritage will merge with and into MergerSub, Heritage's separate corporate existence will cease and MergerSub will survive the merger and continue to exist as a wholly-owned subsidiary of Parent. We use the term "surviving limited liability company" in this proxy statement to refer to MergerSub as the surviving limited liability company following the merger. In the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by us, our subsidiaries or MergerSub) will be converted into, and canceled in exchange for, the right to receive $36.15 in cash, without interest and less any applicable withholding taxes. We refer to this consideration in this proxy statement as the "cash merger consideration." In addition to the cash merger consideration, if we have not yet paid our regular dividend on our common stock with respect to the third quarter of 2006, you will be entitled to receive additional merger consideration in an amount per share equal to $0.525, without interest and less any applicable withholding taxes. We refer to this consideration in this proxy statement as the "additional merger consideration" which, together with the cash merger consideration is referred to in this proxy statement as the "common stock merger consideration."

        The merger of Heritage and MergerSub will occur under all applicable laws at the time that the articles of merger and the certificate of merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland, or the "SDAT", and the Delaware Secretary of State, respectively, or such later time agreed to by the parties to the merger agreement and designated in the articles of merger and certificate of merger (but not to exceed 30 days after the articles and certificate have been accepted for record). The closing will occur as promptly as practicable, but in no event later than the second business day after all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their terms are required to be satisfied or waived at the closing), unless the parties agree otherwise.

Recommendation of Our Board of Directors (page 35)

        After careful consideration, our board of directors unanimously:

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  has determined that the merger is advisable and in the best interests of Heritage and its stockholders, and has approved the merger and the other transactions contemplated by the merger agreement;

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  has approved the merger agreement (as it may be amended), and all of the transactions, exhibits, schedules and attachments referred to in the merger agreement;

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  has directed that the merger, the merger agreement and the other transactions contemplated by the merger agreement be submitted to you, our stockholders, for approval at a special meeting of our stockholders; and

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  recommends that you vote "FOR" approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Opinions of Our Financial Advisors (page 36)

        On July 9, 2006, Wachovia Capital Markets, LLC, which we refer to in this proxy statement as "Wachovia Securities", and Stifel, Nicolaus & Company, Incorporated, which we refer to in this proxy statement as "Stifel Nicolaus", each delivered its oral opinion, each of which was subsequently confirmed in writing, to our board of directors that, as of July 9, 2006, based upon and subject to the factors and assumptions set forth in the opinion, the $36.15 per share of common stock, in cash, to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

        The full text of the written opinions of Wachovia Securities and Stifel Nicolaus, both of which are dated July 9, 2006 and which set forth assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinions, are attached as Exhibit B and Exhibit C, respectively, to this proxy statement. This summary is qualified in its entirety by the full text of the opinions. Wachovia Securities and Stifel Nicolaus provided their opinions for the information and assistance of our board of directors in connection with its consideration of the merger. Neither the Wachovia Securities opinion nor the Stifel Nicolaus opinion is a recommendation as to how any holder of our shares of common stock should vote with respect to the merger. Pursuant to our engagement with Stifel Nicolaus, we paid Stifel Nicolaus a fee equal to $500,000 upon delivery of its opinion. Pursuant to an engagement letter dated February 27, 2006 with Wachovia Securities, we paid Wachovia Securities a nonrefundable cash fee equal to $1.0 million upon delivery of its opinion. In addition, we have agreed to pay Wachovia Securities, pursuant to the engagement letter, a transaction fee equal to 0.365% of the enterprise value of our company as of the closing of the merger, including the face amount of any of our indebtedness that Parent assumes or repays in connection with the merger (based upon our outstanding indebtedness as of June 30, 2006, the fee would be approximately $11.5 million), all of which is payable upon consummation of the transactions contemplated by the merger agreement. The $1.0 million fee paid to Wachovia Securities upon delivery of its opinion will be credited against the transaction fee payable at the closing of the merger. In the event that the merger is not consummated, Wachovia Securities will not be paid the transaction fee in connection with the merger.

Agreement to Take Further Action and Cooperation (page 72)

        Upon the terms and subject to the conditions of the merger agreement, each party to the merger agreement has agreed to perform further actions in connection with the merger. These actions include using commercially reasonable efforts to make necessary filings with, and obtain necessary approvals from, governmental authorities, cooperating with one another in connection with litigation, obtaining consents to the merger from lenders and providing assistance in connection with obtaining debt financing.

Debt Tender Offers and Consent Solicitation (page 74)

        If requested by Parent, we and Bradley OP have agreed to use our commercially reasonable efforts to commence offers to purchase and issue related consent solicitations relating to all of the outstanding aggregate principal amount of our 4.50% notes due 2009 and 5.125% notes due 2014 (collectively, the "Company notes") and any and all notes issued pursuant to the indenture, dated as of November 27, 1997, by and between Bradley OP and LaSalle National Bank (the "Bradley notes", and together with the Company notes, the "notes").

Financing (page 49)

        In connection with the merger, Parent will cause approximately $1.8 billion to be paid to holders of shares of our common stock, stock options, shares of restricted stock, deferred stock units and OP units (assuming none of the limited partners in Bradley OP elect to continue to hold their OP units after the effective time).

        In connection with the execution and delivery of the merger agreement, Parent obtained a debt commitment letter from J.P. Morgan Chase Bank, N.A. providing for debt financing in an aggregate amount of $2.2 billion. In addition, Parent has delivered to us a guaranty executed by affiliates of Parent ensuring performance by Parent and MergerSub of their obligations under the merger agreement.

        The merger agreement does not contain a financing condition to the closing of the merger. If all other closing conditions have been satisfied or waived but Parent fails to obtain adequate financing to complete the merger, this failure will constitute a breach of its representations and warranties under the merger agreement. In that event, so long as we are not in material breach of our obligations under the merger agreement, we would be entitled to terminate the merger agreement and seek damages from Parent, MergerSub and the affiliates guaranteeing performance of Parent and MergerSub for the breach by Parent.

Treatment of Common Stock, Stock Options, Restricted Stock and Deferred Stock Units (page 62)

  Common Stock

        At the effective time, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of our common stock held by us, our subsidiaries or MergerSub) will be converted into, and canceled in exchange for, the right to receive $36.15 in cash, plus, if we have not yet paid our regular dividend on our common stock with respect to the third quarter of 2006, an amount per share equal to $0.525, without interest and less any applicable withholding taxes.

  Stock Options, Restricted Stock and Deferred Stock Units

        Immediately prior to the effective time, all of our outstanding stock options, restricted stock and deferred stock units, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted stock, free of forfeiture restrictions. Immediately prior to the effective time, all outstanding restricted stock and deferred stock units will be considered shares of outstanding common stock for purposes of the merger agreement, including the right to receive the common stock merger consideration.

        In connection with the merger:

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  each stock option that remains unexercised, whether or not vested or subject to any unsatisfied performance condition, will become fully vested and exercisable and will be cancelled and converted into the right to receive a single lump sum cash payment, less applicable withholding taxes, equal to the product of:

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  the number of shares of common stock underlying such stock option immediately prior to the effective time, and

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  the excess, if any, of the common stock merger consideration over the exercise price per share of such stock option (such amount is referred to in this proxy statement as the "option merger consideration").

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  each share of restricted stock that remains outstanding, whether or not vested, will become fully vested and free of forfeiture restrictions and will be considered an outstanding share of common stock entitling the holder to the right to receive the common stock merger consideration.

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  each deferred stock unit that remains outstanding will become fully vested and will be considered an outstanding share of common stock entitling the holder to the right to receive the common stock merger consideration.

Treatment of OP Units (page 63)

        In connection with the merger, Parent and MergerSub will offer to each holder of units of limited partnership interest in Bradley OP as of July 9, 2006, or "OP units", the opportunity to receive in cash, in exchange for each OP unit, an amount equal to $36.15 in cash, plus, if the regular distribution in respect of OP units has not been paid with respect to the third quarter of 2006, an amount per OP unit equal to $0.525, without interest and less any applicable withholding taxes. We refer to the consideration to be paid to holders of OP units in this proxy statement as the "OP unit consideration."

        Any holder of OP units who either elects not to accept the offer, or fails to submit such holder's election form in a timely manner, will remain a limited partner in Bradley OP and continue to hold his, her or its OP units with rights, terms and conditions set forth in an amended partnership agreement of Bradley OP to be entered into in connection with the merger. Separate materials describing the offer and including an election form will be sent to the limited partners of Bradley OP. This proxy statement does not constitute an offer to exchange the OP units that you may own.

Interests of Our Directors, Executive Officers and Certain Other Persons in the Merger (page 50)

        Our directors, executive officers and certain other persons may have interests in the merger that are different from, or in addition to, yours. All of our directors were fully aware of the interests of our directors, executive officers and these other persons in the merger and considered them prior to approving the merger, the merger agreement and the transactions contemplated by the merger agreement. These benefits include the following:

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  each stock option held by our directors and executive officers immediately before the effective time, whether or not vested, will be exchanged for the option merger consideration;

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  shares of our restricted stock owned by our executive officers, whether or not vested, will become fully vested and free of forfeiture restrictions and will be considered outstanding shares of common stock entitling the holder to the right to receive the common stock merger consideration;

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  deferred stock units owned by our directors will become fully vested and will be considered outstanding shares of common stock entitling the holder to the right to receive the common stock merger consideration;

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  each of Messrs. Thomas C. Prendergast, Bruce A. Anderson, Stephen H. Faberman, David G. Gaw, Mark A. Nevens, Patrick H. O'Sullivan, Robert G. Prendergast, Barry S. Rodenstein, David C. Sweetser and Louis C. Zicht will, under certain circumstances, be entitled under their respective employment or severance agreements, as the case may be, to, among other benefits, (i) severance pay and benefits equal to a percentage of their current base salary and their average incentive and long-term bonus for prior fiscal years; (ii) the option merger consideration for stock options and the common stock merger consideration for shares of our common stock and restricted stock; (iii) a payment for benefits forfeited under our retirement plans as a result of the termination of their employment; and (iv) tax gross-up payments from us to reimburse these individuals for the amount of certain taxes that may be incurred by these individuals in connection with the payment under these agreements and any other arrangements between these individuals and us; and

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  NETT, a holder of approximately 41% of our outstanding shares of common stock, will be entitled to receive the common stock merger consideration with respect to its shares. In addition, we have entered into an agreement with affiliates of NETT pursuant to which, among other things, we will transfer to NETT our ownership interest in a joint venture, certain environmental indemnification obligations owed by NETT to us will be released and a lease between NETT and us may be terminated under certain circumstances.

No Solicitation of Transactions (page 70)

        The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the company or our subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of directors may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to the Merger (page 75)

        The obligations of each party to consummate the merger are subject to the following conditions:

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  approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the requisite stockholder vote;

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  all necessary governmental consents and approvals, if any, will have been obtained and any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated, and any approvals required under it must have been obtained; and

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  no governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other legal restraint or prohibition then in effect that would make the consummation of the merger illegal or otherwise prohibit the consummation of the merger.

        Parent's and MergerSub's obligations to consummate the merger are subject to the following additional conditions:

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  our representations and warranties that are qualified as to materiality or material adverse effect must be true and correct in all respects taking into account these qualifications, and those not so qualified must be true and correct in all material respects, in each case as of July 9, 2006 and as of the closing date, as though made on and as of the closing date (except to the extent those representations and warranties that address matters only as of a particular date shall be true and correct as of that date);

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  we must have performed, in all material respects, all obligations and complied with, in all material respects, all of our agreements and covenants under the merger agreement that we are required to perform or comply with on or prior to the effective time;

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  we must have delivered to Parent a certificate, dated as of the effective time, signed by one of our officers and certifying as to the truth and correctness of our representations and warranties, the performance of our obligations under the merger agreement, and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

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  since July 9, 2006, there shall not have been any event, change or occurrence that, individually or in the aggregate, has resulted in a material adverse effect on us;

  •
  Parent must have received a tax opinion of Bingham McCutchen LLP, or other counsel to us (satisfactory to Parent), opining, among other things, that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the "Code", for all taxable periods, commencing with our taxable year ended December 31, 1999; and

  •
  Parent must have received from us a properly completed and duly executed FIRPTA certificate.

        Our obligations to complete the merger are subject to the following additional conditions:

  •
  The representations and warranties of Parent and MergerSub contained in the merger agreement that are qualified as to materiality or material adverse effect must be true and correct in all respects, and those not so qualified must be true and correct in all material respects, in each case as of July 9, 2006 and as of the closing date, as though made on and as of the closing date (except to the extent those representations and warranties that address matters only as of a particular date shall be true and correct as of such date);

  •
  Parent must have performed, in all material respects, all of its agreements and covenants under the merger agreement that it is required to perform or comply with on or prior to the effective time; and

  •
  Parent must have delivered to us a certificate, dated as of the effective time, signed by one of Parent's officers and certifying as to the truth and correctness of Parent's and MergerSub's representations and warranties, the performance of their obligations under the merger agreement, and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

Termination of the Merger Agreement (page 76)

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, as follows:

  •
  by mutual written consent of the parties;

  •
  by either Parent or us if:

  •
  the effective time has not occurred on or before March 31, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the effective time to occur on or before March 31, 2007;

  •
  any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other legal restraint or prohibition or taken any other action (including the failure to take an action) that, in any such case, has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger (however, this right will not be available to a party that has not used its commercially reasonable efforts to oppose or have vacated that order); and

  •
  the requisite affirmative approval of the merger by at least a majority of outstanding shares of our stock entitled to vote with respect to the merger agreement has not been obtained at our stockholders' meeting.

  •
  by Parent if:

  •
  each of it and MergerSub are not in material breach of their obligations under the merger agreement, and if (i) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by March 31, 2007, or (ii) there has been a breach on our part of any of our covenants or agreements such that the closing condition pertaining to our performance and compliance with covenants and agreements would be incapable of being satisfied by March 31, 2007;

  •
  the actions of certain of our officers cause us to breach, in any material respect, our obligations pertaining to (i) our stockholders' meeting and the recommendation of our board of directors that our stockholders approve the merger, or (ii) restrictions against solicitation by us of other acquisition proposals; and

  •
  prior to obtaining the stockholder approval, (i) our board of directors withdraws, alters or modifies in a manner adverse to Parent our board's recommendation that our stockholders approve the merger, which we refer to in this proxy statement as a "change in recommendation", (ii) we have failed to include in the proxy statement the recommendation of our board of directors that our stockholders approve the merger, (iii) a tender or exchange offer for any of our outstanding shares of capital stock that constitutes an acquisition proposal (other than by Parent or MergerSub) has been commenced and our board of directors has failed to recommend against acceptance of such tender or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by our stockholders) within 10 business days after commencement of any such offer, or (iv) an acquisition proposal has been publicly announced, and we have failed to issue, within 10 business days after such acquisition proposal is announced, a press release that reaffirms the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated by the merger agreement.

  •
  by us if:

  •
  we are not in material breach of our obligations under the merger agreement, and if (i) any of the representations and warranties of Parent or MergerSub are or become untrue or inaccurate such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by March 31, 2007, or (ii) there has been a breach on the part of Parent or MergerSub of any of their respective covenants or agreements such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by March 31, 2007; and

  •
  our board of directors has effected a change in recommendation and we have paid to Parent the termination fee, as described below.

Termination Fee and Expenses (page 77)

        We have agreed to pay to Parent a termination fee of $65.0 million if, after July 9, 2006, but prior to termination of the merger agreement, a publicly announced acquisition proposal has been made to us by a third party and:

  •
  Parent or we have terminated the merger agreement because the effective time has not occurred on or before March 31, 2007;

  •
  Parent and MergerSub are not in material breach of their obligations under the merger agreement and Parent has terminated the merger agreement because (i) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by March 31, 2007, or (ii) there has been a breach on our part of any of our covenants or agreements such that the closing condition pertaining to our performance and compliance with covenants and agreements would be incapable of being satisfied by March 31, 2007;

  •
  Parent or we have terminated the merger agreement because the stockholder approval has not been obtained;

  •
  Parent has terminated the merger agreement because a tender or exchange offer for any of our outstanding shares of capital stock that constitutes an acquisition proposal (other than by Parent or MergerSub) has been commenced prior to obtaining the stockholder approval and our board of directors has failed to recommend against acceptance of such tender or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by our stockholders) within 10 business days after commencement of any such offer; or

  •
  Parent has terminated the merger agreement because an acquisition proposal is publicly announced and we have failed to issue, within 10 business days after such acquisition proposal is announced, a press release that reaffirms the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated by the merger agreement;

        provided, however, that

  (i) in the case of a termination by Parent due to a not yet remedied inaccuracy of our representations and warranties or nonperformance of, or noncompliance with, our covenants and agreements, such acquisition proposal shall have been made prior to the date of the event giving rise to Parent's right of termination, (ii) in the case of termination because the effective time has not occurred prior to March 31, 2007 or inaccuracy of our representations and warranties or nonperformance of, or noncompliance with, our covenants, such acquisition proposal was not withdrawn prior to the termination date, and (iii) in any case, within 12 months following the termination of the merger agreement, we consummate a transaction with a third party with respect to an acquisition proposal.

        We have also agreed to pay Parent a termination fee of $65.0 million if:

  •
  Parent or we have terminated the merger agreement because a change in recommendation has occurred;

  •
  Parent has terminated the merger agreement because we failed to include in the proxy statement the recommendation of our board of directors that our stockholders vote in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement; or

  •
  the actions of certain of our officers causes us to breach, in any material respect, our obligations pertaining to (i) the company stockholders' meeting and the recommendation of our board of directors that our stockholders approve the merger or (ii) restrictions against solicitation by us of other acquisition proposals.

        We will pay the termination fee as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three business days following the event giving rise to our obligation to pay the termination fee. In the event that we terminate the merger agreement because our board of directors has effected a change in recommendation, such termination will not be effective until we have paid Parent the termination fee.

        In the event that we fail to pay the termination fee when due, we will reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the enforcement by Parent of our obligation to pay the termination fee.

Regulatory Matters (page 55)

        We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the SDAT, and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

No Dissenters' Rights of Appraisal (page 84)

        We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters' rights in connection with the merger. However, our common stockholders can vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Material United States Federal Income Tax Consequences (page 55)

        The receipt of the merger consideration for each share of our stock pursuant to the merger will be a taxable transaction to U.S. holders and may be taxable to non-U.S. holders for United States federal income tax purposes. Generally, for United States federal income tax purposes, holders that are treated as having engaged in a taxable transaction will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and that holder's adjusted tax basis in that share. In addition, we intend to withhold a portion of the merger consideration that is payable to non-U.S. holders and, under certain circumstances, we may be required to withhold a portion of the merger consideration of U.S. holders under applicable tax laws. A non-U.S. holder is urged to consider selling his, her or its shares prior to the merger in order to be subject to generally more favorable provisions that govern the U.S. federal income tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Delisting and Deregistration of Our Common Stock (page 60)

        If the merger is completed, shares of our common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the "Exchange Act."

Market Price of Our Common Stock (page 81)

        Shares of our common stock, par value $0.001 per share, are listed on the New York Stock Exchange under the ticker symbol "HTG." On July 7, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $34.98 per share. On August 28, 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $36.29 per share. You are encouraged to obtain current market quotations for our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or that it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:
What is the proposed transaction?

A:
The proposed transaction is the acquisition of Heritage and its subsidiaries, including our operating partnerships, by affiliates of Centro Properties Group, pursuant to the merger agreement. Once the merger, the merger agreement and the other transactions contemplated by the merger agreement have been approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Heritage will merge with and into MergerSub with MergerSub continuing as the surviving limited liability company. For additional information about the merger, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:
As a common stockholder of Heritage, what will I receive in the merger?

A:
For each outstanding share of our common stock that you own immediately prior to the effective time, you will receive the common stock merger consideration, which is an amount equal to $36.15 in cash, plus, if we have not yet paid our regular dividend on our common stock with respect to the third quarter of 2006, an amount per share equal to $0.525, without interest and less any applicable withholding taxes.

Q:
How did you determine the common stock merger consideration to be paid to holders of Heritage's common stock?

A:
The common stock merger consideration was determined as a result of arm's length negotiations between the management of Parent, on the one hand, and our management and board of directors, on the other hand.

Q:
Why are we proposing the merger?

A:
Our board of directors believes that the merger is advisable, fair to and in the best interests of us and holders of shares of our common stock and that the common stock merger consideration represents a favorable premium to holders of shares of our common stock.

Q:
Will I receive any regular quarterly dividends with respect to the shares of common stock that I own?

A:
Under the merger agreement, we are permitted to pay our regular quarterly dividend of $0.525 per share with respect to the third quarter of 2006. If we have not yet paid our regular dividend on our common stock with respect to the third quarter of 2006, in addition to the $36.15 per share cash merger consideration, you will be entitled to receive additional merger consideration in an amount per share equal to $0.525, without interest and less any applicable withholding taxes. Under the merger agreement, we are generally not permitted to declare, set aside or pay any dividends after the dividend with respect to the third quarter of 2006. However, we are permitted under the merger agreement to declare, set aside and pay dividends necessary to maintain our status as a REIT and to avoid the imposition of a corporate level tax or excise tax on us (provided that any such dividend shall reduce the common stock merger consideration on a dollar for dollar basis).

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. If Heritage's stockholders vote to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, and assuming that the other conditions to the merger are satisfied or waived, it is anticipated that the merger will become effective in the fourth quarter of 2006.

Q:
If the merger is completed, when can I expect to receive the common stock merger consideration for my shares of common stock?

A:
Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the common stock merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions.

Q:
When and where is the special meeting?

A:
The special meeting of stockholders will take place on Tuesday, October 3, 2006 at 10:00 a.m., local time, at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116.

Q
Who can vote at and attend the special meeting?

A:
All of our common stockholders of record as of the close of business on August 28, 2006, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting. Each share of our common stock entitles you to one vote on each matter properly brought before the special meeting.

Q:
What vote of common stockholders is required to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement?

A:
Approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes and abstentions) will have the same effect as voting against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Q:
What vote of our common stockholders is required to approve an adjournment of the special meeting?

A:
Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. For the purpose of this proposal, if you fail to vote your shares of our common stock, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. However, abstentions and broker non-votes are considered present and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q:
Have any stockholders already agreed to approve the merger?

A:
Yes. In connection with the merger agreement, NETT and Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, have agreed to vote any shares of our common stock they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. Shares subject to these voting agreements currently represent approximately 43% of our outstanding common stock.

Q:
How does the common stock merger consideration compare to the market price of the common stock?

A:
The common stock merger consideration of $36.15 for each share of our common stock represents an approximate 3.3% premium to the closing price of our common stock on July 7, 2006, the last trading day before we publicly announced our entry into the merger agreement, an approximate 7.3% premium to the average closing price of our common stock for the 30 trading day period ended July 7, 2006, and an approximate 13% premium to the average closing price of our common stock for the five trading day period after an industry publication speculated on June 15, 2006 that a potential business combination transaction involving us had failed to come to fruition.

Q:
How does our board of directors recommend that I vote?

A:
Our board of directors unanimously recommends that our common stockholders vote to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Q:
Do any of the company's executive officers or directors or other persons have any interest in the merger that is different from mine?

A:
Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the consideration that they would receive with respect to their stock options, restricted stock and deferred stock units in connection with the merger. Also, our executive officers are entitled to certain severance payments and benefits following the closing of the merger under certain circumstances. Additionally, NETT, in addition to receiving the common stock merger consideration with respect to its shares of our common stock that it owns, will be entitled to certain benefits pursuant to an agreement we entered into with NETT concurrently with the execution of the merger agreement. Please see "The Merger—Interests of Our Directors, Executive Officers and Certain Other Persons in the Merger" on page 50 for additional information about possible interests that our directors and executive officers and NETT may have in the merger that are different from yours.

Q:
How do I cast my vote?

A:
If you are a common stockholder of record on the record date, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage pre-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q:
How do I cast my vote if my shares of common stock are held of record in "street name"?

A:
If you hold your shares of common stock in "street name" through a broker or other nominee, your broker or nominee will not vote your shares unless you provide them instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or other nominee. The inability of your record holder to vote your shares, often referred to as a "broker non-vote", will have the same effect as a vote against the approval of the merger, the merger agreement and the other transactions contemplated under the merger agreement and the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. If your shares are held in "street name", please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:
What will happen if I abstain from voting or fail to vote?

A:
With respect to the proposal to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in "street name" and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement.

With respect to the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting, it will have the effect of voting against that proposal. However, failure to cast your vote in person or by proxy will not have any effect on the outcome of such proposal.

Q:
How will proxy holders vote my shares?

A:
If you properly submit a proxy prior to the special meeting, your shares of our common stock will be voted as you direct on your proxy. If you submit a proxy but no direction is otherwise made, your shares of our common stock will be voted "FOR" the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and "FOR" the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

Q:
What happens if I sell my shares before the special meeting?

A:
If you held your shares of our common stock on the record date but transfer them prior to the effective time, you will retain your right to vote at the special meeting, but not the right to receive the common stock merger consideration for the shares of our common stock. The right to receive such consideration will pass to the person who owns the shares you previously owned when the merger becomes effective.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. If you own shares of our common stock as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:
Is the merger expected to be taxable to me?

A:
The receipt of the common stock merger consideration for each share of our stock pursuant to the merger will be a taxable transaction to U.S. holders and may be taxable to non-U.S. holders for United States federal income tax purposes. Generally, for United States federal income tax purposes, holders that are treated as having engaged in a taxable transaction will recognize gain or loss as a result of the merger measured by the difference, if any, between the common stock merger consideration per share and that holder's adjusted tax basis in that share. Under applicable tax laws, we intend to withhold a portion of the merger consideration that is payable to non-U.S. holders and under certain circumstances, we may be required to withhold a portion of the merger consideration payable to U.S. holders. A non-U.S. holder is urged to consider selling his, her or its shares prior to the merger in order to be subject to the generally more favorable provisions that govern the U.S. federal income tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs. Holders should read "The Merger—Material United States Federal Income Tax Consequences" on page 55 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:
Should I send in my common stock certificates now?

A:
No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the common stock merger consideration. You should use the letter of transmittal to exchange stock certificates for the common stock merger consideration, to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:
What rights do I have if I oppose the merger?

A:
If you are a common stockholder of record, you can vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement. You are not, however, entitled to dissenters' or appraisal rights under Maryland law because shares of our common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the special meeting. Please see "No Dissenters' Rights of Appraisal" on page 84.

Q:
What will happen to shares of common stock that I currently own after completion of the merger?

A:
Following the completion of the merger, your shares will be canceled and will represent only the right to receive your portion of the common stock merger consideration. Trading in shares of our common stock on the New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing current and periodic reports with the Securities and Exchange Commission, or the "SEC."

Q:
Where can I find more information about the company?

A:
We file certain information with the SEC. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site the SEC maintains at www.sec.gov and on our website at www.heritagerealty.com. Information contained on our website is neither part of, nor incorporated in, this proxy statement. You can also request copies of these documents from us. See "Where You Can Find More Information" on page 85.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. These individuals will not be paid any additional amounts for soliciting proxies. We have retained Georgeson Inc. to assist us in the solicitation of proxies, and will pay approximately $8,500, plus the reimbursement of out-of-pocket expenses, to Georgeson Inc. for their services. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:
Who can help answer my other questions?

A:
If you have more questions about the special meeting or the merger, you should contact our proxy solicitation agent, Georgeson Inc., as follows:

Georgeson Inc.
17 State Street
New York, New York 10004
(866) 856-0524

If your broker holds your shares of our common stock, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as "intend", "plan", "may", "should", "will", "project", "estimate", "anticipate", "believe", "expect", "continue", "potential", "opportunity", and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

        Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

        Factors that could have a material adverse effect on our operations and future prospects or the completion of the merger include, but are not limited to:

  •
  the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder approval;

  •
  the actual terms of certain financings that will be obtained for the merger;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the failure of the merger to close for any other reason;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  substantial indebtedness following the consummation of the merger;

  •
  financial performance and operations of our shopping centers, including:

•
our tenants,

•
real estate conditions, and

•
current and future bankruptcies of our tenants;

•
execution of shopping center redevelopment programs;

•
the company's ability to finance the company's operations, such as the inability to obtain debt or equity financing on favorable terms;

•
possible future downgrades in our credit rating;

•
completion of pending acquisitions;

•
risks of development, including:

•
the failure of pending developments and redevelopments to be completed on time and within budget, and

•
the failure of newly acquired or developed properties to perform as expected;

•
the availability of additional acquisitions, and the execution of joint venture opportunities;

•
difficulties assimilating acquisitions made through future joint ventures;

  •
  our inability to exercise voting control over the joint ventures through which we own or develop some of our properties;

  •
  the level and volatility of interest rates and changes in the capitalization rates with respect to the acquisition and disposition of properties;

  •
  financial stability of our tenants, including:

•
the ability of our tenants to pay rent,

•
the decision of our tenants to close stores, and

•
the effect of bankruptcy laws;

•
the ability to maintain our status as a REIT for federal income tax purpose;

•
governmental approvals, actions and initiatives;

•
environmental/safety requirements and costs;

•
risks of disposition strategies, including:

•
the failure to complete sales on a timely basis, and

•
the failure to reinvest sale proceeds in a manner that generates favorable returns;

•
changes in economic, business, competitive market and regulatory conditions;

•
acts of terrorism or war;

•
the effects of hurricanes and other natural disasters;

and other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2005, and from time to time in our other filings with the SEC. The forward-looking statements contained herein represent the company's judgment as of the date of this proxy statement, and the company cautions readers not to unduly rely on such statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE MERGER

  Heritage Property Investment Trust, Inc.
  131 Dartmouth Street
  Boston, MA 02116
  (617) 247-2200

        We are a fully integrated, self-administered and self-managed REIT. We are a Maryland corporation and one of the nation's largest owners of neighborhood and community shopping centers. We acquire, own, manage, lease and redevelop primarily grocer-and multi-anchored neighborhood and community shopping centers located in the Eastern, Midwestern and Southwestern United States. As of June 30, 2006, we had a shopping center portfolio consisting of 159 shopping centers, located in 27 states and totaling approximately 32.6 million square feet of gross leasable area, of which approximately 27.2 million square feet was company-owned gross leasable area. Our shopping center portfolio was approximately 92.1% leased as of June 30, 2006. We are headquartered in Boston, Massachusetts and have 15 regional offices located in the Eastern, Midwestern and Southwestern United States. We conduct substantially all of our business and own (either directly or indirectly) substantially all of our properties through Heritage OP and Bradley OP, in which we own (either directly or indirectly) 100% and 98.2% of the ownership interests, respectively.

  Centro Saturn LLC
  c/o Centro Properties Group
  Corporate Offices Third Floor
  The Glen Shopping Centre
  235 Springvale Road
  Glen Waverley Victoria, Australia 3150
  011-61-3-8847 0000

        Parent is a Delaware limited liability company formed in connection with the merger by affiliates of Centro Properties Group.

        Centro specializes in the ownership, management and development of shopping centers, with substantial retail property holdings in Australasia and the United States and after completion of the merger will have funds under management of approximately AUS$15.7 billion.

  Centro Saturn MergerSub LLC
  c/o Centro Properties Group
  Corporate Offices Third Floor
  The Glen Shopping Centre
  235 Springvale Road
  Glen Waverley Victoria, Australia 3150
  011-61-3-8847 0000

        MergerSub is a Delaware limited liability company and a wholly-owned subsidiary of Parent. MergerSub was formed by Parent in connection with the merger.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

        This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies from our common stockholders by our board of directors for use at a special meeting of our stockholders to be held on Tuesday, October 3, at 10:00 a.m., local time. The special meeting will take place at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts. The purpose of the special meeting is for you to consider and vote upon a proposal to approve the merger of Heritage with and into MergerSub with MergerSub surviving the merger, the merger agreement and the other transactions contemplated by the merger agreement, to approve any adjournments of the special meeting for the purpose of soliciting additional proxies and to transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting. Our common stockholders must approve the merger, the merger agreement and the other transactions contemplated by the merger agreement for the merger to occur. A copy of the merger agreement, which we encourage you to read carefully in its entirety, is attached as Exhibit A to this proxy statement.

Record Date, Notice and Quorum

        All holders of record of our common stock as of the close of business on the record date, which was August 28, 2006, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only holders of our common stock at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, there were 47,835,459 shares of our common stock outstanding.

        The holders of a majority of the shares of our common stock that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes result when the beneficial owners of shares of our common stock do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger.

Required Vote

        Completion of the merger requires approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the required vote for this proposal is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares of our common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        In addition, the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of holders of at least a majority of the shares of our common stock who are present in person or represented by proxy at the special meeting. For the purpose of this proposal, if you fail to vote your shares of our common stock, you will not be considered present in person or represented by proxy. As a result, such failure will not have any effect on the outcome of this proposal. However, abstentions and broker non-votes are considered present and therefore will have the same effect as voting against the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

        Accordingly, in order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must either have your shares of our common stock voted by returning the enclosed proxy card or by submitting your proxy or voting instructions by telephone or Internet or voting in person at the special meeting.

        Record holders may cause their shares our common stock to be voted using one of the following methods:

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  mark, sign, date and return the enclosed proxy card by mail;

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  submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

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  appear and vote in person by ballot at the special meeting.

        Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of our common stock, as described above, as promptly as possible. If you own shares of our common stock through a bank, brokerage firm or other nominee (i.e., in "street name"), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of our common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, who can give you directions on how to vote your shares of our common stock.

        As of the record date, our executive officers and directors owned an aggregate of 1,223,994 shares of our common stock, entitling them to exercise approximately 2.6% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote the shares of our common stock that they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        In connection with the merger agreement, NETT and Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, have agreed to vote any shares of our common stock they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. Shares subject to these voting agreements currently represent approximately 43% of our outstanding common stock.

Proxies and Revocation

        If you submit a proxy, your shares of our common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted "FOR" the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and "FOR" the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

        You may revoke your proxy at any time before the proxy is voted at the special meeting, in any of three ways:

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  by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, MA 02116;

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  by delivering to our Corporate Secretary a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares; or

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  by attending the special meeting and voting in person by ballot.

        Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of our common stock in "street name", you may revoke or change a previously granted proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of such shares.

        We do not expect that any matter other than the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

        We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. These individuals will not be paid any additional amounts for soliciting proxies. We have retained Georgeson Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $8,500, plus the reimbursement of out-of-pocket expenses, to Georgeson Inc. for its services. In addition, our arrangement with Georgeson Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments

        Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement at the special meeting of stockholders. Any adjournments may be made without notice, other than by an announcement at the special meeting, by approval of the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting, whether or not a quorum exists (subject to certain exceptions for special meetings adjourned to a date that is more than 120 days after the record date). Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Postponements

        At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least 10 days' notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. Similar to any adjournment, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

General Description of the Merger

        Under the terms of the merger agreement, affiliates of Centro Properties Group will acquire us and our subsidiaries, including both of our operating partnerships, through their ownership of Parent and the merger of us with and into MergerSub with MergerSub continuing as the surviving limited liability company. We and certain of our subsidiaries have already taken all actions necessary to approve the merger.

Background of the Merger

        Our board of directors and senior management regularly review our strategic plan, which is focused on generating stable and increasing cash flow and asset value by managing a high quality portfolio of retail real estate properties located in attractive markets with strong economic and demographic characteristics. We have sought to execute this plan by, among other things, pursuing opportunities to acquire neighborhood and community shopping centers and increasing our sources of capital and acquisition activities by pursuing joint ventures with local developers and institutional investors. Over the past few years, our efforts to implement our strategic plan have faced several challenges and uncertainties, including the difficulty in increasing our cash flow and net income through external growth due to increased competition and prices for properties and the challenge of locating alternative capital sources (including potential joint venture partners) necessary to pursue accretive acquisitions. In addition, while our strategic plan includes disposing of non-core assets and utilizing the proceeds to fund our external growth initiatives (including acquisitions), our difficulty in identifying accretive acquisitions and other uses for those proceeds inhibited our ability to aggressively execute our disposition program because the loss of the cash flow from disposed properties would have created challenges to our business and performance, including our ability to sustain our dividend at its current rate. These issues remain challenges to our ability to successfully achieve our strategic plan.

        In December 2004, representatives of NETT requested that we file a registration statement with the SEC to register all of the shares of our common stock owned by NETT, which were not at that time registered with the SEC. NETT's request was made pursuant to a stockholders agreement between us and NETT. At the time of its request, NETT owned approximately 19.6 million shares of our common stock, representing approximately 41% of our outstanding shares. During March 2005, NETT reiterated to members of our senior management its desire to have its shares publicly registered.

        Given the size of NETT's ownership in our company, prior to registering NETT's shares of our common stock, our board of directors met on two occasions to discuss NETT's registration request and the potential effects of registering its shares. The board considered the possibility that the registration of NETT's shares might adversely impact the market's perceptions of the company's prospects or could lead to unsolicited bids to acquire the company. As part of considering NETT's request, our board received informal advice from a nationally recognized investment banking firm that, as a result of the public announcement of NETT's request, we may be more likely to receive unsolicited bids from third parties to engage in various business combination or strategic transactions with us, including a potential sale of Heritage. At no time was this investment banking firm formally engaged by us, nor did we pay any fee or other compensation to it in connection with the transactions discussed in this proxy statement. On April 12, 2005, we filed a registration statement with the SEC registering all of NETT's shares. Representatives of NETT advised us at that time that it had no intention of selling its shares at then current trading prices.

        After the registration of NETT's shares, our board and senior management began to formally consider opportunities for a variety of strategic transactions involving our company, including joint ventures, asset sales, mergers and other business combination or similar transactions. This decision to begin to formally consider these transactions was based, in part, on the fact that, during that period of time, acquisition activity in the REIT industry was increasing. In particular, the amount of capital pursuing retail properties and the competition for those properties had increased dramatically, leading to unprecedented real estate prices. Our board and senior management determined to seek alternative capital sources to permit Heritage to pursue acquisition opportunities, consistent with our strategic plan. In addition, our board and senior management viewed the increase in acquisition activity as potentially indicative of market conditions that could support attractive valuations for REITs, including REITs that owned retail shopping center properties. In our board's and senior management's view, market dynamics at that time were such that buyers might value Heritage at pricing levels sufficiently attractive to warrant further exploration of strategic alternatives.

        Given these conditions, in June 2005, Heritage engaged financial advisors to assist it in seeking an alternative capital source in connection with the company's strategy to increase its acquisition activities. In particular, we sought to form a large joint venture with an institutional capital source to which we would contribute a significant number of our existing properties. Our board and senior management believed that such a joint venture would allow us to establish a platform for future external growth. The contribution of properties would have also allowed us to take advantage of favorable market conditions. Ultimately, although we pursued a small joint venture opportunity, we were unable to locate a capital source willing to enter into a joint venture on a large enough scale to permit us to fully achieve these strategic objectives.

        Between May and July 2005, we and NETT were separately contacted by representatives of two publicly-traded retail REITs, which we refer to as Company A and Company B, respectively, and their respective financial advisors regarding the possibility of pursuing a business combination or strategic transaction with Heritage. After the initial contacts, representatives of Company A and its financial advisors and members of our senior management, including Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, held preliminary discussions regarding a potential transaction involving the two companies. However, at no time during these discussions with Company A was a specific amount of consideration to be paid in any transaction discussed, although Company A indicated that a substantial portion of the consideration would be in the form of common stock of Company A. Representatives of Company B informally suggested that it would be willing to pay a price in the range of $35 to $36 per share of our common stock in connection with a cash sale of Heritage. However, Company B did not submit a formal indication of interest or otherwise formally offer to purchase the outstanding shares or our common stock. No confidential information was provided by us to Company A or Company B, nor did Company A or Company B conduct significant due diligence regarding Heritage. Because neither Company A nor Company B initiated any substantive due diligence with respect to Heritage and due to the amount and nature of the potential consideration discussed, we concluded that these discussions with Company A and Company B were not likely to result in a definitive proposal at an attractive price at that time.

        In August 2005, Mr. Prendergast was contacted by representatives of a nationally recognized investment banking firm, which we refer to as "Investment Banking Firm A", requesting that Mr. Prendergast meet with representatives of a third publicly-traded retail REIT, which we refer to as Company C, to discuss a potential business combination or strategic transaction between the two companies. We entered into a confidentiality agreement with Company C and provided Company C confidential information regarding our company. During the fall of 2005, Company C and its financial advisors conducted preliminary due diligence of our properties, and members of our senior management and Investment Banking Firm A had discussions with representatives of Company C regarding a business combination with Heritage. These discussions involved primarily Company C's preliminary due diligence efforts with respect to the properties in our portfolio. Mr. Prendergast updated certain members of our senior management and representatives of NETT with respect to these discussions with Company C. During these discussions, Company C suggested that it would be willing to pay cash consideration ranging in the mid-$30's per share of our common stock in connection with a cash purchase of Heritage. After discussion among members of our senior management and representatives of NETT, we concluded that continuing the discussions with Company C was not likely to result in a formal proposal with an attractive enough price at which to consummate a transaction at that time.

        During this time, members of our senior management and Investment Banking Firm A, which was informally advising us, continued to discuss a potential transaction, as well as Heritage's long-term growth prospects and the state of the current REIT market. As a result of the preliminary level of interest shown by third parties to engage in a transaction with Heritage and our inability to identify attractive alternative capital sources, Mr. Prendergast authorized Investment Banking Firm A to informally contact a limited number of other third parties who, in addition to Company A, Company B and Company C, may have had an interest in pursuing a potential transaction with Heritage. During October and November of 2005, Investment Banking Firm A contacted five parties on a confidential basis. These parties included Company B, two other publicly-traded retail REITs, and two private real estate investment funds. These parties were chosen by Investment Banking Firm A principally based on its estimation of those most likely to be interested in pursuing a potential business combination or strategic transaction with Heritage, and their ability to offer the highest possible value to our stockholders. We entered into confidentiality agreements with each of these parties.

        During this period, various discussions were held among members of our senior management, representatives of Investment Banking Firm A and representatives of these parties and their respective advisors. These discussions generally focused on preliminary evaluations of our properties, and the parties did not otherwise perform any substantive due diligence regarding Heritage. At various points in time during these discussions, the parties suggested cash consideration ranging from $34.00 to $37.00 per share of our common stock in connection with a sale of Heritage. None of these potential bidders conducted significant due diligence or submitted a formal indication of interest to purchase Heritage, and discussions with these potential bidders ceased at that time.

        Following these discussions, members of our senior management reached the conclusion that, in order to best determine whether consummating a strategic transaction was possible, it was prudent to undertake a more formal process of soliciting interest. This discussion was also based on management's view that, given the increasing acquisition activity in the REIT sector during that time and the continuing level of competition for retail properties, the company would benefit from the formal engagement of an investment banking firm. To that end, we began to hold informal discussions with various investment banking firms in connection with potentially formally engaging an investment advisor to assist us.

        On January 25, 2006, our board of directors held a meeting to discuss various aspects related to a potential business combination or strategic transaction involving Heritage, including a possible sale of the company, our future prospects, the current state of the capital markets in general and the REIT market in particular, and the level of interest expressed by third parties to engage in a transaction with us (including a recap of the interest previously expressed by bidders during 2005). Our board also discussed the engagement of Wachovia Securities as our exclusive financial advisor in connection with our board's review of strategic alternatives, including a possible sale of the company. After discussion, the board approved the engagement of Wachovia Securities to act as our financial advisor in connection with its consideration of a potential strategic transaction involving Heritage.

        In February 2006 and prior to its distribution of formal bid packages, Wachovia Securities was contacted by a publicly-traded retail REIT, which we refer to as Company D. Representatives of Company D expressed an interest in engaging in a potential strategic transaction with, or acquisition of, Heritage, including purchasing the company in an all cash transaction, and we executed a confidentiality agreement with Company D. Shortly thereafter, Company D was provided with confidential information regarding us and our business.

        In early March 2006, our board of directors held two meetings in advance of formal bid packages being distributed. At those meetings, representatives of Wachovia Securities discussed the current state of the capital markets in general and the REIT market in particular, our prospects, REIT valuation trends and the general merger market outlook, including a discussion of other recent transactions involving publicly-traded REITs. Wachovia also reviewed various potential transactions involving the company, including joint ventures, asset sales, mergers and, given the interest being displayed by some potential third party bidders and the increase in acquisition activity in the REIT sector, a sale of Heritage. Wachovia Securities presented its views to our board regarding these transactions, including the feasibility, potential consideration, structural and due diligence issues. Wachovia Securities also discussed the potential schedule for distributing formal bid packages to potential bidders, and the schedule for responses to those packages. Our board of directors also was informed by representatives of Hogan & Hartson, our outside legal advisors, of the board's fiduciary duties in connection with potential strategic transactions. After an extensive discussion, the board authorized Wachovia Securities to seek proposals from third parties to engage in a potential business combination or strategic transaction with Heritage, including a sale of the company.

        During the week of March 13, 2006, representatives of Wachovia Securities distributed formal bid packages to 38 potential bidders on a confidential basis. Wachovia Securities also contacted five other potential bidders who did not receive formal bid packages. These potential bidders were selected based on an estimation of those companies most likely to be interested in an acquisition of Heritage and to have the ability to offer the highest possible value to our stockholders. After the bid packages were distributed, we entered into confidentiality agreements with 27 potential bidders, and each of these potential bidders obtained access to an electronic data room containing due diligence information about Heritage. These bidders were requested to prepare their initial indications of interest and deliver them to Wachovia Securities no later than April 5, 2006.

        Centro was one of the 38 bidders to receive a formal bid package. After its preliminary review of the formal bid package, representatives of Centro informed Wachovia that as a result of another transaction it was then pursuing, Centro was unlikely to be in a position to conduct a sufficient level of due diligence to permit it to submit a formal indication of interest within the timeframe outlined by Wachovia Securities. No additional discussions were held with Centro at that time.

        Between March 13, 2006 and April 5, 2006, numerous due diligence discussions were held between representatives of Wachovia Securities, members of our senior management and various potential bidders. From time to time, Mr. Prendergast updated members of our board of directors on the status of the exploratory process and summarized the various conversations with certain of the potential bidders.

        On April 5, 2006, we received written preliminary indications of interest from five bidders, including Company C, Company D, two private real estate investment funds, which we refer to as Company E and Company F, respectively, and another publicly-traded retail REIT, which we refer to as Company G. All of the bids were for the acquisition of all of the outstanding shares of our common stock in an all-cash transaction. Company D, Company E and Company F submitted indications of interest at prices of $38.50, $38.00 and $38.30 per share of common stock, respectively. Company C's offer was $36.00 per share and Company G offered a price range of $36.00 to $37.00 per share. All indications of interest were subject to various conditions, including completion of confirmatory due diligence.

        On April 7, 2006, our board convened a special meeting to discuss these proposals, the principal terms and related financing issues. Senior management and representatives of Wachovia Securities and Hogan & Hartson also participated in this meeting. Representatives of Wachovia Securities reviewed the key terms of the proposals and provided the directors with background information related to each of the bidders, their stated financing plans, their stated general business strategy and, if known, their financing sources. Representatives of Wachovia Securities also summarized events leading up to the receipt of the proposals, as well as discussions that Wachovia Securities had had with the bidders up to that date. Representatives of Wachovia Securities also updated the board with respect to the amount of due diligence that each of the bidders had performed, and the proposed process for inviting bidders whose initial proposals were sufficiently attractive to provide best and final bids. The board discussed the key terms of the proposals in the letters, including the price, the probabilities and risks of increases and decreases in pricing, the execution risk and other potential factors and events that could affect the likelihood of closing a transaction with any one of the bidders, in order to determine which bidders' initial proposals, if any, were sufficiently attractive to warrant being invited to submit definitive bids. After discussion, it was determined by our board of directors that the proposals of Company D, Company E and Company F were sufficiently attractive to warrant those bidders being invited to submit second round bids in order to explore in more depth the possibility of a strategic transaction. This determination was largely based on the fact that the prices indicated in the proposals of Company D, Company E and Company F were substantially higher than the prices indicated in the proposals indicated by Company C and Company G.

        At the meeting on April 7, 2006, the board also discussed whether a second financial advisor should be engaged to provide a fairness opinion in connection with any strategic transaction involving Heritage. This discussion was based principally on the fact that it might be prudent to obtain a fairness opinion from an investment bank not directly involved in the transaction, as well as the fact that it was possible that affiliates of Wachovia Securities might have a role in the financing of any transaction involving Heritage. Following discussion and consultation with Hogan & Hartson, our board of directors authorized management to pursue the engagement of a second financial advisor to evaluate the fairness of any transaction. Our senior management was charged with identifying potential investment banking firms who would be interested in being asked to provide a fairness opinion and reporting back to the board with its findings.

        Later that day, representatives of Wachovia Securities reported back to Company C and Company G that their offers were not sufficiently attractive to warrant being invited to submit second round bids. They also reported back to Company D, Company E and Company F that their offers warranted being invited to submit definitive bids, with instructions that each party should submit comments to the merger agreement that Hogan & Hartson had distributed and to resolve other issues so that it would be in a position to execute a definitive merger agreement as soon as possible. The remaining bidders were advised that they should submit final, fully-financed offers by May 5, 2006.

        Beginning on April 7, 2006, members of our senior management and representatives of Wachovia Securities and Hogan & Hartson held various meetings and teleconferences with representatives of Company D, Company E and Company F and their respective advisors to discuss a potential transaction, including financing, due diligence and structural matters related to any such transaction. During this period of time, Company F informed representatives of Wachovia Securities that it would not submit a second round bid, principally because it was not prepared to participate in a multi-bidder process. We did not have any subsequent substantive conversations with Company F.

        On April 10, 2006, a bidder who had signed a confidentiality agreement submitted a written indication of interest to representatives of Wachovia Securities. The bidder, a private real estate investment fund which we refer to as Company H, indicated a price in its bid of $38.75 per share of our common stock. Notwithstanding that the bidder had missed the original deadline for submitting indications of interest, representatives of Wachovia Securities informed the bidder that it would be permitted to continue in the process, but instructed the bidder to accelerate its diligence efforts in order to be in a position to execute a definitive merger agreement as soon as possible.

        On April 21, 2006, our board of directors met, and representatives of Wachovia Securities updated the board on the various discussions and meetings taking place among the various parties and bidders.

At this meeting, representatives of Wachovia Securities advised the board that Company D had not been able to secure the necessary financing to consummate a transaction and, therefore, could no longer be considered a viable bidder. After a discussion among the members of our board, the board decided to no longer pursue a transaction with Company D, and our discussions with Company D terminated on that date. The board instructed Wachovia Securities and Hogan & Hartson to continue to pursue a transaction with Company E, principally because Company E had completed a substantial amount of due diligence. The board also instructed representatives of Wachovia Securities to continue to hold discussions with Company H to determine the feasibility of consummating a transaction with Company H.

        At the meeting on April 21, 2006, senior management also reported to the board that several investment banking firms were interested in being engaged to provide a second fairness opinion. After discussion, the board approved the engagement of Stifel Nicolaus to provide an additional fairness opinion in connection with a transaction involving Heritage.

        Between April 21, 2006 and April 28, 2006, members of our senior management and representatives from Wachovia Securities participated in several meetings and discussions with representatives of Company E regarding our business, properties and financial matters. On April 25, 2006, Company E's legal advisors submitted to Hogan & Hartson a detailed mark-up to the merger agreement. Shortly thereafter, representatives of Hogan & Hartson and Company E's legal advisors began to negotiate the merger agreement.

        On April 27, 2006, Company H's legal advisors submitted to Hogan & Hartson a mark-up to the merger agreement. The mark-up was preliminary in nature, with very little detail regarding a proposed structure, and representatives of Wachovia Securities and Hogan & Hartson, after discussion with members of our senior management, reported to Company H and its advisors that it would be very unlikely to consummate a transaction between the two parties without a much more detailed proposal. Given the lack of detail in Company H's proposal and its comparably low level of diligence being completed, Company E appeared to be the only viable potential bidder at that time.

        On April 28, 2006, our board of directors met again. Senior management and representatives of Wachovia Securities and Hogan & Hartson participated in this meeting. Representatives of Wachovia Securities reported on market-related developments since the April 21, 2006 meeting of Heritage's board of directors, and discussed the status of negotiations with Company E, as well as the likelihood of Company E being able to consummate an acquisition of Heritage at an attractive price. Representatives of Hogan & Hartson also reported on its on-going negotiations with Company E's legal counsel regarding the merger agreement. After discussion among the board members, the board decided to continue to negotiate with Company E in connection with consummating a transaction between the two companies.

        On May 5, 2006, representatives of Company E and Company H each orally informed representatives of Wachovia Securities that they would be willing to execute a merger agreement based on a price of $36.00 per share of our common stock, but did not submit formal, written bids. Representatives of Company E indicated that it had reduced its original indication of interest because, among other things, interest rates had risen to a level at which the cost of financing a transaction had increased significantly. Our board of directors held a meeting that same day at which representatives of Wachovia Securities informed our board of the oral offers made by each of Company E and Company H. The board, principally based on its belief that a price of $36.00 per share was not an attractive price at that time and, in the case of Company H, a merger agreement could not be executed in a timely manner, instructed representatives of Wachovia Securities to report to each of Company E and Company H that the company was not willing to engage in a transaction at the price being offered by each of the bidders. Representatives of Wachovia Securities reported back to Company E and Company H, and discussions with each of these bidders ceased.

        On May 8, 2006, our board of directors held a meeting to review the status of the exploratory process. Representatives of Wachovia Securities presented to the board their views on the feasibility of consummating a transaction in light of the changing interest rate environment and conveyed their belief that, notwithstanding the process thus far, there was sufficient interest in consummating an acquisition of Heritage at an attractive price. The board authorized representatives of Wachovia Securities to continue to pursue a transaction involving Heritage, including pursuing on a limited basis additional discussions with parties that had participated in the first round of bids.

        During the week of May 22, 2006, representatives of Wachovia Securities were contacted by representatives of Centro. The discussion focused on a potential purchase by Centro of Heritage, although no substantive pricing discussions took place. Representatives of Centro informed Wachovia Securities that Centro was then in a position to devote sufficient resources to complete its due diligence review and submit an indication of interest to consummate a transaction on an expedited basis.

        During late May and early June 2006, representatives of Wachovia Securities continued to engage in discussions with various potential bidders regarding a potential transaction with Heritage, including Centro, Company E and other companies that had received the formal bid packages in March 2006. Given that the majority of these bidders had performed a moderate to significant amount of due diligence regarding Heritage already, most discussions between these bidders and representatives of Wachovia Securities focused on price. After discussions with members of our senior management, the bidders (including Centro) that were still actively engaged in discussions regarding a business combination or strategic transaction with Heritage were informed by Wachovia Securities that, by June 13, 2006, those bidders should submit indications of interest with respect to a transaction with Heritage.

        Between June 5 and June 12, representatives of Wachovia Securities and members of our senior management conducted numerous meetings with the remaining potential bidders, including Centro and Company E.

        On June 13, 2006, indications of interest were due from the remaining bidders. Centro submitted a written proposal that indicated a price of $36.00 per share of our common stock in a cash purchase of Heritage. Verbal indications were also submitted by Company E at $35.00 per share as well as Company G, who indicated a price of $33.50 in a transaction with Heritage. At senior management's direction, Wachovia Securities inquired of representatives of Centro whether Centro could increase its indication of interest of $36.00. Representatives of Centro indicated to Wachovia Securities that they would meet internally and report back.

        On June 16, 2006, Centro delivered to representatives of Wachovia Securities a revised written indication of interest at a price of $36.25 per share of our common stock, based on various assumptions set forth in the indication of interest. Centro's offer also indicated that it would pay an amount in cash equal to what our common stockholders would receive in the merger for each OP unit held by limited partners in Bradley OP. Centro also requested that Heritage enter into an agreement with Centro that Heritage would not pursue negotiations with another party regarding a potential business combination or strategic transaction for a limited period of time.

        On June 19, 2006, our board of directors met to consider the indications of interest that were submitted, including the proposal submitted by Centro. Our senior management and representatives of Wachovia Securities and Hogan & Hartson participated in this meeting. Representatives of Wachovia Securities reported on market-related developments and the indications of interests that had been submitted. Wachovia Securities also discussed the status of negotiations with Centro, Centro's financing and the likelihood of Centro being able to consummate an acquisition of Heritage at an attractive price. The board of directors also discussed that Centro had in the past displayed the ability to consummate large acquisition transactions, as illustrated by Centro's purchase of another publicly-

traded REIT in 2005, and had already performed a significant amount of due diligence on the company. The board also considered that Centro's indication of interest was significantly higher than the next highest current bid, and was also higher than any bid delivered during the May 2006 round of bids. Given the amount of discussions with multiple bidders during the course of the previous months, our board believed that the price being offered by Centro represented a significant premium to the current value being attributed to Heritage's business and, given that Centro was an established real estate company in Australia and already had a significant presence in the United States, it was very likely Centro would have the ability to consummate a transaction. Our board also believed that, given the amount of discussions that had taken place with other potential bidders over the previous months, it now appeared unlikely that a bid in excess of what was being proposed by Centro would emerge.

        After discussion, the board authorized our senior management and representatives of Wachovia Securities and Hogan & Hartson to proceed to attempt to consummate a sale of Heritage to Centro at a price of $36.25 per share of our common stock. The board also authorized granting Centro a limited exclusivity period, principally because Centro's bid was the highest and Heritage had had discussions with a sufficient number of bidders such that the likelihood of another bidder proposing a price at a higher range during such exclusivity period was low.

        Later that day, representatives of Wachovia Securities informed representatives of Centro and its financial advisors, JP Morgan Securities, that Heritage was willing to negotiate a sale of Heritage to Centro at a price of $36.25 per share of our common stock, and that Heritage was willing to grant Centro exclusivity, subject to certain revisions to the exclusivity letter. That same day, representatives of Hogan & Hartson distributed a draft merger agreement to Centro's legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP, or "Skadden Arps."

        On June 20, 2006, representatives of Centro held a meeting with members of our senior management. The purpose of this meeting was to discuss diligence issues regarding the transaction, including discussion of Heritage's properties, tenants, environmental and legal liabilities, as well as employee benefit issues. The parties continued to negotiate the terms of the exclusivity agreement, and on June 21, 2006, the parties executed the exclusivity agreement, granting Centro exclusivity through July 7, 2006, subject to certain exceptions. Heritage ceased discussions with all other potential bidders at that time.

        On June 28, 2006, Centro, through Skadden Arps, submitted detailed comments to the merger agreement. Among the issues raised by the draft was whether dividends would be paid on shares of our common stock following the execution of the merger agreement. The original merger agreement distributed to Centro had provided that Heritage would be permitted to continue to pay regular quarterly dividends on its shares of common stock between the time of executing a definitive merger agreement and the closing of the transaction, and that stockholders would receive as part of the merger consideration a pro rata payment for the quarter in which the merger closed. However, the comments provided by Skadden Arps indicated Centro's view that no dividends would be paid after the company's second quarter dividend.

        On June 29, 2006, Mr. Prendergast met with Mr. Andrew Scott, Centro's Chief Executive Officer, to discuss the terms of the proposed transaction between the two companies. Among other items that were discussed at this meeting, Mr. Prendergast proposed that Heritage might be willing to agree to a reduction in the Centro offer price to $36.15 if Centro was willing to permit payment of the company's third quarter dividend ($0.525 per share). Mr. Scott responded that he would meet internally with his advisors and respond to Mr. Prendergast's proposal.

        On June 30, 2006, the parties and their advisors participated in a conference call in which the outstanding material issues on the merger agreement were discussed, including, among others, issues related to the company's representations and warranties, conditions to closing, the amount of the termination fee and related termination provisions and the treatment of the limited partners in Bradley OP. In addition, certain business points were discussed, such as the payment of dividends.

        Between July 1 and July 9, 2006, the parties and their representatives continued to negotiate the terms of the merger agreement, as well as the terms of supporting agreements, including an amendment to the partnership agreement of Bradley OP, a guaranty to be executed by affiliates of Centro in connection with the transaction, and voting agreements to be entered into by NETT and Mr. Prendergast concurrently with the execution of the merger agreement. NETT's and Mr. Prendergast's legal advisors also reviewed the respective voting agreements. During this time, the parties and their representatives also discussed and negotiated certain employment and severance related issues in connection with the transaction.

        By July 9, 2006, following extensive negotiations, the parties had reached agreement on the terms of the transaction, including, among other things, the $36.15 cash merger consideration and the additional merger consideration to be paid with respect to the company's third quarter dividend.

        On July 9, 2006, our board of directors convened a special meeting to discuss and consider the Centro proposal. The board was provided with a copy of the merger agreement that had been negotiated with Centro along with a summary of the merger agreement and other materials. Representatives from Wachovia Securities, Stifel Nicolaus, Hogan & Hartson, Bingham McCutchen LLP, an additional legal advisor of the company, and members of our senior management participated in the meeting. At the meeting, representatives of Hogan & Hartson discussed our board's fiduciary duties in the context of the proposed transaction with Centro, and representatives of Hogan & Hartson and Wachovia Securities discussed at length the details of the merger agreement, financing terms and the guaranty included as an exhibit to the merger agreement. Representatives of Hogan & Hartson also reviewed the terms of the proposed amendment to the Bradley OP partnership agreement establishing the terms of the OP units available to the unitholders in Bradley OP, as well as the two voting agreements to be entered into concurrently with the merger agreement. Wachovia Securities provided an update to the negotiations with Centro since the board's last meeting and reviewed a financial analysis of the proposed merger and summarized the final bid submitted by Centro.

        At this meeting, an extensive discussion was held among the directors regarding the company's future prospects and the challenges it faced if it were to continue to operate as a public company. Mr. Prendergast noted that, among other things, an increasingly competitive acquisition environment coupled with the company's challenges in obtaining alternative sources of capital had made it extremely difficult for the company to pursue accretive acquisitions, a core feature of our strategic plan. Mr. Prendergast also discussed the challenges in continuing to pay the company's current quarterly dividend of $0.525, and the difficulty in repositioning certain under-performing assets. A more detailed description of these future challenges is discussed below under the heading "Reasons for the Merger."

        Also discussed at this meeting were certain costs related to the transaction, including costs associated with change in control and severance payments under existing agreements with our senior management. These matters are described in the section of this proxy statement entitled, "Interests of Certain Persons in the Merger." Representatives of Wachovia Securities and Bingham McCutchen and members of our senior management made a presentation to the board with respect to these costs, noting that these costs had been disclosed to Centro and were considered by Centro when it made its offer. The board then approved the Heritage Property Investment Trust, Inc. Change in Control Severance Plan, under which all of our employees, excluding our executive officers, would be entitled to severance payments under certain circumstances if they are terminated within one year following the consummation of the merger. The board viewed this plan as an important aspect of the transaction because it would provide at least a minimum amount of benefits to an employee in the event that he or she was terminated within one year following the merger. In connection with matters related to Mr. Prendergast, the board also discussed and approved an amendment to the non-competition provisions contained in Mr. Prendergast's employment agreement pursuant to which Mr. Prendergast would be restricted from certain purchases of retail properties over a specified period of time. Mr. Prendergast was not present during the discussion of, and abstained from voting on, any matters related to his employment agreement or compensation benefits.

        Certain matters related to NETT were then discussed at the meeting. These matters are described in the section of this proxy statement entitled, "Interests of Certain Persons in the Merger." Specifically, after discussion among members of our senior management, representatives of Wachovia Securities and our board of directors, our board approved an agreement between the company and NETT under which Heritage would transfer to NETT its ownership interest in a joint venture, certain environmental indemnification obligations owed by NETT to us would be released, NETT would pay to us $7.0 million and Heritage would be allowed to terminate its lease with NETT relating to its corporate headquarters at any time beginning three years after the closing of the merger by paying NETT $1.0 million. Each of the items contemplated by this agreement is contingent on the merger being completed. NETT's four designees to our board of directors were not present during the discussion of, and abstained from voting on, any of these matters related to NETT.

        Wachovia Securities and Stifel Nicolaus then each rendered their oral opinions, which were subsequently confirmed in writing, to our board of directors that, as of July 9, 2006 and based upon and subject to the factors and assumptions set forth in such opinions, the $36.15 per share of our common stock, in cash, to be received by holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Stifel Nicolaus also opined as to the fairness of the consideration to be received by partners in Bradley OP who elect to receive cash in connection with the transaction.

        After further discussion, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, fair to and in the best interests of Heritage and its stockholders. The principal factors considered by Heritage's board of directors are described in greater detail under the heading "Reasons for the Merger."

        Through the day of July 9, 2006, representatives of Hogan & Hartson and Skadden Arps finalized the terms of the merger agreement and related documents. On July 9, 2006, the parties executed the merger agreement and issued press releases announcing the proposed merger.

Reasons for the Merger

        In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger, the merger agreement and other transactions contemplated by the merger agreement to holders of shares of our common stock, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which our board of directors viewed as supporting its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement to holders of shares of our common stock:

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  the merger provides a better alternative to our stockholders than pursuing our current strategic plan on an ongoing basis as a result of the risks, challenges and uncertainties associated with the successful implementation of our strategic plan in the future, including: (i) our ability to execute our external growth strategy through acquisitions, which has been negatively affected by increased competition in the acquisition of, and increased prices for, shopping center properties and our inability to secure sufficient capital to pursue acquisitions, either through debt financings (in light of the amount of our outstanding indebtedness) or from third party joint venture equity sources, (ii) our ability to maximize the performance of, or alternatively, to dispose of, certain non-core properties, and (iii) the constraints imposed on our strategic plan as a result of the difficulties in recycling capital and replacing net income from disposed assets and the resulting impact on our ability to maintain our current dividend rate;

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  the current and historical market prices of shares of our common stock, and the fact that we believe that the common stock merger consideration of $36.15 for each share of our common stock represents a significant premium to the trading price of our common stock, including an approximate 3.3% premium to the closing price of our common stock on July 7, 2006, the last trading day before we publicly announced our entry into the merger agreement, an approximate 7.3% premium to the average closing price of our common stock for the 30 trading day period ended July 7, 2006, and an approximate 13% premium to the average closing price of our common stock for the 5 trading day period after an industry publication speculated on June 15, 2006 that a potential business combination transaction involving us had failed to come to fruition;

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  the high multiples of funds from operations at which shares of REITs have been trading and the risk that those multiples might not be sustained, which could result in a decline in the trading price of our common stock regardless of our performance;

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  favorable conditions for sale transactions in the real estate markets generally, including prices for real estate assets being extremely high while capitalization rates are extremely low, and the number of large portfolio acquisitions and public real estate mergers in recent years;

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  the high probability that the merger would be completed based on, among other things, Centro's proven ability to complete large acquisition transactions (such as Centro's acquisition of Kramont Realty Corp. in 2005) on the agreed terms, Centro's extensive experience in the real estate industry (in both the Australian and United States real estate markets), the lack of a financing condition to the transaction and Centro's affiliates' guarantee of Parent's obligations under the merger agreement;

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  the fact that the merger represented the transaction that provided the highest definitive price to our stockholders we had been offered after pursuing, and negotiating, other transactions with numerous other potential parties (see "—Background of the Merger" on page 24);

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  the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors and the fact that such terms were the product of arm's-length negotiations between the parties;

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  the financial analyses of Wachovia Securities and Stifel Nicolaus, and their oral opinions, which were subsequently confirmed in writing, to our board of directors that as of July 9, 2006, and based upon and subject to the factors and assumptions set forth in those opinions, the $36.15 per share of our common stock, in cash, to be received by holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to our stockholders (see "—Opinions of Our Financial Advisors" on page 36);

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  our ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited bona fide written acquisition proposal, and if, after consultation with our financial advisors, the board of directors determines in good faith that the acquisition proposal is a superior proposal and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the board's fiduciary duties to our stockholders under applicable law, and Parent chooses not to negotiate improvements to the merger agreement to make it superior, our ability to terminate the merger agreement upon the payment of a termination fee of $65 million;

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  the fact that the all cash merger consideration will provide our stockholders with immediate fair value, in cash, for their investment in our stock; and

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  the merger is subject to the approval of our common stockholders.

        Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

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  the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common stock or future dividends that could be expected if our strategic plan were successfully implemented;

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  the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

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  the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

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  the pending merger or failure to complete the merger may substantially harm relationships with our employees and may divert management and employee attention away from the day to day operation of our business;

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  our inability to solicit competing acquisition proposals and the possibility that the $65 million termination fee payable by us upon the termination of the merger agreement could discourage other potential bidders from making a competing bid to acquire us;

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  the fact that an all cash merger would be taxable to our stockholders for U.S. federal income tax purposes; and

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  some of our directors, executive officers and certain other persons, including NETT, may have interests in the merger that are different from, or in addition to, our other stockholders (see "—Interests of Our Directors, Executive Officers and Certain Other Persons in the Merger" on page 50).

        The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced stockholder value.

Recommendation of Our Board of Directors

        After careful consideration, our board of directors, by unanimous vote, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Heritage and our stockholders. Our board of directors recommends that you vote "FOR" the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and "FOR" the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Opinions of Our Financial Advisors

        On July 9, 2006, Wachovia Securities and Stifel Nicolaus rendered their oral opinions, which were subsequently confirmed in writing, to our board of directors that, as of July 9, 2006 and based upon and subject to the factors and assumptions set forth in those opinions, the $36.15 per share of our common stock, in cash, to be received by holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

        The full text of the written opinions of Wachovia Securities and Stifel Nicolaus, both of which are dated July 9, 2006 and set forth assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, are attached as Exhibits B and C, respectively, to this proxy statement. You are urged to, and should, read the Wachovia Securities and Stifel Nicolaus opinions carefully and in their entirety. Wachovia Securities and Stifel Nicolaus provided their opinions for the information and assistance of our board of directors in connection with its consideration of the merger. Neither the Wachovia Securities opinion nor the Stifel Nicolaus opinion are a recommendation as to how any common stockholder should vote with respect to the merger, the merger agreement or any other matter related to the merger.

  Opinion of Wachovia Securities

        Wachovia Securities' opinion did not address the merits of the underlying business decision to enter into the merger agreement and does not constitute a recommendation to any holder of our common stock as to how any holder should vote in connection with the merger agreement.

        In arriving at its opinion, Wachovia Securities has, among other things:

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  Reviewed the merger agreement, including its financial terms;

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  Reviewed each of the annual reports to stockholders and annual reports on Form 10-K for our company for the years ended December 31, 2005, 2004 and 2003;

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  Reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q for our company;

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  Reviewed certain business, financial and other information, including financial forecasts, regarding us, some of which were publicly available and some of which were furnished to Wachovia Securities by our management, and discussed our business and prospects with our management;

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  Participated in discussions and negotiations among our representatives and Parent and their financial and legal advisors;

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  Reviewed the reported price and trading activity for our shares of common stock;

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  Considered certain of our financial data and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

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  Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant; and

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  Considered other information such as financial studies, analyses and investigations, as well as financial, economic and market criteria that Wachovia Securities deemed to be relevant.

        In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information, and did not assume any responsibility for any independent verification of this information and assumed such accuracy and completeness for purposes of its opinion. With respect to our financial forecasts furnished to Wachovia Securities by our management, Wachovia Securities assumed that they were reasonably prepared and reflected the best current estimates and judgments of management as to our future financial performance. Wachovia Securities assumed no responsibility for, and expressed no view as to, financial forecasts or the assumptions upon which they are based.

        In rendering its opinion, Wachovia Securities assumed that the merger will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the merger or other actions contemplated by the merger agreement in any way meaningful to its analysis.

        Wachovia Securities' opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of its opinion. In addition, Wachovia Securities expressed no view on the terms of the OP units under the partnership agreement of Bradley OP. Additionally, Wachovia Securities expressed no view on whether any holder of OP units should exchange its OP units for shares of our common stock or on the terms of the Adjustment (as defined in Wachovia Securities' fairness opinion). Wachovia's opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by our management, our board of directors or any committee thereof.

        The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses of Wachovia Securities in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, Wachovia Securities considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factors considered by it. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of the analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities' opinion.

        Historical Stock Trading Analyses.    Wachovia Securities reviewed historical trading prices and volumes for our common shares for the 12-month period between July 7, 2005 and July 7, 2006. Wachovia Securities also reviewed publicly available historical trading prices and volumes for our common shares for the period between April 24, 2002 (the date of our initial public offering) and July 7, 2006. In addition, Wachovia Securities compared the $36.15 in cash per share of common stock to be received by holders of our shares of common stock pursuant to the merger agreement to the average, high and low trading prices of our shares of common stock during the 10 day, 30 day, 60 day,

90 day and 180 day periods ended July 7, 2006. The $36.15 per share offer price represents a premium to the historical prices of shares of our common stock as follows:

	Closing Price	Premium to Closing Price
July 7, 2006	$34.98	3.3%
10-Day Average	$34.22	5.7%
30-Day Average	$33.68	7.3%
60-Day Average	$34.86	3.7%
90-Day Average	$36.09	0.2%
180-Day Average	$36.61	(1.3%)
52-Week High	$40.06	(9.8%)
52-Week Average	$35.43	2.0%
52-Week Median	$35.02	3.2%
52-Week Low	$30.90	17.0%

        Comparable Companies Analysis.    Wachovia Securities compared our financial, operating and stock market data to certain publicly traded REITs. Wachovia Securities calculated the multiple of per share closing prices to estimated funds from operations ("FFO") for 2006 for the comparable companies, based upon the consensus estimates of 2006 projected financial information from the Thompson Financial Company First Call ("First Call") and closing share prices on July 7, 2006. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples of per share price to estimated 2006 FFO for the comparable companies and applied this range to the mean of First Call's recent consensus estimates of estimated FFO for 2006 for our company. This analysis produced an implied value range per our common shares of $29.62 to $58.21 as set forth in the table below.

	2006 FFO Multiple	Implied Price of our Common Shares Based on Consensus 2006 Estimated FFO
High	21.5x	$58.21
Mean	15.6x	$42.43
Median	15.5x	$42.19
Low	10.9x	$29.62

        Wachovia Securities selected the companies reviewed in the comparable companies' analysis because of, among other reasons, their business lines, geographic location, asset quality, market capitalization and capital structure. None of the companies used in the above analysis, however, is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of our company.

        Selected Transactions Analysis.    Wachovia Securities examined selected completed acquisition transactions involving publicly traded retail REITs from 2002 to 2006. Wachovia Securities reviewed information relating to premiums paid and implied FFO multiples in connection with these transactions. Using publicly available information, including estimates of FFO as published by First Call, Wachovia Securities compared premiums paid and transaction multiples of FFO for the merger with the selected transactions.

        Wachovia Securities calculated, among other things, a range of multiples consisting of the high, mean, median and low multiples of transaction prices to forward FFO for the selected transactions and applied this range to the mean of First Call's current consensus estimates for our FFO for 2006. Based upon transaction multiples, Wachovia Securities calculated the following range of implied share prices per shares of our common stock:

	FFO Multiple of Selected Transactions	Implied Price of Shares of our Common Stock Based on Consensus 2006 Estimated FFO
High	16.5x	$44.88
Mean	11.4x	$30.99
Median	10.2x	$27.70
Low	6.7x	$18.18

        In addition, Wachovia Securities analyzed the premium or discount paid by the acquiror in all of the transactions used in the selected transactions analysis, in relation to the closing market price of the targets' common shares on the day prior to the announcement of the transaction and the average closing prices for the 10 day, 30 day, 60 day and 90 day closing prices for the period prior to the announcement of the selected transaction.

        Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premiums paid in these transactions and applied this range to the corresponding period average for the closing prices of shares of our common stock. This analysis resulted in the following range of implied share prices per shares of our common stock:

	Premium to July 7, 2006 Closing Price	Premium to 10-Day Average	Premium to 30-Day Average	Premium to 60-Day Average	Premium to 90-Day Average
High	$48.43	$48.11	$46.35	$51.59	$54.86
Mean	$39.35	$38.72	$38.33	$40.43	$42.19
Median	$37.81	$37.58	$37.44	$39.24	$40.80
Low	$31.56	$30.65	$29.85	$31.23	$32.84

        Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed in the various selected transaction analyses were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect our acquisition values and those of the comparable acquired companies, including the size of those transactions and market conditions at the time of those transactions.

        Discounted Dividend Analysis.    Wachovia Securities performed a discounted dividend analysis on us using First Call consensus estimates of projected FFO per share and management guidance on projected annual dividend payouts on shares of our common stock for 2007 through 2010. Wachovia Securities calculated the implied present values of projected cash dividends for us for 2007 through 2010 using discount rates ranging from 9.0% to 11.0%. Wachovia Securities then calculated implied terminal values per share of our common stock in 2010 based on multiples ranging from 11.0 times FFO to 13.0 times FFO. Wachovia Securities derived a range of implied values per share of our common stock based on the implied present values of our cash dividends and the implied present values of our terminal values in 2010. The analysis resulted in a range of implied values per share of our common stock of $31.51 to $38.42.

        Net Asset Valuation Analysis.    Using information provided by our management, Wachovia Securities calculated the net asset value per share of our common stock. For this analysis, Wachovia Securities applied nominal capitalization rates ranging from 7.26% to 7.86% to our management's estimated 2006 net operating income (including a 1.70% additional management fee and other income of $1.328 million and reflecting net proceeds from closed transactions and contractual value for properties under contract, with an implied blended capitalization rate of 9.4%). The resulting operating real estate value was added to the total value of our other assets, including our dispositions under agreements, unconsolidated joint ventures, unimproved land, cash and cash equivalents, net accounts receivable and prepaid and other assets, less our outstanding debt and other liabilities and estimated change in control, transaction and debt extinguishment costs, to arrive at an estimated net asset value per share of our common stock. In applying the range of capitalization rates, Wachovia Securities considered current market conditions and property characteristics. The net asset valuation analysis produced a range of implied values per share of our common stock of $30.25 to $40.41.

        In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. No company, transaction or business used in the analyses described above is identical to our company or the merger. Any estimates contained in Wachovia Securities' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities' analysis of the fairness, from a financial point of view, to the holders of shares of our common stock, as of July 9, 2006, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in such opinion, of the $36.15 in cash per share of our common stock to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its fairness opinion, dated July 9, 2006.

        Wachovia Securities' opinion was one of the many factors taken into consideration by our board of directors in making its determination to approve the merger. Wachovia Securities' analyses summarized above should not be viewed as determinative of the opinion of our board of directors with respect to the value of our shares of our common stock or of whether our board of directors would have been willing to agree to a different form of consideration.

        Wachovia Securities is a trade name of Wachovia Capital Markets, LLC. Wachovia Capital Markets, LLC is an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which they receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to our company. As of July 9, 2006, Wachovia Securities was the administrative agent on our company's $400.0 million senior unsecured revolving credit facility with a $30 million commitment under the facility, of which $5.0 million is currently outstanding. In addition, as of July 9, 2006, Wachovia Securities had a $75 million commitment to our company's offering line and had a $50.0 million swing line with our company of which $75.0 million and $8.5 million were then outstanding, respectively. In November 2005, Wachovia Securities provided a $100.0 million bridge loan to our company. In October 2004, Wachovia Securities served as a joint lead manager on an offering of $150.0 million aggregate principal amount 4.50% bonds due October 15, 2009. In August 2004, Wachovia Securities acted as a co-manager on an offering of $200.0 million aggregate principal amount 5.125% bonds due April 15, 2014. In April 2002, Wachovia Securities acted as a co-manager in our initial public offering. The aggregate fees received by Wachovia Securities between July 9, 2004 and July 28, 2006 from the services rendered to us as described above were approximately $2.83 million.

        In addition, in connection with unrelated matters, Wachovia Securities and its affiliates have in the past provided financing services for affiliates of Centro. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) currently, and in the future may, provide similar or other banking and financial services to, and maintain relationships with, Centro and Parent, as well as any of their affiliates. Wachovia Securities also maintains active equity and/or fixed income research on us. Additionally, in the ordinary course of its business, Wachovia Securities may trade in our securities and securities of Parent and its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Wachovia Securities has also informed us that, in connection with the merger, it may bid to participate at Centro's request in certain financing transactions related to our existing debt.

        Pursuant to an engagement letter dated February 27, 2006, our board of directors engaged Wachovia Securities to render certain financial advisory services to our board of directors of our company. Pursuant to the terms of the engagement letter, upon the delivery of its opinion to our board of directors, we paid Wachovia Securities a nonrefundable cash fee of $1 million, which fee will be credited against the transaction fee payable at the close of the merger. Pursuant to the terms of the engagement letter, we also agreed to pay Wachovia Securities a nonrefundable cash transaction fee equal to the product of 0.365% multiplied by the enterprise value of our company as of the close of the merger. This enterprise value includes the total amount paid or payable, directly or indirectly, to, or for the benefit of, us and our stockholders in the merger, including the face amount of any of our indebtedness that Parent assumes or repays in connection with the merger. In addition, we have agreed to reimburse certain of Wachovia Securities' expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses related to or arising out of Wachovia Securities' engagement.

  Opinion of Stifel Nicolaus

        The Stifel Nicolaus opinion was directed to our board of directors and to Heritage-Austen Acquisition, Inc., which we refer to as "Heritage-Austen", our wholly owned subsidiary and the sole general partner of Bradley OP, in its capacity as the general partner of Bradley OP, and addresses only the fairness of the common stock merger consideration per share of our common stock and the OP unit consideration per OP unit from a financial point of view as of the date of the opinion, and did not constitute a recommendation to our board of directors or to Heritage-Austen as to how to vote on the merger, the merger agreement or the other transactions contemplated thereby, which we refer to in this section as the "merger transaction", or to any of our stockholders or limited partners of Bradley OP as to how to vote at the special meeting or any limited partners' meeting, as the case may be, at which the merger transaction is considered or whether or not to enter into any stockholders' or voting agreement in connection with the merger transaction. Stifel Nicolaus' opinion does not compare the relative merits of the merger transaction with any other alternative transaction or business strategy which may have been available to us and does not address the underlying business decision of our board of directors, Heritage, Bradley OP, or Heritage-Austen to proceed with or effect the merger transaction. Stifel Nicolaus was not involved in structuring or negotiating the merger transaction or the merger agreement or any related agreements and was not requested to explore alternatives to the merger transaction or solicit the interest of any other parties in pursuing transactions with us. Stifel Nicolaus' opinion does not address the fairness of the allocation of consideration among the holders of shares of our common stock or OP units, the fairness of any consideration received by us and our affiliates in connection with the merger transaction, or the fairness of any consideration received by holders of any of our securities other than the shares of our common stock or OP units.

        Stifel Nicolaus' opinion is limited to whether the common stock merger consideration or OP unit consideration to be received by the holders of shares of our common stock or OP units in connection with the merger transaction pursuant to the merger agreement is fair to these holders, from a financial point of view. For example, Stifel Nicolaus' opinion does not include or address the allocation of consideration received in transactions related to the merger transaction among holders of different securities of ours, the fairness of any consideration received by us and our affiliates in connection with the merger transaction, the proposed concurrent merger of Heritage-Austen with and into MergerSub, or a subsidiary of MergerSub, the proposed amendment of the partnership agreement of Bradley OP as contemplated by the merger agreement, or the fairness of any consideration received by holders of any of our securities other than the shares of our common stock or OP units. The opinion does not include or address any matter related to the tax consequences of the merger transaction on the holders of shares of our common stock or OP units. The summary of the Stifel Nicolaus opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

        In connection with its opinion, Stifel Nicolaus, among other things:

  (i)
  reviewed and analyzed our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  (ii)
  reviewed and analyzed a draft copy of the merger agreement dated July 9, 2006 presented to our board of directors (the "Draft Merger Agreement");

  (iii)
  reviewed the limited partnership agreement of Bradley OP;

  (iv)
  reviewed and analyzed certain internal information, primarily financial in nature, concerning our business and operations prepared by our management;

  (v)
  reviewed the reported stock prices and trading activity of our publicly-traded common stock;

  (vi)
  reviewed and analyzed certain other publicly available information concerning us;

  (vii)
  reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel Nicolaus deemed relevant to its inquiry;

  (viii)
  held meetings and discussions with certain of our directors, officers and employees concerning our past and current operations, financial condition and prospects;

  (ix)
  reviewed the financial terms, to the extent publicly available, of certain corporate acquisition transactions that Stifel Nicolaus deemed relevant to its inquiry;

  (x)
  conducted property visits on a selected number of our real estate properties; and

  (xi)
  conducted such other financial studies, analyses and investigations and considered other information as Stifel Nicolaus deemed necessary or appropriate for purposes of its opinion.

        In connection with its review, Stifel Nicolaus relied, without independent verification, upon the accuracy and completeness of all financial and other information that was publicly available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of us. Stifel Nicolaus has further relied upon the assurances of our management that they are unaware of any facts that would make this information incomplete or misleading. Stifel Nicolaus assumed, with the consent of our management, that any of our material liabilities (contingent or otherwise, known or unknown) are set forth in our financial statements.

        Stifel Nicolaus was not requested to make, and did not make, an independent evaluation or appraisal of our assets, properties, facilities, or liabilities (contingent or otherwise) and Stifel Nicolaus has not been provided with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because these estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. Stifel Nicolaus' opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Stifel Nicolaus on the date of the opinion. It is understood that developments subsequent to the date of this opinion may affect the conclusions reached in Stifel Nicolaus' opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its opinion. Stifel Nicolaus also assumed that the definitive merger agreement will not differ materially from the draft merger agreement that Stifel Nicolaus reviewed, that the merger transaction, and any other transactions contemplated by the merger agreement, will be consummated on the terms and conditions described in the draft merger agreement, without any waiver of material terms or conditions by us, Parent or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger transaction will not have an adverse effect on us.

        Stifel Nicolaus relied upon the reasonableness and achievability of certain publicly available and non-public financial projections (and the assumptions and bases in those projections) concerning us. Those projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in those projections. With respect to such financial projections and other information (financial and otherwise) provided to or otherwise discussed with Stifel Nicolaus, Stifel Nicolaus assumed and was advised by our management that these financial projections and other information (financial and otherwise) were reasonably prepared on a basis that reflected the best currently available estimates and judgments of our management, as to our historical financial performance and our expected future financial performance on a stand-alone basis and after giving effect to the merger transaction. Stifel Nicolaus relied upon these projections without independent verification or analysis and did not in any respect assume any responsibility for the accuracy or completeness of these projections.

        In connection with its opinion, we acknowledged and agreed that Stifel Nicolaus would make assumptions and qualifications as it deemed necessary or appropriate under the circumstances. For example, in connection with its opinion, each of us and our board of directors permitted Stifel Nicolaus to: (a) disregard any material differences (including, without limitation, voting rights, restrictions on transferability and tax treatment) between or among the OP units and the shares of our common stock; (b) value any of our mortgages or similar assets, securities or properties at their face value less amortization without independent analyses or investigation by Stifel Nicolaus and without regard for any possible differences between the market and amortized face values thereof; and (c) assume that the holders of OP units and holders of shares of our common stock would be treated identically in the merger transaction pursuant to the merger agreement including, without limitation, disregarding any redemption or other rights that holders of OP units may have pursuant to the merger agreement or the partnership agreement of Bradley OP or any subsequent amendment of the partnership agreement as contemplated by the merger agreement.

        In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods and financial analyses in reaching its opinion. The following is a summary of the material financial analyses performed by Stifel Nicolaus in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel Nicolaus employed in reaching its conclusions. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. Some of the summaries of the financial analyses include information presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus' financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the holders receiving the common stock merger consideration and OP unit consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for us should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 7, 2006 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

        No company or transaction used in any analysis as a comparison is identical to us or the merger transaction, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical. Rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the comparable companies or transactions to which they are being compared.

  Value of Heritage

        With respect to our value, Stifel Nicolaus performed the following analyses: (a) net asset value; (b) comparable companies, using funds from operations ("FFO") multiples from selected publicly traded equity REITs; (c) historical stock price; (d) premiums paid on selected comparable transactions of publicly traded equity REITs; (e) comparable transaction last twelve months ("LTM") FFO multiples, using multiples derived from selected comparable transactions of publicly traded equity REITs; (f) discounted cash flow; and (g) dividend discount. The following summarizes Stifel Nicolaus' analysis of the common stock merger consideration and the OP unit consideration.

  Net Asset Value Analysis

        To determine our net asset value, Stifel Nicolaus assumed that the assets were sold immediately after the announcement of the merger transaction. The net asset value analysis is based in large part on the calculation of the gross asset value of real estate ("Gross Asset Value"), which was calculated by applying comparable property transaction capitalization ("cap") rate data from industry sources to the 2006 estimated net operating income of our properties.

        The Net Asset Value represents the Gross Asset Value adjusted by:

  (i)
  subtracting transaction costs;

  (ii)
  subtracting debt assumed at closing;

  (iii)
  subtracting net working capital;

  (iv)
  adding the value of unconsolidated joint ventures; and

  (v)
  adding the value of other income generated by us.

        A summary of the results of this analysis follows:

Net Asset Value per Share
High	$40.68
Mean	37.21
Low	33.73

  Comparable Company Analysis

        Stifel Nicolaus compared certain of our financial information to the same information for a select group of publicly traded REITs focusing on the ownership and operation of neighborhood and community shopping centers. The analysis centered on taking Stifel Nicolaus Equity Research estimates of 2006 FFO per share, or consensus estimates for those companies not covered by Stifel Nicolaus, of the comparable companies and calculating an FFO multiple by dividing each comparable company's share price by its 2006 estimated FFO per share. The comparison group of REITs included the following companies: Acadia Realty Trust, Cedar Shopping Centers, Inc., Developers Diversified Realty Corp., Equity One, Inc., Federal Realty Investment Trust, Inland Real Estate Corp., Kimco Realty Corp., Kite Realty Group Trust, New Plan Excel Realty Trust, Inc., Pan Pacific Retail Properties, Inc., Ramco-Gershenson Properties Trust, Regency Centers Corp., Saul Centers, Inc. and Weingarten Realty Investors. No company used in the comparable public company analysis is identical to us and they all differ from us in material ways. The companies chosen in the comparable company analysis were chosen primarily due to their neighborhood and community shopping center focus, as well as total market capitalizations, and debt-to-total market capitalization ratios. A summary table is presented below.

Multiple	High End of Range Among Comparable Public REITs	Mean of Comparable Public REITs	Low End of Range Among Comparable Public REITs
2006 estimated FFO per share	21.3x	14.9x	10.8x

        Stifel Nicolaus then estimated our high, mean, and low per share value using Stifel Nicolaus Equity Research's 2006 estimated Heritage FFO per share and the comparable company multiples for 2006, as shown above.

        Our estimated per share values based on comparable company multiples and its 2006 estimated FFO per share are as follows:

	FFO Per Share	FFO Multiple	Per Share Value
High	$2.85	21.3x	$60.78
Mean	2.85	14.9x	42.60
Low	2.85	10.8x	30.87

  Historical Stock Price Analysis

        Our stock price was materially affected by rumors that we were "in-play" and might be sold. Stifel Nicolaus concluded that February 22, 2006 was the origination date of the rumors and it excluded the stock price on February 22, 2006 and all trading data beyond this day from its analysis. Stifel Nicolaus reviewed our historical stock prices for the trailing twelve month period prior to February 22, 2006.

        Our historical stock prices based on this trailing twelve month period are as follows:

Per Share Value
High	$37.77
Mean	33.51
Low	29.41

  Premiums Paid Analysis

        Stifel Nicolaus segmented its premiums paid analysis into two groups of transactions. The first group consisted of all publicly traded equity REIT merger transactions that were announced and completed since January 2005. The second group consisted of publicly traded equity REIT merger transactions that were announced and completed since October 2002, in which REITs engaged primarily in the ownership of neighborhood and community shopping centers were sold. Then, Stifel Nicolaus analyzed the premiums paid over the average of the prevailing market prices for specified trading periods (1 day, 10 day, 30 day, 45 day, and 60 day) prior to the announcement date for each transaction in both groups mentioned above. The premiums over the specified periods as well as our resulting per share values are listed below for each group of transactions.

        All equity REIT merger transactions since January 2005:

				Time Period Prior to Announcement
Announcement Date	Completion Date	Target	Acquirer	1-Trading Day Premium	10-Trading Day Premium	30-Trading Day Premium	45-Trading Day Premium	60-Trading Day Premium
02/20/06	05/2/06	MeriStar Hospitality Corp.	Blackstone Group, LP	5.2%	5.8%	7.7%	9.0%	9.0%
02/10/06	05/05/06	Bedford Property Investors, Inc.	LBA Realty, LLC	9.6%	15.1%	17.6%	16.8%	16.9%
12/22/05	05/02/06	Arden Realty, Inc.	GE Real Estate	(3.7%)	(2.7%)	(1.3%)	0.7%	3.5%
12/19/05	03/31/06	Town and Country Trust	JV of Morgan Stanley and Onex	11.9%	12.3%	13.9%	15.2%	16.6%
12/07/05	03/08/06	CenterPoint Properties Trust	CalEast Industrial Investors, LLC	9.6%	8.3%	10.0%	12.7%	13.0%
10/24/05	02/07/06	AMLI Residential Properties Trust	Morgan Stanley	20.7%	23.1%	19.9%	19.8%	20.4%
10/03/05	01/04/06	Prentiss Properties Trust	Brandywine Realty Trust	5.9%	7.8%	9.7%	10.0%	9.3%
09/02/05	12/16/05	Capital Automotive REIT	DRA Advisors, LLC	9.3%	8.7%	4.3%	2.4%	2.6%
06/17/05	09/27/05	CRT Properties, Inc.	DRA Advisors, LLC	15.4%	17.7%	19.3%	20.2%	21.8%
06/07/05	09/30/05	Gables Residential Trust	ING Group NV	14.1%	18.0%	18.7%	21.7%	23.4%
06/06/05	09/15/05	Catellus Development Corp.	ProLogis	15.6%	15.8%	19.3%	21.3%	21.6%
02/17/05	07/01/05	Prime Group Realty Trust	Lightstone Group LLC	10.2%	11.8%	12.9%	13.2%	13.7%

        Stifel Nicolaus then estimated our high, mean, and low per share value using our average stock prices over 1, 10, 30, 45 and 60 trading day periods prior to February 22, 2006 and the high, mean, and low premium for each respective time period, as shown above.

        Our estimated per share values based on 1, 10, 30, 45 and 60 trading day period premiums:

	1-Trading Day	10-Trading Days	30-Trading Days	45-Trading Days	60-Trading Days
High	$44.50	$43.84	$42.19	$42.46	$42.77
Mean	40.67	39.84	39.65	39.64	39.63
Low	35.50	34.68	34.72	35.14	35.56

  Shopping Center REIT transactions since October 2002

				Time Period Prior to Announcement
Announcement Date	Completion Date	Target	Acquirer	1-Trading Day Premium	10-Trading Day Premium	30-Trading Day Premium	45-Trading Day Premium	60-Trading Day Premium
12/18/04	04/18/05	Kramont Realty Trust	Centro-Watt	17.0%	16.8%	18.2%	20.0%	21.5%
06/18/03	10/01/03	Mid-Atlantic Realty Trust	Kimco Realty Corp.	8.1%	7.4%	8.1%	9.3%	10.2%
12/24/02	03/26/03	Aegis Realty, Inc.	Phillips Edison Ltd.	7.7%	6.8%	7.7%	8.4%	8.3%
11/05/02	01/17/03	Center Trust, Inc.	Pan Pacific Retail Properties, Inc.	31.1%	26.5%	28.0%	29.0%	28.5%
10/28/02	02/12/03	IRT Property Co.	Equity One, Inc.	5.3%	6.4%	5.5%	4.1%	3.7%
10/04/02	03/13/03	JDN Realty Corp.	Developers Diversified Realty Corp.	(6.0%)	(6.7%)	(7.9%)	(6.5%)	(5.2%)

        Stifel Nicolaus then estimated our high, mean and low per share value using our average stock prices over 1, 10, 30, 45 and 60 trading day periods prior to February 22, 2006 and the high, mean and low premium for each respective time period, as shown above.

        Our estimated per share values based on 1, 10, 30, 45 and 60 trading day period premiums:

	1-Trading Day	10-Trading Days	30-Trading Days	45-Trading Days	60-Trading Days
High	$48.33	$45.07	$45.05	$45.03	$44.56
Mean	40.74	39.02	38.68	38.64	38.54
Low	34.64	33.24	32.42	32.62	32.86

  Comparable Transaction Multiples Analysis

        Stifel Nicolaus utilized the same two groups of transactions in the premiums paid analysis for its comparable transaction analysis, where the first group included all publicly traded equity REIT merger transactions that were announced and completed since January 2005 and the second group of transactions included all publicly traded equity REIT merger transactions that were announced and completed since October 2002, in which REITs engaged primarily in the ownership of neighborhood and community shopping centers were sold. For both groups of transactions, Stifel Nicolaus computed LTM FFO multiples by comparing the equity consideration paid for the target REITs to their most recent reported LTM FFO prior to their transaction announcement date, adjusted for any one time financial deductions or additions. Finally, Stifel Nicolaus applied the FFO multiples to our LTM FFO to derive a range of implied values per share. A summary of the results of this analysis follows.

        Our estimated per share values based on LTM FFO and comparable transaction multiples for all REIT transactions announced and closed since January 2005:

	FFO Per Share	FFO Multiple	Per Share Value
High	$2.60	22.8x	$59.23
Mean	2.60	17.4x	45.35
Low	2.60	13.6x	35.26

        Our estimated per share values based on LTM FFO and comparable transaction multiples for shopping center REIT transactions announced and closed since October 2002:

	FFO Per Share	FFO Multiple	Per Share Value
High	$2.60	17.9x	$46.43
Mean	2.60	11.1x	28.85
Low	2.60	7.7x	19.94

  Discounted Cash Flow Analysis

        Stifel Nicolaus also valued our shares on a discounted cash flow basis. Our projected unlevered free cash flows from 2006 to 2010 were discounted to January 1, 2006 at discount rates ranging from 9.75% to 10.75%. These discount rates represented a 50 basis point spread below and above our approximate weighted average cost of capital (referred to in this proxy statement as "WACC"), respectively. Our WACC was calculated using the capital asset pricing model and our weighted average cost of debt. The terminal value of our portfolio was computed by applying terminal cap rates ranging from 7.75% to 8.25% to our projected 2011 net operating income. Stifel Nicolaus believed the terminal cap rate range to be more reflective of long-term cap rates in the shopping center sector. The terminal value was then discounted to January 1, 2006 using the 9.75% to 10.75% discount rate range. Afterwards, our net debt was deducted from its total present value, which represented the sum of the discounted unlevered free cash flows and the discounted terminal value, to arrive at our total common equity value. Lastly, the total common equity value was divided by the fully diluted share count to arrive at a net present value per share.

        Our estimated per share values based on the discounted cash flow analysis are as follows:

Per Share Value
High	$36.82
Mean	34.14
Low	31.57

  Dividend Discount Analysis

        The final method employed by Stifel Nicolaus to value our shares was the dividend discount model, where the present value of the equity cash flows that a holder of our stock would receive over a projected five year holding period was computed. The equity cash flows included the projected annual dividends paid on the stock during the specified holding period plus the terminal value of the dividends to be paid, based on our projected FFO per share following the holding period. The terminal value was calculated by applying an 11.5 times to 14.0 times range of terminal multiples to our 2010 estimated FFO per share, where the multiples range was based on forward FFO trading multiples for us. Each annual equity cash flow was discounted to January 1, 2006 by applying a 9.25% to 11.25% discount rate range. The sum of the present value of the annual equity cash flows led Stifel Nicolaus to an implied equity value per share.

        Our estimated per share values based on the dividend discount analysis are as follows:

Per Share Value
High	$37.06
Mean	33.26
Low	29.47

  Conclusion

        Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel Nicolaus' opinion letter, Stifel Nicolaus was of the opinion that, as of the date of Stifel Nicolaus' opinion, the common stock merger consideration and OP unit consideration to be received by the holders of shares of our common stock and OP units in the merger transaction pursuant to the merger agreement was fair to those holders, from a financial point of view.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel Nicolaus believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel Nicolaus' analyses and opinion. Therefore the range of valuations resulting from any particular analysis described above should not be taken to be Stifel Nicolaus' view of our actual value.

        Stifel Nicolaus has acted as financial advisor to our board of directors and received a fee of $500,000 for its services that was not contingent upon consummation of the merger transaction. Stifel Nicolaus will not receive any other compensation in connection with the transaction. In addition, we have agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement. In the ordinary course of business, Stifel Nicolaus actively trades our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the past, the prior owner of part of the Stifel Nicolaus Capital Markets business has provided investment banking services to us and to a company acquired by an affiliate of the Parent for which it received customary fees, and Stifel Nicolaus may provide investment banking or other brokerage services to the Parent or its affiliates in the future.

Financing

        In connection with the merger, Parent will cause approximately $1.8 billion to be paid to our common stockholders, holders of stock options, restricted stock, deferred stock units and OP units (assuming none of the limited partners in Bradley OP elect to continue to hold their OP units after the effective time). In addition, upon the request of Parent, we and Bradley OP will use our commercially reasonable efforts to commence debt tender offers to purchase all of the notes.

        In connection with the execution and delivery of the merger agreement, Parent obtained a debt commitment letter from J.P. Morgan Chase Bank, N.A., providing for debt financing in an aggregate amount of $2.2 billion.

        The debt commitment letter terminates on March 31, 2007 and is conditioned on the merger being completed and other customary conditions. The lenders have the right to terminate the debt commitment letter under certain circumstances, including if Parent is entitled to terminate the merger agreement due to a breach of certain representations and warranties or any other section in the merger agreement relating to a material adverse effect with respect to us. The merger agreement does not contain a financing condition.

        In addition, Parent has agreed to use its commercially reasonable efforts to arrange and obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letter and, in the event any portion of such financing becomes unavailable, to arrange to obtain such portion from alternative sources as promptly as practicable. Parent has also agreed to give us prompt notice of any breach by any party of the debt commitment letter and not to permit any material amendment, modification or waiver of any material provision or remedy under the debt commitment letter without first notifying us. If the debt financing or alternative financing is not obtained, Parent will nonetheless be obligated to consummate the merger subject only to the waiver and termination provisions of the merger agreement.

        If all other closing conditions have been satisfied or waived but Parent fails to obtain adequate financing to complete the merger, such failure will constitute a breach of Parent's covenants under the merger agreement. In that event, so long as we are not in material breach of our obligations under the merger agreement, we would be entitled to terminate the merger agreement. In addition, we may take legal action against Centro Properties Limited ABN 52 006 378 365 and CPT Manager Limited ABN 37 054 494 307, affiliates of Parent, to seek damages under their guarantee, as discussed below.

Guarantee and Remedies

        In connection with the merger agreement, Centro Properties Limited ABN and CPT Manager Limited, affiliates of Parent, have agreed unconditionally to guarantee the prompt and complete payment when due of the payment obligations and the timely performance when required of all other obligations of Parent and MergerSub that arise under the merger agreement. The guarantee will terminate on the earlier of (a) the closing of the merger and payment of all obligations due by the Parent and MergerSub under the merger agreement at such time, or (b) termination of the merger agreement under certain circumstances.

        We are also entitled to seek specific performance to require Parent and MergerSub to complete the merger on the terms set forth in the merger agreement, in addition to any other remedy at law or equity.

Interests of Our Directors, Executive Officers and Certain Other Persons in the Merger

  Stock Options, Restricted Stock and Deferred Stock Units

        In considering the recommendation of our board of directors in connection with the merger, holders of shares of our common stock should be aware that, as described below, some of our directors and executive officers and certain other persons have interests in, and will receive benefits from, the merger that differ from, or are in addition to (and therefore may conflict with), the interests of our stockholders generally. These additional interests are described below. In addition, the number of shares of our common stock owned by our directors and some of our executive officers and certain stockholders as of August 28, 2006 appears below under the section captioned "Securities Ownership of Certain Beneficial Owners and Management" on page 82. Our board of directors was aware of these interests and considered them in approving the merger, the merger agreement and the transactions contemplated by the merger agreement.

        As of the record date, there were outstanding 1,856,168 shares of our common stock subject to stock options, 363,280 shares of restricted stock and 24,096 deferred stock units held by our executive officers and directors.

        Our directors and executive officers and certain other persons may have interests in the merger that are different from, or in addition to, yours, including the following:

  •
  each stock option held by our directors and executive officers immediately before the effective time, whether or not vested, will be exchanged for the option merger consideration;

  •
  shares of restricted stock owned by our executive officers, whether or not vested, will become fully vested and free of forfeiture restrictions and will be considered outstanding shares of common stock entitling the holder to the right to receive the common stock merger consideration; and

  •
  deferred stock units owned by our directors will become fully vested and will be considered outstanding shares of common stock entitling the holder to the right to receive the common stock merger consideration.

        The following table summarizes (a) the vested and unvested stock options and their weighted average exercise price (all of our stock options outstanding as of the record date had exercise prices of less than $36.15), (b) the unvested restricted stock awards, and (c) the deferred stock units, in each case held by each of our executive officers and directors as of August 28, 2006, and the aggregate consideration that each of them will receive under the merger agreement with respect to their stock options, restricted stock and deferred stock units.

Name	No. of Shares Underlying Vested and Unvested Stock Options	Weighted Average Exercise Price of Vested Stock Options(1)	Number of Outstanding Unvested Shares of Restricted Stock	Number of Outstanding Deferred Stock Units	Aggregate Resulting Consideration
Directors:
Joseph L. Barry	—	$—	—	—	$—
Bernard Cammarata	97,505	25.68	—	4,841	1,195,493
Richard C. Garrison	9,999	26.61	—	2,090	170,925
Michael J. Joyce	—	—	—	2,504	90,520
David W. Laughton	—	—	—	—	—
Kevin C. Phelan	11,666	26.38	—	2,090	189,513
Thomas C. Prendergast	1,170,000	25.34	232,978	—	21,071,455
Kenneth K. Quigley, Jr.	15,000	26.00	—	2,090	227,754
Ritchie E. Reardon	—	—	—	—	—
William M. Vaughn	—	—	—	—	—
Robert J. Watson	8,332	26.20	—	10,481	393,253
Executive Officers
Bruce A. Anderson	6,666	27.44	10,900	—	452,077
Stephen H. Faberman	—	—	10,233	—	369,923
David G. Gaw	260,000	25.65	41,133	—	4,216,158
Mark A. Nevens	7,500	30.90	1,000	—	75,525
Patrick H. O'Sullivan	110,000	25.80	12,566	—	1,592,661
Robert G. Prendergast	89,000	25.99	25,555	—	1,828,063
Barry S. Rodenstein	24,000	26.18	12,566	—	693,561
David C. Sweetser	—	—	9,566	—	345,811
Louis C. Zicht	46,500	25.95	6,783	—	719,630

(1)
The weighted average exercise prices have been rounded to the nearest penny.

  Employment Agreement of Thomas C. Prendergast

        Mr. Thomas C. Prendergast's employment agreement provides that, in the event of a change in control of our company during the term of Mr. Prendergast's employment agreement when the remainder of the term is fewer than three years, the term of Mr. Prendergast's employment agreement automatically extends for an additional three years. Thus, because the merger will be deemed to be a change in control under his employment agreement, in the event that the merger is consummated, Mr. Prendergast's employment agreement will be extended for three years.

        In addition, if Mr. Prendergast's employment is terminated by us other than for "cause", "good reason" or due to disability, including following a change of control, we must pay Mr. Prendergast his base salary for the longer of 12 months after the termination or the expiration of the term of the employment agreement, pay him a portion of his incentive bonus and allow him to participate in our benefit plans during his severance period. In addition, if Mr. Prendergast's employment is terminated under these circumstances, he is entitled to receive from us certain payments in respect of restricted stock and option grants to which he otherwise would have been entitled, as well as an income tax gross-up with respect to the restricted stock portion of that payment. Mr. Prendergast is also entitled to an income tax gross-up with respect to the income attributable to the vesting of certain prior restricted stock grants upon consummation of the merger.

        Upon a change in control, any shares of restricted stock and stock options granted to Mr. Prendergast under our equity incentive plan will immediately vest. In addition, upon a change of control, Mr. Prendergast will be fully vested under our supplemental executive retirement plan, and will have the option to elect to receive a lump sum cash payment under that plan. As of the record date, Mr. Prendergast was entitled to benefits equal to approximately $8.1 million under the plan. Mr. Prendergast is also entitled to receive payments from us to make him whole for the amount of excise taxes that may be incurred by him in connection with the payment of the severance under his employment agreement, accelerated vesting in equity awards and payments under any other arrangements between Mr. Prendergast and us (such that, after payment of the gross-up, Mr. Prendergast will retain an amount determined as if no excise tax had applied). The amount of this tax gross-up payment is subject to change depending on a number of variables, including the timing of completion of the merger, fluctuations in interest rates and the retention by the surviving limited liability company of Mr. Prendergast as an employee.

        Concurrently with entering into the merger agreement, we entered into a fifth amendment to Mr. Prendergast's employment agreement, which we refer to as the "amendment." Pursuant to the amendment, Mr. Prendergast will be permitted, notwithstanding any restrictions contained in his existing employment agreement, beginning one year following his termination of employment, to acquire investment properties that are not of a retail nature (such as strip malls, outlet centers, regional malls, shopping centers or community centers, or "retail properties") and retail properties with an aggregate value of not greater than $100 million. For the period beginning two years after Mr. Prendergast's termination of employment and for one year thereafter, Mr. Prendergast may acquire investment properties that are not retail properties or retail properties with an aggregate value of not greater than (i) $200 million plus (ii) the excess, if any, of $100 million over the value of retail properties purchased during the second year following his termination. Prior to making any purchase of retail properties, Mr. Prendergast must notify us before we have taken any steps reasonably expected to result in our acquisition of the property.

  Change in Control/Severance Agreements of other Executive Officers

        The change in control/severance agreement of each of Messrs. Robert Prendergast, Anderson, Faberman, Gaw, Nevens, O'Sullivan, Rodenstein, Sweetser and Zicht provide for severance to be paid to each of these officers in the event their employment is terminated by us other than for "cause" or by these individuals for "good reason", including following a change in control (which would include the consummation of the merger).

        In the event that the employment of any of these individuals is terminated under these circumstances following a change in control, each is entitled to receive severance pay equal to two times the sum of their current base salary and their average incentive and long-term bonus for the three most recently completed fiscal years. In addition, under our equity incentive plan, upon a termination of employment in these circumstances following a change in control, any restricted stock, annual performance shares and stock options granted to these individuals will immediately vest and all restrictions on these shares will terminate. These individuals are also entitled to receive tax gross-up payments from us to make the executive officers whole for the amount of excise taxes that may be incurred by them in connection with the payment of the severance under these agreements and any other arrangements between these individuals and us (such that, after payment of the gross-up, the executives will retain an amount determined as if no excise tax had applied). The amount of these gross-up payments is subject to change depending on a number of variables, including the timing of completion of the merger, fluctuations in interest rates and the retention by the surviving limited liability company of any of the officers as employees. Furthermore, each of these executives will be entitled to a payment equal to the pro-rata portion of the bonus allocated to the executive for the fiscal year in which the date of termination occurs, as well as certain professional outplacement services.

        These agreements also contain confidentiality and noncompete provisions that are essentially identical to one another. Among other things, these provisions provide that for a period of two years following the date of an executive officer's termination of employment with us, he will not invest in certain shopping center properties or otherwise interfere with the company's ability to make an investment in those properties. In addition, each executive officer has agreed not to solicit any of our employees to terminate their employment with the company for a period of two years following that executive officer's termination.

        The following table sets forth an estimate of the potential severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to their employment or change in control/severance agreement, as applicable, following the merger (assuming for illustrative purposes that the executive officer's employment is terminated on September 30, 2006 and utilizing current base salaries and the bonus compensation amounts provided for in the agreements). Other than as set forth in the footnotes, the table below does not include the value of any tax "make-whole" payment described above.

Executive Officers(1)	Amount of Potential Cash Severance Payment(2)
Thomas C. Prendergast	$21,560,344
Bruce A. Anderson	1,055,878
Stephen H. Faberman	1,086,121
David G. Gaw	2,245,228
Mark A. Nevens	520,698
Patrick H. O'Sullivan	1,090,704
Robert G. Prendergast	1,952,133
Barry S. Rodenstein	1,201,356
David C. Sweetser	1,273,545
Louis C. Zicht	800,561

(1)
The amounts set forth for each of the executive officers include certain fringe benefits and outplacement services that each of the officers are entitled to under their respective change in control/severance agreements. The amount for Mr. Thomas C. Prendergast does not include a payment of approximately $8.1 million that he is entitled to under our supplemental executive retirement plan, discussed above under "Interests of Our Directors, Executive Officers and Certain Other Persons in the Merger—Employment Agreement of Thomas C. Prendergast."

(2)
The amount set forth for Mr. Thomas C. Prendergast includes a tax gross-up with respect to the income that may be incurred by him in connection with certain prior and future forgone restricted stock grants.

  Employment of Certain Executive Officers

        Certain of our executive officers may become employed by the surviving limited liability company following the closing of the merger. As of the date of this proxy statement, no definitive employment terms have been negotiated.

  Agreements with NETT

        In connection with our initial public offering in April 2002, we and NETT entered into an amended stockholders agreement governing our relationship with NETT after the offering. This agreement provides that as long as NETT owns at least 25% of the outstanding shares of our common stock, NETT has the right to designate for nomination four members of our board of directors. NETT currently owns approximately 41% of the outstanding shares of our common stock, and the current four board designees of NETT are Messrs. Barry, Laughton, Reardon and Vaughn. In connection with the merger agreement, NETT has agreed to vote any shares of our common stock its owns in favor of the proposed merger.

        On July 9, 2006, we entered into a Membership Interest Transfer and Environmental Indemnity Release, or the "NETT Agreement", by and among us, Heritage OP, certain affiliate of ours, NETT and certain affiliates of NETT pursuant to which, simultaneously with, and conditioned upon, the closing of the merger, (i) Heritage OP will transfer to NET 131 LLC, an affiliate of NETT, all of Heritage OP's membership interest in 131 Dartmouth Street LLC, a joint venture formed by Heritage OP and NET 131 LLC, (ii) certain environmental indemnification obligations owed by NETT to us under a Contribution Agreement and Joint Escrow Instructions, dated July 9, 1999, will be released, (iii) NETT will pay to us $7.0 million in cash, and (iv) the lease between an affiliate of NETT, as lessor, and an affiliate of Heritage, as lessee, pursuant to which we lease office space for our corporate headquarters, may be terminated by our affiliate under certain circumstances after the merger.

  Our Change in Control Severance Pay Plan

        On July 9, 2006, in connection with the approval of the merger, our board of directors approved and adopted the Heritage Property Investment Trust, Inc. Change in Control Severance Plan, or the "severance plan", under which all of our employees (other than our executive officers) will be entitled to severance payments under certain circumstances if they are terminated within one year following the consummation of the merger. Generally, if an employee is terminated without "cause" (as defined in the severance plan), or if the employee resigns because the employee, among other reasons, is forced to relocate or has his or her annual base salary, bonus or material fringe benefits reduced from the levels enjoyed by such employee prior to the merger, the employee will be entitled to certain continued benefits and severance pay in an amount based upon his or her time of service and/or position pay grade with us prior to the merger.

Indemnification of Our Directors and Officers

        The merger agreement provides that for a period of at least six years after the effective time, the operating agreement of the surviving limited liability company and its subsidiaries will contain indemnification provisions that are no less favorable than the indemnification provisions in our existing charter and bylaws, and that those provisions will not be modified during that period in any manner that would affect adversely the rights of any person who at or prior to the effective time was one of our or our subsidiaries' directors, officers, trustees, employees, agents, or fiduciaries, except as required by law and then only to the minimum extent required by law.

        Parent and MergerSub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of our and our subsidiaries' current or former directors, officers, trustees, employees, agents, or fiduciaries as provided in our charter and bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of our subsidiaries) and our or our subsidiaries' indemnification agreements will be assumed by the surviving limited liability company and will continue in full force and effect in accordance with their terms.

        Parent and the surviving limited liability company have agreed to indemnify, to the fullest extent permitted by applicable laws, persons who were, as of July 9, 2006 or during the period between July 9, 2006 and the effective time, our and our subsidiaries' directors and officers with respect to any legal action arising out of or relating to their duties or services as our or our subsidiaries' directors or officers occurring at or prior to the effective time and, subject to certain conditions, shall pay related reasonable legal fees, costs and expenses incurred by them.

        The merger agreement requires that, with respect to claims arising from facts or events that occurred on or prior to the effective time, the surviving limited liability company will maintain in effect, for a period of at least six years after the effective time, our and our subsidiaries' current directors' and officers' liability insurance; provided, however, that the surviving limited liability company may instead substitute policies of at least the same amounts and containing other terms and conditions that are, in the aggregate, not less advantageous to the insured persons. This requirement is subject to a maximum cost per year of coverage of 250% of the annual premiums we paid for such insurance prior to the date we signed the merger agreement. If the cost per year of insurance coverage exceeds such maximum amount, the surviving limited liability company must obtain as much comparable insurance as possible for an annual premium equal to 250% of the annual premiums we paid prior to the date we signed the merger agreement.

        The obligations described above regarding directors' and officers' indemnification, and directors' and officers' insurance must be assumed by any successor entity to the surviving limited liability company as a result of any consolidation, merger, liquidation, dissolution or transfer of all or substantially all of its properties and assets.

Regulatory Matters

        We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the SDAT and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the merger to holders of shares of our common stock whose shares are surrendered in the merger in exchange for the right to receive the common stock merger consideration. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the "IRS") concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our common stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of stock options, restricted stock, or deferred stock units. In addition, this summary does not address the tax treatment of special classes of holders of our common stock, including, for example:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  tax-exempt entities;

  •
  real estate investment trusts;

  •
  mutual funds;

  •
  subchapter S corporations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons whose functional currency is not the United States dollar;

  •
  persons holding shares of our common stock as part of a hedging or conversion transaction or as part of a "straddle" or a constructive sale;

  •
  U.S. expatriates;

  •
  persons subject to the alternative minimum tax;

  •
  holders who acquired our common stock through the exercise of employee stock options or warrants or otherwise as compensation;

  •
  holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code; and

  •
  non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

        If any entity that is treated as a partnership for United States federal tax purposes holds shares of our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity is holding our common stock, you should consult your tax advisor.

        For purposes of this section, a "U.S. holder" means a beneficial owner of shares of our common stock that is for United States federal income tax purposes one of the following:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

  •
  a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source.

        As used in this section, a "non-U.S. holder" means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the four bullets immediately above.

  Consequences to Us of the Merger

        For United States federal income tax purposes, we will treat the merger as if we had sold all of our assets to MergerSub in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our stock. Since as a REIT we are entitled to receive a deduction for liquidating distributions and we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the merger, we anticipate that we will not be subject to federal income tax on any gain recognized in connection with the merger.

  Consequences of the Merger to U.S. Holders of Shares of our Common Stock

        General.    The receipt of cash by U.S. holders in exchange for their shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

  •
  the amount of cash received in exchange for our common stock; and

  •
  the U.S. holder's adjusted tax basis in our common stock.

        Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain."

        Special Rule for U.S. Holders Who Have Held Shares Less than Six Months.    A U.S. holder who has held our common stock for less than six months at effective time, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder's share of any designated retained capital gains, with respect to such shares of common stock.

  Consequences of the Merger to Non-U.S. Holders of Shares of our Common Stock

        The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the common stock merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the common stock merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the possible application of those provisions. A non-U.S. holder is urged to consider selling its shares prior to the merger in order to be subject to the generally more favorable provisions that govern the tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs.

        Taxable Sale of Shares.    Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if the merger is treated as a taxable sale of shares of our common stock, a non-U.S. holder should not be subject to United States federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of common stock constitute a "U.S. real property interest" under FIRPTA.

        A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

        A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

        If a non-U.S. holder's shares of our common stock constitute a "U.S. real property interest" under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a 30% branch profits tax on the gain.

        A non-U.S. holder's shares of our common stock generally will not constitute a U.S. real property interest if (i) we are a "domestically controlled qualified investment entity" at the effective time, or (ii) the non-U.S. holder holds 5% or less of the total fair market value of our common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. holder's holding period for the shares. A "qualified investment entity" includes a REIT. Assuming we qualify as a REIT, we will be a "domestically controlled qualified investment entity" at the effective time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the effective time. Although no assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a "domestically controlled qualified investment entity" at the effective time, we believe we currently are a "domestically controlled qualified investment entity."

        In addition, shares of our common stock will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

        Distribution of Gain from the Disposition of U.S. Real Property Interests.    The tax treatment described above assumes that the receipt of the common stock merger consideration will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA. It is possible, however, that the IRS may assert that the common stock merger consideration received by a non-U.S. holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger and not as a sale of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the "5% Exception", discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the sale of our real estate assets, and a corporate non-U.S. holder could be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. holder of our shares if the non-U.S. holder does not own more than 5% of our common stock (after the application of certain constructive ownership rules) at any time during the one-year period ending on the date of the distribution. If the 5% Exception were to apply to a non-U.S. Holder, the FIRPTA tax would not apply, but there is some risk that the common stock merger consideration could be treated as an ordinary dividend distribution from us, in which case the common stock merger consideration you receive would be subject to United States federal income tax at a 30% rate.

        Income Tax Treaties.    If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

        U.S. Withholding Tax Under FIRPTA.    As described above, it is unclear whether the receipt of the common stock merger consideration will be treated as a sale or exchange of shares of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the common stock merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception, in which case, we intend to withhold U.S. federal income tax at a 30% rate unless reduced by an applicable income tax treaty. A non-U.S. holder is urged to consider selling its shares prior to the merger in order to be subject to the generally more favorable provisions, as described above, that govern the tax consequences of a sale of REIT shares rather than generally less favorable provisions that apply to distributions by REITs, including the withholding taxes described in this paragraph.

        A non-U.S. holder may be entitled to a refund or credit against the holder's United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

  Information Reporting and Backup Withholding

        Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who

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  in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form,

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  in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or

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  is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

        Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder's United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

        THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Our Common Stock

        If the merger is completed, our shares of our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

        The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. Therefore, we recommend that you read carefully the copy of the merger agreement attached to this proxy statement as Exhibit A in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

        The merger agreement contains representations and warranties made by, and to, us, Parent and MergerSub. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Exhibit A, were made in connection with the negotiation and execution of the merger agreement. In addition, certain of these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        As used in the summary of the material terms of the merger agreement below and elsewhere in this proxy statement, unless the context requires otherwise, references to our "subsidiaries" do not include certain joint venture entities in which we, directly or indirectly, through our subsidiaries own interests.

Structure

        At the effective time, Heritage will merge with and into MergerSub, Heritage's separate corporate existence will cease, and MergerSub will survive the merger and continue to exist as a wholly-owned subsidiary of Parent. Following the completion of the merger, shares of our common stock will be de-listed from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.

        Concurrent with the merger of Heritage with and into MergerSub, Heritage-Austen Acquisition, Inc., a wholly owned subsidiary of Heritage and sole general partner of Bradley OP, will be merged with and into MergerSub, or a subsidiary of MergerSub. The merger of Heritage-Austen is primarily a technical structural requirement to consummate the transaction.

Effective Time

        The effective time will occur under all applicable laws at the time the articles of merger and the certificate of merger are accepted for record by the SDAT and the Delaware Secretary of State, respectively, or such later time agreed by the parties to the merger agreement and designated in the articles of merger and certificate of merger in accordance with the Maryland General Corporation Law, or "MGCL", and the Delaware Limited Liability Company Act (but not to exceed 30 days after the articles and certificate have been accepted for record). The closing of the merger will occur as promptly as practicable, but in no event later than the second business day, after all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing), unless the parties otherwise agree.

Organizational Documents

        The limited liability company operating agreement of MergerSub, as in effect immediately prior to the effective time, will be the limited liability company operating agreement of the surviving limited liability company until thereafter amended as provided therein or by law.

Members and Officers

        Parent, the sole member of MergerSub immediately prior to the effective time, will be the sole member of the surviving limited liability company and the officers of MergerSub, if any, immediately prior to the effective time will be the initial officers of the surviving limited liability company, each to hold office in accordance with the terms of the operating agreement of the surviving limited liability company.

Treatment of Common Stock, Stock Options, Restricted Stock and Deferred Stock Units

  Common Stock

        At the effective time, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock held by us, our subsidiaries or MergerSub) will be converted into, and canceled in exchange for, the right to receive $36.15 in cash, plus, if we have not yet paid our regular dividend on our common stock with respect to the third quarter of 2006, an amount per share equal to $0.525, without interest and less any applicable withholding taxes.

        As described further in this proxy statement under the heading "—Conduct of Our Business Pending the Merger", we are generally not permitted to set aside, declare or pay any dividends on shares of our common stock after the payment of our regular quarterly dividend for the third quarter of 2006. However, we are permitted to set aside, declare and pay dividends necessary to maintain our status as a REIT and to avoid the imposition of corporate level tax or excise tax on us. In that event, any such dividend will reduce the common stock merger consideration on a dollar for dollar basis.

  Stock Options, Restricted Stock and Deferred Stock Units

        Immediately prior to the effective time, all of our outstanding stock options, restricted stock and deferred stock units, whether or not exercisable or vested, as the case may be, will become fully vested and exercisable or payable, as the case may be, and, in the case of the restricted stock, free of forfeiture restrictions. Immediately prior to the effective time, all outstanding restricted stock and deferred stock units will be considered outstanding shares of common stock for the purposes of the merger agreement, including the right to receive the common stock merger consideration.

        In connection with the merger:

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  each stock option that remains unexercised, whether or not vested or subject to any unsatisfied performance condition, will become fully vested and exercisable and will be cancelled and converted into the right to receive a single lump sum cash payment, less applicable withholding taxes, equal to the product of:

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  the number of shares of common stock underlying such stock option immediately prior to the effective time, and

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  the excess, if any, of the common stock merger consideration over the exercise price per share of such stock option.

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  each share of restricted stock that remains outstanding, whether or not vested, will become fully vested and free of forfeiture restrictions and will be considered an outstanding share of common stock entitling the holder to the right to receive the common stock merger consideration.

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  each deferred stock unit that remains outstanding will become fully vested and will be considered an outstanding share of common stock entitling the holder to the right to receive the common stock merger consideration.

Treatment of OP Units

        In connection with the merger, Parent and MergerSub will offer to each holder of OP units in Bradley OP as of July 9, 2006, the opportunity to receive in cash, in exchange for each OP unit, an amount equal to $36.15 in cash, plus, if the regular distribution in respect of OP units has not been paid with respect to the third quarter of 2006, an amount per OP unit equal to $0.525, without interest and less any applicable withholding taxes.

        Any holder of OP units who either elects not to accept the offer, or fails to submit such holder's election form in a timely manner, will remain a limited partner of Bradley OP and continue to hold his, her or its OP units with rights, terms and conditions set forth in an amended partnership agreement of Bradley OP to be entered into in connection with the merger. Separate materials describing the offer and including an election form will be sent to the limited partners of Bradley OP. This proxy statement does not constitute an offer to exchange the OP units that you may own.

No Further Ownership Rights

        At the effective time, holders of shares of our common stock and OP units that are converted into the right to receive cash consideration in the merger will cease to be, and have no rights as our stockholders or partners in Bradley OP, as the case may be, other than the right to receive the applicable merger consideration.

Exchange and Payment Procedures

        On or before the effective time, Parent will deposit the merger consideration for the benefit of the holders of shares of our common stock, stock options, restricted stock, deferred stock units and OP units (other than OP units held by partners in Bradley OP who do not elect to accept the offer) respectively, with a paying agent reasonably satisfactory to us. Promptly after the effective time (but in any event within five business days), MergerSub will cause the paying agent to mail a letter of transmittal and instructions for surrendering certificates for shares of our common stock to each holder thereof. The letter of transmittal and instructions will tell you how to surrender your common share certificates in exchange for the common stock merger consideration.

        You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the common stock merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The common stock merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of Parent that such stock transfer taxes have been paid or are not applicable.

        No interest will be paid or will accrue on the common stock merger consideration. Each of the paying agent, MergerSub and Parent will be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable to the holders of shares of our common stock, restricted stock or deferred stock units.

        At the effective time, our share transfer books will be closed, and there will be no further registration of transfers of our shares of common stock, restricted stock or deferred stock units.

        None of the paying agent, Parent, MergerSub, Heritage or any employee, officer, director, stockholder, partner, member or agent or affiliate thereof, will be liable to any person for any applicable merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the common stock merger consideration or option merger consideration deposited with the paying agent that remains undistributed to the holders of our shares of common stock, stock options, restricted stock or deferred stock units, as applicable, which by virtue of the merger were converted into the right to obtain such consideration for 12 months after the effective time, will be delivered to MergerSub. Such holders who have not complied with the exchange and payment procedures contained in the merger agreement within 12 months after the effective time may only look to the surviving limited liability company for the payment of the common stock merger consideration or option merger consideration, as applicable.

        If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by the surviving limited liability company or the paying agent, to post a bond in the amount reasonably required by the surviving limited liability company or the paying agent and the paying agent will issue the common stock merger consideration in exchange for such lost, stolen or destroyed certificate.

Representations and Warranties

        We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

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  due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, the operating partnerships and our other subsidiaries;

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  our charter and bylaws and the similar organizational documents of our operating partnerships;

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  our capitalization and the capitalization of our operating partnerships, other subsidiaries and other entities in which we own equity interests (which we refer to as our "joint ventures"), voting agreements and obligations to register securities for sale under securities laws;

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  our power and authority to execute, deliver and perform our obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  the enforceability of the merger agreement against us;

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  the vote of our stockholders required in connection with the approval of the merger and the other transactions contemplated by the merger agreement;

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  the absence of conflicts with, or breaches or violations of, our or our operating partnerships' organizational documents, laws, permits, leases and certain contracts applicable to us or our subsidiaries as a result of entering into the merger agreement or performing our obligations under the merger agreement;

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  consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing our obligations under the merger agreement;

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  possession of all permits necessary to operate our and our subsidiaries' properties and carry on our and our subsidiaries' business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

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  our SEC filings since April 24, 2002, and the financial statements contained in such filings and our correspondence with the SEC;

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  the absence of liabilities incurred outside of the ordinary course of business in excess of $25 million required to be recorded on a balance sheet under generally accepted accounting principles as applied in the United States, or "GAAP";

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  compliance with listing and corporate governance rules of the New York Stock Exchange and with the Sarbanes-Oxley Act of 2002 and the related rules and regulations under such act;

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  the absence of any event, occurrence, effect or circumstance since December 31, 2005 that has resulted or would reasonably be expected to result individually or in the aggregate in a material adverse effect;

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  the absence of litigation or orders against us or our subsidiaries in excess of $25 million, individually or in the aggregate;

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  our and our subsidiaries' employee benefit plans;

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  labor matters affecting us and our subsidiaries;

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  the accuracy and completeness of information we have supplied for inclusion in this proxy statement or any other document to be filed with the SEC in connection with this proxy statement;

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  real property owned and leased by us, our subsidiaries and our joint ventures, including the absence of title defects and liens in excess of $50 million, subject to certain permitted exceptions; our and our subsidiaries' leases, ground leases, development agreements, participation agreements, reciprocal easement agreements and third party rights or options;

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  personal property owned by us and our subsidiaries;

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  intellectual property owned or licensed by us and our subsidiaries;

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  tax matters affecting us and our subsidiaries;

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  environmental matters affecting us and our subsidiaries;

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  our and our subsidiaries' material contracts and the absence of any breach or violation of, or default under, any material contract;

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  the absence of any undisclosed broker's or finder's fees;

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  the receipt by us of a fairness opinion from each of Wachovia Securities and Stifel Nicolaus, to the effect that, as of July 9, 2006, the common stock merger consideration to be received by holders of shares of our common stock is fair from a financial point of view to such holders;

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  our and our subsidiaries' insurance policies;

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  interested party transactions and the absence of loans made by us or our subsidiaries to our and our subsidiaries' executive officers, directors, record or beneficial owners of 5% or more of our voting securities or any affiliate of any such officer, director or beneficial owner;

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  our and our subsidiaries' exemption under the Investment Company Act of 1940, as amended;

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  our maintenance of accounting disclosure controls and procedures; and

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  exemption of the merger and the merger agreement from the requirements and restrictions of anti-takeover provisions of the MGCL and any anti-takeover limitations contained in our charter or bylaws.

        For the purposes of the merger agreement, a "material adverse effect" with respect to us or our subsidiaries means an effect, event, fact, development or change that is materially adverse to our and our subsidiaries' assets, business, results of operations or financial condition, taken as a whole, other than any effect, event, fact, development or change arising out of or resulting from:

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  a decrease in the market price of the shares of our common stock (but not any effect, fact, event, development or change underlying such decrease to the extent that such effect, fact, event, development or change would otherwise constitute a material adverse effect);

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  changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent such effect, event, development or change affects us and our subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business);

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  changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which we and our subsidiaries conduct business (except to the extent such effect, event, development or change affects us and our subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

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  changes in GAAP;

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  the negotiation, execution, announcement or performance of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees;

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  acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of July 9, 2006 (except to the extent such effect, event, development or change affects us and our subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change); or

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  any action taken by us or our subsidiaries at the written request or with the written consent of Parent and MergerSub.

        The merger agreement also contains customary representations and warranties made by Parent and MergerSub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

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  their due organization, valid existence, good standing and power and authority to carry on their businesses;

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  the ownership of MergerSub and absence of prior conduct of activities or business of MergerSub other than in relation to its organization, negotiation and consummation of the merger;

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  their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  the enforceability of the merger agreement against them;

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  the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the merger;

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  consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

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  the accuracy and completeness of information they have supplied for inclusion in this proxy statement or any other document to be filed with the SEC in connection with this proxy statement;

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  the absence of litigation or orders against them;

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  their capital resources and provision of a summary of the executed debt commitment letter from J.P. Morgan Chase Bank, N.A.;

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  the guarantee executed by Centro Properties Limited ABN 52 006 378 365 and CPT Manager Limited ABN 37 054 494 307;

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  their ownership of shares of our common stock or any other securities of ours or our subsidiaries;

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  all contracts, arrangements or understandings between or among them or any of their affiliates and any member of our management or any person that owns 5% or more of our capital stock; or

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  absence of any undisclosed broker's or finder's fee.

        For the purposes of the merger agreement, "material adverse effect" with respect to Parent or MergerSub means any event, fact, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder Parent or MergerSub from consummating the merger or any of the other transactions contemplated by the merger agreement.

        The representations and warranties of each of the parties to the merger agreement will terminate at the effective time.

Conduct of Our Business Pending the Merger

        Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, between July 9, 2006 and the effective time, we and our subsidiaries will:

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  conduct our business only in the ordinary course of business consistent with past practice;

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  use commercially reasonable efforts to preserve (i) substantially intact our and our subsidiaries' business organization, to keep available the services of our present officers, managers and employees and to preserve our and our subsidiaries' current relationships with lessees and other persons with which we or any of our subsidiaries have significant business relations, and (ii) our status as a REIT within the meaning of the Code; and

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  will confer on a regular and frequent basis with Parent regarding operational matters and the general status of ongoing operations.

        We have also agreed that during the same time period, subject to certain exceptions or unless Parent either gives its prior written consent or does not object within five business days from the date we request such a consent, we and our subsidiaries generally will not, among other things:

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  amend our or Bradley OP's organizational documents;

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  authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of our or any of our subsidiary's capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other of our or any of our subsidiaries' ownership interests;

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  repurchase, redeem or otherwise acquire any securities or equity equivalents;

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  reclassify, combine, split, or subdivide any of our or any of our subsidiaries' capital stock;

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  set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our or any of our subsidiaries' capital stock, except for (i) dividends by any direct or indirect wholly-owned subsidiary to us or any subsidiary, (ii) our regular quarterly dividend to holders of our common stock for the third quarter of 2006 in the ordinary course of business consistent with past practice (provided that such dividend will have a record date no earlier than October 4, 2006), (iii) dividends necessary to maintain our status as a REIT and to avoid the imposition of corporate level tax or excise tax on us (provided that such dividends, if any, shall reduce the common stock merger consideration on a dollar for dollar basis, and (iv) distributions to holders of OP units that correspond to the dividends we are permitted to make as described in clauses (ii) and (iii) above;

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  acquire (by merger consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property exceeding $1.0 million (other than real property) or asset, or, subject to Parent's consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any of our or our subsidiaries' properties;

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  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than one of our subsidiaries) for borrowed money except for: (i) indebtedness incurred in the ordinary course of business; (ii) indebtedness with a maturity of not more than one year in a principal amount not in excess of $1.0 million in the aggregate for us and our subsidiaries taken as a whole; (iii) certain limited indebtedness in connection with the previously disclosed acquisition of real property; or (iv) indebtedness incurred in order for us to pay any dividend or distribution permitted to be paid under the terms of the merger agreement;

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  materially amend or terminate, or waive compliance with the material terms of or material breaches under, any material contract, fail to comply, in any material respect, with the terms of any material contract, or enter into any new contract or agreement that, if entered into prior to the date of the merger agreement, would have been deemed a material contract;

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  increase the compensation or benefits payable to our directors, officers, consultants or employees; grant to any director, officer or employee of the company or of any of our subsidiaries any new severance, change of control or termination pay;

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  grant any increase in, or otherwise alter or amend any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into, terminate or amend any plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, consultant or employee;

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  prepay any long term debt, or discharge or satisfy any material claims, liabilities or obligations;

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  change any of our accounting policies;

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  enter into a new lease for in excess of 20,000 square feet of net rentable area at any of our or our subsidiaries' properties (including renewals of existing leases) or terminate, materially modify or amend any lease that relates to in excess of 20,000 square feet of net rentable area at any of our or our subsidiaries' properties, or terminate or materially modify or amend any ground lease;

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  authorize or enter into any commitment for any new material capital expenditure relating to any of our or our subsidiaries' properties (subject to certain exceptions);

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  waive, release, assign, settle or compromise any legal actions or litigation except for matters where the amount to be paid is covered by insurance and the settlement involves only the payment of monetary damages and will not adversely affect our business going forward;

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  make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability, unless such election or rescission is required by law or necessary to preserve our status as a REIT under the Code, or to qualify or preserve the status of any of our subsidiaries as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of the Code, as the case may be;

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  enter into, amend or modify any tax protection agreement, or take any action that would, or could reasonably be expected to, violate any tax protection agreement or otherwise give rise to any liability of us or any of our subsidiaries;

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  amend any term of any of our or our subsidiaries' outstanding securities;

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  sell or otherwise dispose of, or subject to any lien, any of our or our subsidiaries' properties other than previously disclosed pending sales pursuant to definitive agreements executed prior to July 9, 2006;

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  sell, lease, mortgage, subject to lien or otherwise dispose of or agree to do any of the foregoing with respect to any of our personal or intangible property in excess of $1.0 million, individually or in the aggregate;

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  enter into or otherwise modify any agreement or arrangement with persons that are our or our subsidiaries' affiliates or, as of July 9, 2006, are our or our subsidiaries' employees, officers, trustees, partners or directors;

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  fail to use our commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any of our or our subsidiaries' outstanding indebtedness;

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  adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

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  fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering us and our subsidiaries' properties, our subsidiaries and their respective properties, assets and businesses;

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  take any action that would cause any of our representations or warranties contained in the merger agreement to become inaccurate in any material respect or any of our covenants to be breached in any material respect or result in the failure to be satisfied of any of the conditions to Parent's and MergerSub's obligations to consummate the merger set forth in the merger agreement; and

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  announce an intention, enter into any agreement or otherwise make a commitment to do any of the foregoing.

Conduct of Parent's Business Pending the Merger

        Under the merger agreement, Parent has agreed that, between July 9, 2006 and the effective time, except as contemplated by the merger agreement, Parent will use its commercially reasonable efforts to not, directly or indirectly, without our prior written consent, take or cause to be taken any action that materially delays consummation of the transactions contemplated by the merger agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment, to take any such action.

No Solicitation of Transactions

        We have agreed that, from July 9, 2006 to the effective time, and subject to specified exceptions described below, neither we nor any of our subsidiaries or our or their representatives will, directly or indirectly:

  •
  initiate, solicit, encourage, knowingly take any other action to facilitate (including by way of furnishing information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any acquisition proposal;

  •
  initiate or participate in any discussions or negotiations, or furnish to any person not a party to the merger agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an acquisition proposal;

  •
  enter into any agreement, arrangement or understanding with respect to any acquisition proposal or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the merger;

  •
  withdraw or modify in a manner adverse to Parent, or fail to make, our board's recommendation that our common stockholders approve the merger, the merger agreement and the other transactions contemplated by the merger agreement; or

  •
  recommend that our common stockholders approve an acquisition proposal.

        For purposes of the merger agreement, "acquisition proposal" means any inquiry, proposal or offer (other than the merger or any of the other transactions contemplated by the merger agreement, or any merger or similar business combination solely among us and our subsidiaries, or among our subsidiaries) for any:

  •
  merger, consolidation or similar transaction involving us or any of our subsidiaries representing 20% or more of our and our subsidiaries' assets or income, taken as a whole;

  •
  sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange, or any similar transaction, of 20% or more of our and our subsidiaries' assets, taken as a whole;

  •
  issue, sale or other disposition by us of securities representing 20% or more of the voting power of our voting securities;

  •
  tender offer or exchange offer in which any person or group would acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of our common stock;

  •
  recapitalization, liquidation, dissolution or other similar type of transaction with respect to us that would result in any person or group acquiring 20% or more of the fair market value of our and our subsidiaries' assets, taken as a whole; or

  •
  transaction that is similar in form, substance or purpose to any of the foregoing transactions.

        Prior to the approval of the merger by our stockholders, following the receipt of a bona fide written acquisition proposal (that was not solicited, encouraged or facilitated in violation of the merger agreement), our board of directors may (directly or through representatives) contact such person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation to determine whether such acquisition proposal is reasonably likely to lead to a superior proposal and, if our board of directors determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation), that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, our board of directors may, if it determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable law:

  •
  furnish non-public information with respect to us and our subsidiaries to the person who made such acquisition proposal (provided that we have previously or concurrently furnished such information to Parent and furnished such information pursuant to a confidentiality agreement that contains terms and conditions not less restrictive to the person than those of the confidentiality agreement we signed with an affiliate of Parent);

  •
  disclose to our stockholders any information required to be disclosed under applicable law; or

  •
  participate in negotiations regarding such acquisition proposal.

        In addition, our board may, after the fifth business day following Parent's receipt of written notice that our board intends to take such action, withdraw or modify or fail to make its recommendation that our stockholders approve the merger, the merger agreement and the other transactions contemplated by the merger agreement (a "change in recommendation") if it determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its duties under applicable law. The notice provided as described above must also represent that we have complied with the provisions of the merger agreement prohibiting the solicitation of competing transactions and, if such change in recommendation is in response to a superior proposal, such notice must include the material terms and conditions of such proposal. During such five business day period, we, if requested by Parent, will negotiate with Parent in good faith to make such adjustments to the terms and conditions of the merger agreement as would enable us to proceed with our recommendation of the merger agreement and the merger, and will proceed with such recommendation if, prior to the expiration of such five business day period, Parent delivers a definitive proposal to adjust the terms and conditions of the merger agreement that our board of directors determines in good faith (after consultation with its financial advisors) causes the acquisition proposal to no longer be a superior proposal.

        For purposes of the merger agreement, "superior proposal" means a bona fide written acquisition proposal made by a third party on terms that our board of directors determines in good faith (after consultation with its financial advisors) to be more favorable to our stockholders (in their capacity as stockholders) from a financial point of view than the transaction contemplated by the merger agreement, the material conditions to the consummation of which are reasonably capable of being satisfied in the judgment of our board of directors, and in respect of which any required financing has been determined in good faith by our board of directors to be reasonably likely to be obtained. The merger agreement provides that any acquisition proposal that is contingent upon the third party obtaining financing can not be deemed a superior proposal.

        We have agreed to promptly notify Parent in writing (as soon as is reasonably practicable, but in any event no later than 24 hours after initial receipt or occurrence) of our receipt of any acquisition proposal or negotiations with respect to any acquisition proposal (including the identity of the parties and all material terms thereof) that we or any of our subsidiaries or representatives may receive after July 9, 2006, and we have agreed to provide to Parent copies of any written materials received in connection with such acquisition proposal, so long as it does not contravene a binding agreement entered into prior to July 9, 2006 (provided that if requested to do so by Parent, we will use our commercially reasonable efforts to obtain a waiver from the counterparty). We have also agreed to keep Parent informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal. Under the merger agreement, we may not, and may not permit any of our subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill, confidentiality, or similar agreement with respect to any class of our or our subsidiaries' equity securities to which we or any of our subsidiaries are a party and we have agreed to, and to cause each of our subsidiaries to, enforce the provisions of any such agreements. We also agreed to, and to cause each of our subsidiaries to, terminate or cause to be terminated any existing discussions, negotiations, or communications with any parties regarding any acquisition proposal.

Employee Benefits

        For a period of not less than 12 months after the closing date, with respect to each of our or any of our subsidiaries' employees who remains an employee of MergerSub or its successors or assigns or any of their subsidiaries ("continuing employees"), Parent has agreed that it will provide such continuing employees with total compensation and employee benefits that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the effective time.

        In addition, with respect to each health benefit plan, during the calendar year that includes the closing date, each continuing employee shall be given credit for amounts paid by the employee under the respective plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the surviving limited liability company.

        In addition, Parent has agreed to provide each continuing employee with credit for his or her years of service with us and our subsidiaries (and any predecessor entities thereof) before the closing date under the parallel employee benefit plan of Parent or its subsidiaries to the same extent as such employee was entitled, before the effective time to credit for such service under the respective plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan).

        Parent has agreed to honor all of our and our subsidiaries' severance, change-of-control and similar obligations as well as any of our or our subsidiaries' other employment related contracts, agreements arrangements and commitments that are applicable to any current or former employees, officers or directors.

Agreement to Take Further Action and Cooperation

        Upon the terms and subject to the conditions of the merger agreement, each party to the merger agreement has agreed to perform further actions in connection with the merger. Such further actions include:

  •
  each party promptly making its respective filings, and thereafter making any other required submissions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger agreement and the merger, if required, using its commercially reasonable efforts to take, or causing to be taken, all appropriate action, and doing all things necessary, proper or advisable under applicable laws to consummate and make effective the merger, including using its commercially reasonable efforts to obtain all permits, consents, approvals, waivers, exemptions, authorizations, qualifications and orders of governmental authorities and parties to contracts with us and our subsidiaries as are necessary for the consummation of the transactions contemplated by the merger agreement and to fulfill the conditions to the merger, executing and delivering any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

  •
  cooperating and assisting one another in the preparation and making of the aforementioned filings and, if requested, amending or furnishing additional information thereunder, including, subject to applicable law and the confidentiality agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing;

  •
  from July 9, 2006 through the effective time, timely filing, or causing to be filed, with the SEC all reports required by applicable law;

  •
  each party cooperating and using its commercially reasonable efforts to defend litigation on the merits any action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal; and

  •
  our notifying Parent with respect to any matter arising or any information obtained after July 9, 2006 that, if previously existing, occurring or known, would have been required to be disclosed in the disclosure schedule.

        The parties to the merger agreement have also agreed that neither of the parties will file any document or have any communication with any governmental authority without prior consultation with the other party and that each party will keep the other apprised of the content and status of any communications with, and communications from, any governmental authority with respect to the transactions contemplated by the merger agreement. To the extent practicable and permitted by a governmental authority, each party to the merger agreement has agreed to permit representatives of the other party to participate in meetings and calls with such governmental authority.

        Also, with respect to the secured debt currently encumbering certain of our and our subsidiaries' properties, we have agreed, within a reasonable period of time following receipt of Parent's request (but not in any event later than five business days following receipt of such request, subject to any delays caused by Parent's review of the applicable request), to promptly deliver written requests for, and use our commercially reasonable efforts to obtain prior to the closing date, consent to the merger from each lender under the debt encumbering such properties. With respect to such secured debt that may be prepaid by us or our applicable subsidiary, at Parent's request, we have agreed to deliver written notices of such prepayment, conditioned upon consummation of the merger in accordance with the terms of the applicable loan documents and subject to certain timing requirements provided in the merger agreement. With respect to such secured debt that may be defeased by us or our applicable subsidiary, at Parent's request, we have agreed to deliver written notices of such defeasance, conditioned upon consummation of the merger in accordance with the terms of the applicable loan documents and subject to the timing requirements provided in the merger agreement.

        We and/or our applicable subsidiary have agreed to promptly deliver written requests for, and use commercially reasonable efforts to obtain prior to the closing date, tenant estoppel certificates from each tenant occupying more than 10,000 square feet of space on a company property pursuant to a lease in effect as of July 9, 2006 and to which we or any of our subsidiaries is a party as landlord. If any valid policies of title insurance with respect to a company property show title defects that would be reasonably expected to have a material adverse effect on the ability to generate revenue at or obtain a first priority mortgage on a company property as presently constructed and Parent has delivered to us and our counsel an itemized written notice of such title defects within 30 business days after the receipt of such insurance policy, then we or our subsidiaries will use our commercially reasonable efforts to attempt to remove or cure such title defects prior to closing. We have agreed to use commercially reasonable efforts to deliver to Parent copies of any notice of claim under a title insurance policy delivered by us or any of our subsidiaries to a title insurer prior to the closing date and any notice of default delivered to a tenant prior to the closing date.

        Additionally, prior to the effective time of the merger, we have agreed to cause all of our subsidiaries that are treated as qualified REIT subsidiaries under the Code to be converted into limited liability companies that are disregarded for U.S. federal income tax purposes and not treated as qualified REIT subsidiaries under the Code.

        Finally, we have agreed to provide all reasonable cooperation with the arrangement of the debt financing that may be reasonably requested by Parent, so long as any such request does not unreasonably interfere with our ongoing operations. The actions that we may be required to take in connection with such cooperation may include delivering financial and statistical information regarding us and our subsidiaries, making certain of our officers available for due diligence meetings and for participation in meetings with rating agencies and prospective sources of financing, providing timely access to diligence materials, providing assistance with respect to the review and granting of mortgages and security interests in collateral for the debt financing and obtaining consents in association with such financing and obtaining estoppels and certificates from tenants, lenders and ground lessors.

        Parent has agreed to reimburse us, Bradley OP and our subsidiaries for all reasonable out-of-pocket costs actually incurred (including reasonable fees and expenses of their representatives) in connection with our cooperation in certain matters requested by Parent promptly following incurrence and delivery of reasonable documentation of such costs

Debt Tender Offers and Consent Solicitation

        If requested by Parent, we and Bradley OP are required to use our respective commercially reasonable efforts to commence offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of our and Bradley OP's notes on the terms and subject to the conditions set forth in the related tender offer documentation that will be distributed to the holders of such notes. As of June 30, 2006, we and Bradley OP had the following series of notes outstanding:

  •
  4.50% notes due 2009;

  •
  5.125% notes due 2014; and

  •
  7.20% notes due 2008.

        If we proceed with the offers to purchase the notes, we and Bradley OP expect to seek the consent of the holders of the notes to amend the indentures governing the notes to eliminate or modify certain events of default, covenants and other provisions contained in the indentures and the notes. The offer documents are expected to provide that holders of notes will not be able to deliver consents to the amendments to the indentures and the notes without also tendering their notes. Assuming the requisite consents are received from the holders of the notes to amend the indentures and the notes, the company and Bradley OP will enter into supplemental indentures modifying the terms of the existing indentures and the notes, the amendments will become operative with respect to all of the notes concurrently with the effective time, so long as all validly tendered notes are accepted for purchase pursuant to the offers to purchase upon the completion of the merger. Assuming that all of the conditions to the debt offers and consent solicitations are satisfied or waived, concurrently with the effective time, notes validly tendered in the debt offers will be accepted for payment. If the amendments become operative, notes that are not tendered and purchased in the debt offers are expected to remain outstanding and will be subject to the terms of the applicable indenture as modified by the amendments. In the event the requisite consents have not been validly delivered (without having been properly withdrawn) with respect to any series of notes, we and Bradley OP may issue an irrevocable notice of optional redemption for all of the then outstanding notes of such series in accordance with the terms of the applicable indenture governing such series, which would provide for the satisfaction and discharge of such notes and such indenture.

        If Parent requests that we commence the debt tender offers and related consent solicitations, Parent will pay, or reimburse us or Bradley OP, for the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the debt offers and for reasonable out-of-pocket costs actually incurred (including reasonable fees and expenses of their representatives) relating thereto. In addition, Parent and MergerSub will jointly and severally indemnify and hold us, our subsidiaries and our representatives harmless from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the debt offers and the offer documents.

Conditions to the Merger

        The obligations of each party to consummate the merger are subject to the following conditions:

  •
  approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the requisite stockholder vote;

  •
  all necessary governmental consents and approvals, if any, will have been obtained and any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated, and any approvals required under it must have been obtained; and

  •
  no governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other legal restraint or prohibition then in effect that would make the consummation of the merger illegal or otherwise prohibit the consummation of the merger.

        Parent's and MergerSub's obligations to consummate the merger are subject to the following additional conditions:

  •
  our representations and warranties that are qualified as to materiality or company material adverse effect must be true and correct in all respects taking into account these qualifications, and those not so qualified must be true and correct in all material respects, in each case as of July 9, 2006 and as of the closing date, as though made on and as of the closing date (except to the extent those representations and warranties that address matters only as of a particular date shall be true and correct as of that date);

  •
  we must have performed, in all material respects, all obligations and complied with, in all material respects, all of our agreements and covenants under the merger agreement that we are required to perform or comply with on or prior to the effective time;

  •
  we must have delivered to Parent a certificate, dated as of the effective time, signed by one of our officers and certifying as to the truth and correctness of our representations and warranties, the performance of our obligations under the merger agreement, and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

  •
  since July 9, 2006, there will not have been any event, change or occurrence that, individually or in the aggregate, has resulted in a company material adverse effect;

  •
  Parent must have received a tax opinion of Bingham McCutchen LLP, or other counsel to us (satisfactory to Parent), opining, among other things, that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods, commencing with our taxable year ended December 31, 1999; and

  •
  Parent must have received from us a properly completed and duly executed FIRPTA certificate.

        Our obligations to complete the merger are subject to the following additional conditions:

  •
  The representations and warranties of Parent and MergerSub contained in the merger agreement that are qualified as to materiality or parent material adverse effect must be true and correct in all respects, and those not so qualified must be true and correct in all material respects, in each case as of July 9, 2006 and as of the closing date, as though made on and as of the closing date (except to the extent those representations and warranties that address matters only as of a particular date shall be true and correct as of such date);

  •
  Parent must have performed, in all material respects, all of its agreements and covenants under the merger agreement that it is required to perform or comply with on or prior to the effective time; and

  •
  Parent must have delivered to us a certificate, dated as of the effective time, signed by one of Parent's officers and certifying as to the truth and correctness of Parent's and MergerSub's representations and warranties, the performance of their obligations under the merger agreement, and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, as follows:

  •
  by mutual written consent of the parties;

  •
  by either Parent or us if:

  •
  the effective time has not occurred on or before March 31, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the effective time to occur on or before March 31, 2007;

  •
  any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other legal restraint or prohibition or taken any other action (including the failure to take an action) that, in any such case, has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger (however, this right will not be available to a party that has not used its commercially reasonable efforts to oppose or have vacated that order); and

  •
  the requisite affirmative approval of the merger by at least a majority of outstanding shares of our stock entitled to vote with respect to the merger agreement has not been obtained at our stockholders' meeting.

  •
  by Parent if:

  •
  each of it and MergerSub are not in material breach of their obligations under the merger agreement, and if (i) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by March 31, 2007, or (ii) there has been a breach on our part of any of our covenants or agreements such that the closing condition pertaining to our performance and compliance with covenants and agreements would be incapable of being satisfied by March 31, 2007;

    •
    the actions of certain of our officers cause us to breach, in any material respect, our obligations pertaining to (i) our stockholders' meeting and the recommendation of our board of directors that our stockholders approve the merger, or (ii) restrictions against solicitation by us of other acquisition proposals; and

    •
    prior to obtaining the stockholder approval, (i) our board of directors effects a change in recommendation, (ii) we have failed to include in the proxy statement the recommendation of our board of directors that our stockholders approve the merger, (iii) a tender or exchange offer for any of our outstanding shares of capital stock that constitutes an acquisition proposal (other than by Parent or MergerSub) has been commenced and our board of directors has failed to recommend against acceptance of such tender or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by our stockholders) within 10 business days after commencement or any such offer, or (iv) an acquisition proposal has been publicly announced, and we have failed to issue, within 10 business days after such acquisition proposal is announced, a press release that reaffirms the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated by the merger agreement.

  •
  by us if:

  •
  we are not in material breach of our obligations under the merger agreement, and if (i) any of the representations and warranties of Parent or MergerSub are or become untrue or inaccurate such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by March 31, 2007; or (ii) there has been a breach on the part of Parent or MergerSub of any of their respective covenants or agreements in the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by March 31, 2007; and

  •
  our board of directors has effected a change in recommendation and we have paid to Parent the termination fee, as described below.

Termination Fee and Expenses

        We have agreed to pay to Parent a termination fee of $65.0 million if, after July 9, 2006, but prior to termination of the merger agreement, a publicly announced acquisition proposal has been made to us by a third party and:

  •
  Parent or we have terminated the merger agreement because the effective time has not occurred on or before March 31, 2007;

  •
  Parent and MergerSub are not in material breach of their obligations under the merger agreement and Parent has terminated the merger agreement because (i) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by March 31, 2007, or (ii) there has been a breach on our part of any of our covenants or agreements such that the closing condition pertaining to our performance and compliance with covenants and agreements would be incapable of being satisfied by March 31, 2007;

  •
  Parent or we have terminated the merger agreement because the stockholder approval has not been obtained;

  •
  Parent has terminated the merger agreement because a tender or exchange offer for any of our outstanding shares of capital stock that constitutes an acquisition proposal (other than by Parent or MergerSub) has been commenced prior to obtaining the stockholder approval and our board of directors has failed to recommend against acceptance of such tender or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender or exchange offer by our stockholders) within 10 business days after commencement of any such offer; or

  •
  Parent has terminated the merger agreement because an acquisition proposal is publicly announced and we have failed to issue, within 10 business days after such acquisition proposal is announced, a press release that reaffirms the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated by the merger agreement;

  provided, however, that

  (i) in the case of a termination by Parent due to a not yet remedied inaccuracy of our representations and warranties or nonperformance of, or noncompliance with, our covenants and agreements, such acquisition proposal shall have been made prior to the date of the event giving rise to Parent's right of termination, (ii) in the case of termination because the effective time has not occurred prior to March 31, 2007 or inaccuracy of our representations and warranties or nonperformance of, or noncompliance with, our covenants, such acquisition proposal was not withdrawn prior to the termination date, and (iii) in any case, within 12 months following the termination of the merger agreement, we consummate a transaction with a third party with respect to an acquisition proposal.

        We have also agreed to pay Parent a termination fee of $65.0 million if:

  •
  Parent or we have terminated the merger agreement because a change in recommendation has occurred;

  •
  Parent has terminated the merger agreement because we failed to include in the proxy statement the recommendation of our board of directors that our stockholders vote in favor of the merger and the transactions contemplated by the merger agreement; or

  •
  the actions of certain of our officers causes us to breach, in any material respect, our obligations pertaining to (i) the company stockholders' meeting and the recommendation of our board of directors that our stockholders approve the merger and (ii) restrictions against solicitation by us of other acquisition proposals.

        We will pay the termination fee as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three business days following the event giving rise to our obligation to pay the termination fee. In the event that we terminate the merger agreement because our board of directors has effected a change in recommendation, such termination will not be effective until we have paid Parent the termination fee.

        In the event that we fail to pay the termination fee when due, we will reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the enforcement by Parent of our obligation to pay the termination fee.

Amendment and Waiver

        The merger agreement provides that it may be amended by the parties to the merger agreement by action taken by their respective boards of directors (or similar governing body or entity) at any time prior to the effective time. However, after approval of the merger by our stockholders, no amendment may be made without first obtaining such approval that, by law or in accordance with the rules of the New York Stock Exchange, requires further approval by such stockholders.

        The merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement. The merger agreement also provides that at any time prior to the effective time, we, on the one hand, and Parent and MergerSub, on the other hand, may extend the time for the performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant thereto and waive compliance with any agreement of the other party or any condition to its own obligations contained. Any such extension or waiver will be valid if set forth in an instrument in writing signed by us or Parent (on behalf of Parent and MergerSub). The failure of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Voting Agreements

        Pursuant to voting agreements with NETT and Thomas C. Prendergast, NETT and Mr. Prendergast have agreed to vote their shares of our common stock in favor of the merger, the merger agreement and the other transactions contemplated by the merger agreement. As of August 28, 2006, the record date, NETT owned 19,563,558 shares of our common stock, representing approximately 41% of the voting power of our common stock, and Mr. Prendergast owned 881,765 shares of our common stock, representing approximately 2% of the voting power of our common stock.

ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING

Proposal for Adjournments

        We are asking our common stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

        Our board of directors recommends that you vote "FOR" the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Postponements of the Special Meeting

        At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least ten days' notice of the new meeting date.

MARKET PRICE OF OUR COMMON STOCK

        Our common stock is traded on the New York Stock Exchange under the symbol "HTG." As of August 28, 2006, there were approximately 5,000 holders of shares of our common stock of record. The following table sets forth the high and low sale prices of shares of our common stock as reported on the New York Stock Exchange Composite Tape (rounded to the nearest cent), and the dividends paid per share of our common stock, for each of the quarterly periods in the fiscal years ended December 31, 2005 and 2004 and for each of the first, second and third quarterly periods (through August 28, 2006) for the fiscal year ending December 31, 2006.

	Market Price Range
	High	Low	Dividend
Fiscal Year Ending December 31, 2006:
Third Quarter (through August 28, 2006)	$36.30	$34.98	$—
Second Quarter	39.50	32.02	0.525
First Quarter	40.06	33.86	0.525
Fiscal Year Ended December 31, 2005:
Fourth Quarter	$35.50	$30.90	$0.525
Third Quarter	37.77	32.98	0.525
Second Quarter	35.89	29.55	0.525
First Quarter	32.35	29.33	0.525
Full Year	37.77	29.33	2.10
Fiscal Year Ended December 31, 2004:
Fourth Quarter	$33.78	$29.74	$0.525
Third Quarter	29.24	26.98	0.525
Second Quarter	31.04	24.83	0.525
First Quarter	31.38	27.58	0.525
Full Year	33.78	24.83	2.10

        On July 7, 2006, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $34.98 per share. On August 28, 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $36.29 per share. You are encouraged to obtain current market quotations for our common stock.

        Under the merger agreement, if we have not yet paid our regular dividend on our common stock with respect to the third quarter of 2006, in addition to the $36.15 per share cash merger consideration, you will be entitled to receive additional merger consideration in an amount per share equal to $0.525, without interest and less any applicable withholding taxes.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of shares of our common stock as of August 28, 2006 for:

  •
  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our current directors;

  •
  each of our Chief Executive Officer and our four other most highly compensated executive officers; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise indicated in the footnotes, all such securities are owned directly by the named person and such person identified as the beneficial owner has sole voting and investment power. For purposes of the following table, the number of shares of our common stock that is beneficially owned by each of the persons named below represents the aggregate of (a) shares of our common stock, including restricted stock, such person holds, (b) shares of our common stock that may be issued to such person upon exercise of options that are exercisable or issuable through October 27, 2006, the 60th day from August 28, 2006 and (c) in the case of directors who are neither employed by Heritage nor employees of NETT (defined below), any deferred stock units credited to that director's account. The extent to which a person holds shares of our common stock (including restricted common stock) or options to purchase our common stock is set forth in the footnotes. As of August 28, 2006, we had 47,835,459 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of All Shares Outstanding
More Than 5% Beneficial Owners
The New England Teamsters and Trucking Industry Pension Fund/Net Realty Holding Trust(1) 1 Wall Street Burlington, Massachusetts 01803	19,563,558		40.9%
ING Clarion Real Estate Securities, L.P.(2) 259 N. Radnor-Chester Road, Suite 205 Radnor, PA 19087	5,734,917		12.0%
Directors**
Joseph L. Barry(3)	10,000		*
Bernard Cammarata	94,294	(4)	*
Richard C. Garrison	11,923	(5)	*
Michael J. Joyce	2,504	(6)	*
David W. Laughton(7)	1,000		*
Kevin C. Phelan	19,307	(8)	*
Thomas C. Prendergast(9)	1,955,098		4.0%
Kenneth K. Quigley, Jr.	20,998	(10)	*
Ritchie Reardon(11)	1,020		*
William M. Vaughn(12)	500		*
Robert J. Watson	23,962	(13)	*

Named Executive Officers**
Bruce A. Anderson	18,766	(14)	*
David G. Gaw	354,200	(15)	*
Robert G. Prendergast(16)	126,713		*
Barry S. Rodenstein	43,100	(17)	*
All directors and executive officers as a group (20 persons)	2,904,876		5.9%

*
Percentage is less than 1%.

**
Address is c/o Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, MA 02116.

(1)
The principal address of The New England Teamsters and Trucking Industry Pension Fund ("NETT") and Net Realty Holding Trust is 1 Wall Street, Burlington, Massachusetts 01803. NETT owns all of the outstanding interests in Net Realty Holding Trust, our largest stockholder, and as such, may be deemed to be the beneficial owner of all the shares of our common stock owned by Net Realty Holding Trust. Information is based on company records.

(2)
The principal address of ING Clarion Real Estate Securities, L.P. is 259 N. Radnor-Chester Road, Suite 205, Radnor, Pennsylvania 19087. Information is based on a Schedule 13G filed with the SEC on April 24, 2006. The Schedule 13G indicates that the reporting entity is an investment adviser with sole voting power over 3,684,358 shares and sole dispositive power over 5,734,917 shares.

(3)
Mr. Barry is Co-Chairman of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Barry disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(4)
Represents (a) 89,453 shares of common stock subject to options held by Mr. Cammarata that are currently exercisable or exercisable within 60 days of August 28, 2006, and (b) 4,841 deferred stock units credited to Mr. Cammarata's account.

(5)
Includes (a) 8,333 shares of common stock subject to options held by Mr. Garrison that are currently exercisable or exercisable within 60 days of August 28, 2006, and (b) 2,090 deferred stock units credited to Mr. Garrison's account.

(6)
Represents 2,504 deferred stock units credited to Mr. Joyce's account.

(7)
Mr. Laughton is Co-Chairman of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Laughton disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(8)
Includes (a) 10,000 shares of common stock subject to options held by Mr. Phelan that are currently exercisable or exercisable within 60 days of August 28, 2006, and (b) 2,090 deferred stock units credited to Mr. Phelan's account.

(9)
Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer. Mr. Prendergast disclaims beneficial ownership of all shares of common stock beneficially owned by Robert G. Prendergast. The number shown includes 1,073,334 shares of common stock subject to options held by Mr. Prendergast that are currently exercisable or exercisable within 60 days of August 28, 2006.

(10)
Includes (a) 13,334 shares of common stock subject to options held by Mr. Quigley that are currently exercisable or exercisable within 60 days of August 28, 2006, and (b) 2,090 deferred stock units credited to Mr. Quigley's account.

(11)
Mr. Reardon is a member of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Reardon disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(12)
Mr. Vaughn is a member of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Vaughn disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(13)
Includes (a) 6,666 shares of common stock subject to options held by Mr. Watson that are currently exercisable or exercisable within 60 days of August 28, 2006, and (b) 10,481 deferred stock units credited to Mr. Watson's account.

(14)
Includes 1,666 shares of common stock subject to options held by Mr. Anderson that are currently exercisable or exercisable within 60 days of August 28, 2006.

(15)
Includes 230,000 shares of common stock subject to options held by Mr. Gaw that are currently exercisable or exercisable within 60 days of August 28, 2006.

(16)
Mr. Prendergast is the brother of Thomas C. Prendergast, our Chairman, President and Chief Executive Officer. Mr. Prendergast disclaims beneficial ownership of all shares of common stock beneficially owned by Thomas C. Prendergast. Mr. Prendergast's number includes 74,000 shares of common stock subject to options held by Mr. Prendergast that are currently exercisable or exercisable within 60 days of July August 28, 2006.

(17)
Includes 12,000 shares of common stock subject to options held by Mr. Rodenstein that are currently exercisable or exercisable within 60 days of August 28, 2006.

NO DISSENTERS' RIGHTS OF APPRAISAL

        Under Maryland corporate law, because our shares of common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters' rights in connection with the merger. However, our common stockholders can vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement.

SUBMISSION OF STOCKHOLDER PROPOSALS

        We intend to hold an annual meeting in 2007 only if the merger is not completed. If such meeting is held, under Rule 14a-8 of the rules and regulations promulgated under the Exchange Act, all stockholder proposals that are intended to be presented at the 2007 annual meeting must be received by the company no later than December 12, 2006, in order that they be considered for inclusion in our proxy statement and form of proxy relating to that annual meeting.

        In addition, any stockholder who wishes to propose a nominee to the board of directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article I, Section 2 and

Article II, Section 4 of our bylaws, which are on file with the SEC and may be obtained from the secretary of Heritage upon request. These notice provisions require that recommendations for director candidates and submissions regarding any other matter for the 2007 annual meeting must be received no earlier than December 13, 2006 and no later than February 11, 2007. If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

OTHER MATTERS

        We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

        We file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Heritage that file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement.

        We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

    Public Reference Room
    100 F Street, N.E., Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.heritagerealty.com under Investor Relations—SEC Filings & Documents.

        Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

    20 Broad Street
    New York, New York 10005

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, MA 02116. If you would like to request documents, please do so by September 15, 2006, in order to receive them before the special meeting.

        We are "incorporating by reference" information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

        The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 15, 2006;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed with the SEC on May 10, 2006 and August 9, 2006, respectively; and

  •
  Current Reports on Form 8-K dated July 12, 2006, July 10, 2006, March 10, 2006, and January 5, 2006.

        We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 29, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Exhibit A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

HERITAGE PROPERTY INVESTMENT TRUST, INC.,

CENTRO SATURN LLC, and

CENTRO SATURN MERGERSUB LLC

Dated as of July 9, 2006

A-i

A-ii

EXHIBITS

Exhibit A	Knowledge of the Company
Exhibit B	Form of Amended Operating Partnership Agreement
Exhibit C	Guaranty
Exhibit D	Form of Bingham McCutchen LLP Tax Opinion
Exhibit E	[Intentionally Left Blank]
Exhibit F1	Voting Agreement (NETT)
Exhibit F2	Voting Agreement (Prendergast)
Exhibit G	Lender Consents
Exhibit H	Prepayment Notices
Exhibit I	Defeasance Notices
Exhibit J	Additional Notice Information
Exhibit K	Form of FIRPTA Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2006 (this "Agreement"), is made and entered into by and among Heritage Property Investment Trust, Inc., a Maryland corporation (the "Company"), Centro Saturn LLC, a Delaware limited liability company ("Parent"), and Centro Saturn MergerSub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("MergerSub", and together with Parent, the "Buyer Parties").

        WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerSub (the "Merger") on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware Limited Liability Company Act (the "LLC Act");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein;

        WHEREAS, Parent, the sole member of MergerSub, has approved this Agreement and the Merger and declared that this Agreement and the Merger are advisable on the terms and subject to the conditions set forth herein;

        WHEREAS, New England Teamster and Trucking Industry Pension Fund/NET Realty Holding Trust and Thomas C. Prendergast, Chairman, President and Chief Executive Officer of the Company, have each executed and delivered a Voting Agreement attached hereto as Exhibit F1 and Exhibit F2, respectively (each a "Voting Agreement") pursuant to which they have agreed to vote their shares in favor of the approval of the Merger at the Company Stockholders' Meeting (as defined herein) and to not transfer any such shares;

        WHEREAS, in a transaction to be completed concurrently with the Closing of the Merger, upon the terms and subject to the conditions set forth in this Agreement, each Existing Unit Holder will be offered the opportunity to receive in exchange for each issued and outstanding Existing Unit held by such holder the Existing Unit Consideration, and in connection with such Merger, the Operating Partnership Agreement shall be amended as described in Section 3.02(b) hereof;

        WHEREAS, the parties intend that for federal and applicable state and local income tax purposes, the Merger will be treated as a taxable sale by the Company of all of the Company's assets to MergerSub in exchange for the Merger consideration provided for herein to be provided to the stockholders of the Company (the "Merger Consideration") and the assumption of all of the Company's liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 of the Code, and that this Agreement shall constitute a "plan of liquidation" of the Company for federal income tax purposes; and

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Definitions.    For purposes of this Agreement:

        "Acquisition Proposal" means any inquiry, proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Subsidiary that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d 3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring twenty percent (20%) or more of the fair market value of the assets (including capital stock of the subsidiaries) of the Company and Subsidiaries taken as a whole, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more Subsidiaries or among Subsidiaries.

        "Action" means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

        "Affiliate" or "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "beneficial owner", with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

        "Business Day" or "business day" means any day other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Melbourne, Australia or is a day on which banking institutions in New York, New York or Melbourne, Australia are authorized or obligated by Law or other governmental action to close.

        "Certificate" or "Certificates" means any certificate evidencing Company Common Shares.

        "Company Bylaws" means the Amended and Restated By-Laws of Heritage Property Investment Trust, Inc. adopted on April 29, 2002, as amended.

        "Company Charter" means the Articles of Amendment and Restatement of Heritage Property Investment Trust, Inc., as accepted for record by SDAT on April 29, 2002, as amended.

        "Company Common Shares" means shares of common stock, par value $0.001 per share, of the Company.

        "Company Insurance Policy" means any insurance policy, other than a Company Title Insurance Policy, which is owned by the Company and/or a Subsidiary, including any which pertains to the Company's or its Subsidiaries' assets, employees or operations.

        "Company Material Adverse Effect" means, with respect to the Company, an effect, event, fact, development or change that is materially adverse to the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any effect, event, fact, development or change arising out of or resulting from (a) decrease in the market price of the Company Common Shares (but not any effect, fact, event, development or change underlying such decrease to the extent that such effect, fact, event, development or change would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates or exchange rates (except to the extent such effect, event, development or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (c) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (except to the extent such effect, event, development or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (d) changes in GAAP, (e) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such effect, event, development or change affects the Company and its Subsidiaries and in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), or (g) any action taken by the Company or its Subsidiaries at the written request or with the written consent of any of the Buyer Parties.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

        "Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement, provided, however, that the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

        "Environmental Laws" means any applicable United States federal, state, local law in existence on or before the date hereof relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Authority" means any United States federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States court, tribunal, or judicial or arbitral body of any nature; or any United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

        "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

        "Intellectual Property" means (i) United States and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

        "knowledge of the Company" means the actual knowledge of those individuals listed on Exhibit A.

        "Law" means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

        "Liens" means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, title defect, security interest or encumbrance of any kind in respect to such asset.

        "Operating Partnership" means Bradley Operating Limited Partnership, an operating partnership subsidiary of the Company.

        "Operating Partnership Agreement" means that certain Second Restated Agreement of Limited Partnership of the Operating Partnership, dated as of September 2, 1997, as amended.

        "Parent Material Adverse Effect" means any event, fact, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

        "Permitted Liens" means (i) the outstanding mortgage indebtedness and other matters identified on Section 4.13(a) of the Disclosure Schedule; (ii) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (iii) inchoate mechanics' and materialmen's Liens for construction in progress; (iv) inchoate workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any Subsidiary; (v) zoning restrictions; (vi) any matter disclosed in a title exception set forth in any Company Title Insurance Policy provided or made available to Parent (whether material or immaterial); (vii) Liens arising under the Company Leases for amounts due to the landlords thereunder, which amounts are not yet due and payable; (viii) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business and (ix) any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property.

        "person" or "Person" means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.

        "Subsidiary" or "Subsidiaries" of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party's subsidiaries; or (c) at least 50% of the equity interests is controlled by such party; provided, however, that for the purposes of Sections 4.13(b) through 4.13(n), inclusive, "Subsidiary" and "Subsidiaries" shall not include Heritage-Westwood La Vista, LLC or Heritage Riverhead Retail Developers, LLC.

        "Superior Proposal" shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.04(d)(C), (b) the material conditions to the consummation of which are reasonably capable of being satisfied in the judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) and (c) in respect of which any required financing has been determined in good faith by the Company Board to be reasonably likely to be obtained, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing shall be deemed not to be a Superior Proposal. For the purposes of this definition, the term "Acquisition Proposal" shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to "20%" shall be deemed references to "66 2/3%".

        "Taxes" means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

        (a)   the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Additional Company Common Share Merger Consideration	§3.01(c)
Agreement	Preamble
Amended Operating Partnership Agreement	§3.02(b)
Articles of Merger	§2.03
Bradley Notes	§7.07(e)
Bradley OP	§7.07(e)
Blue Sky Laws	§4.05(b)
Buyer Parties	Preamble
Capital Expenditures	§6.01(j)
CERCLA	§4.16(a)
Certificate of Merger	§2.03

Change in Recommendation	§7.04(d)
Claim	§7.06(a)
Closing	§2.04
Closing Date	§2.04
Code	§4.10(b)
Company	Preamble
Company Board	Recitals
Company Common Share Cash Merger Consideration	§3.01(c)
Company Deferred Share Units	§3.01(f)
Company Employees	§7.05(b)
Company Financial Advisors	§4.18
Company Intellectual Property	§4.14
Company Leases	§4.13(g)
Company Notes	§7.07(e)
Company Option Plans	§3.01(d)
Company Properties	§4.13(a)
Company Property	§4.13(a)
Company Property Restrictions	§4.13(b)
Company Recommendation	§7.02
Company Restricted Shares	§3.01(e)
Company SEC Reports	§4.07(a)
Company Series B Preferred Shares	§4.03(a)
Company Series C Preferred Shares	§4.03(a)
Company Share Options	§3.01(d)
Company Stockholder Approval	§4.04(a)
Company Stockholders' Meeting	§7.02
Company Termination Fee	§9.03(d)
Company Title Insurance Policy	§4.13(c)
Confidentiality Agreement	§7.03(b)
Continuing Employees	§7.05(b)
Contribution Agreement	§4.16(e)
Conversion	§7.10(b)
Delaware Secretary of State	§2.03
Debt Commitment Letter	§5.07(b)
Debt Financing	§7.12(a)
Debt Offers	§7.07(e)
Effective Time	§2.03
Election Form	§7.11(a)
Environmental Permits	§4.17(a)
ERISA	§4.11(a)
ERISA Affiliate	§4.11(i)
Exchange Act	§4.05(b)
Exchange Fund	§3.03(a)
Existing Units	§4.03(a)
Existing Unit Consideration	§3.02(a)
Existing Unit Holders	§4.03(a)
Expenses	§7.06(a)
FIRPTA Certificate	§8.02(f)
Governmental Order	§9.01(c)

Ground Lease	§4.14(i)
Guaranty	§5.07(b)
Heritage Partnership	§4.17(h)
Heritage Realty	§4.17(h)
HSR Act	§4.05(b)
Incentive Plan	§3.01(e)
Indemnified Parties	§7.06(a)
IRS	§4.11(a)
JV Entities	§4.01(c)
LLC Act	Recitals
Lender	§5.07(b)
Major Title Defect	§7.07(k)
Maryland Courts	§10.08
Material Contract	§4.18
Merger	Recitals
Merger Consideration	Recitals
MergerSub	Preamble
MGCL	Recitals
Non-Qualified Account Plans	§7.05(d)
NYSE	§4.05(b)
Offer Documents	§7.07(f)
Operating Agreement	§2.02
Operating Partnership Offer	§3.02(a)
Operating Partnership Two	§4.03(h)
Option Merger Consideration	§3.01(d)
Other Filings	§4.13
Parent	Preamble
Parent's Title Notice	§7.13
Participation Agreements	§4.14(i)
Participation Party	§4.14(i)
Paying Agent	§3.03(a)
Permits	§4.06(a)
Plans	§4.11(a)
Preemptive Rights	§4.01(d)
Property Agreements	§4.14(c)
Proxy Statement	§4.05(b)
REA	§4.14(h)
REIT	§4.16(b)
Rent Roll	§4.14(g)
Representative	§7.04(a)
Sarbanes-Oxley Act	§4.07(d)
SDAT	§2.03
SEC	§4.05(b)
Section 16	§7.05(c)
Securities Act	§4.05(b)
Surviving LLC	§2.01
Takeover Statute	§4.23(a)
Tax Protection Agreements	§4.15(p)
Tax Returns	§4.15(a)

Termination Date	§9.01
Third Party	§4.13(i)
Transfer Taxes	§7.08
Uncertificated Units	§3.03(d)

Section 1.02    Interpretation and Rules of Construction.

        In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

        (a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

        (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

        (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

        (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

        (e)   references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

        (f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

        (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

        (h)   references to a person are also to its successors and permitted assigns; and

        (i)    the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
THE MERGER

Section 2.01    Merger.    Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and the LLC Act, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into MergerSub and the separate existence of the Company shall thereupon cease and (ii) MergerSub shall be the surviving limited liability company in the Merger (the "Surviving LLC"). The Merger shall have the effects specified in the MGCL and the LLC Act.

Section 2.02    Operating Company Agreement.    The limited liability company operating agreement of MergerSub, as in effect immediately prior to the Effective Time, shall be the limited liability company operating agreement of Surviving LLC until thereafter amended as provided therein or by law (the "Operating Agreement").

Section 2.03    Effective Time.    At the Closing, MergerSub and the Company shall duly execute and file (a) articles of merger in a form that complies with the MGCL (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and (b) a certificate of merger (the "Certificate of Merger") with the Office of the Secretary of the State of Delaware (the "Delaware Secretary of State") in accordance with the LLC Act. The Merger shall become effective upon such time as the Articles of Merger and the Certificate of Merger have been accepted for record by the SDAT and the Delaware Secretary of State, respectively, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the MGCL and the LLC Act as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is accepted by the Delaware Secretary of State (the "Effective Time").

Section 2.04    Closing.    The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other place as agreed to by the parties hereto.

Section 2.05    Member and Officers of Surviving LLC.    Parent, the sole member of MergerSub immediately prior to the Effective Time, shall be the sole member of Surviving LLC and the officers of MergerSub, if any, immediately prior to the Effective Time shall be the initial officers of Surviving LLC, each to hold office in accordance with the terms of the Operating Agreement of Surviving LLC.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.01    Effects on Shares and Membership Interests.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of Company Common Shares or holders of any membership interests in MergerSub:

        (a)   Each membership interest in MergerSub issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding membership interest in Surviving LLC.

        (b)   Each Company Common Share that is owned by the Company or any Subsidiary of the Company or by MergerSub shall, immediately prior to the Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

        (c)   Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Surviving LLC equal to (i) $36.15 (the "Company Common Share Cash Merger Consideration") plus, to the extent the Company's regular dividend with respect to the third (3rd) fiscal quarter of 2006 has not previously been paid, (ii) an amount in cash equal to $0.525 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the second (2nd) fiscal quarter of 2006 and the Closing Date (including the Closing Date) by (y) the total number of days in the third (3rd) fiscal quarter of 2006, without interest, provided that if such quotient exceeds one (1) it shall be deemed to equal one (1) (the "Additional Company Common Share Merger Consideration," and together with the Company Common Share Cash Merger Consideration, the "Company Common Share Merger Consideration").

        (d)   Immediately prior to the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares ("Company Share Options") under any employee share option or compensation plan, agreement or arrangement of the Company ("Company Option Plans"), shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). The Company shall take all necessary and appropriate actions so that, at the Effective Time, each Company Share Option not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the number of Company Common Shares subject to such Company Share Option immediately prior to the Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (the "Option Merger Consideration"). If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, the Company shall take all necessary and appropriate actions so that such Company Share Option shall be canceled at the Effective Time without any cash payment being made in respect thereof.

        (e)   The Buyer Parties acknowledge that all outstanding restricted share awards ("Company Restricted Shares") granted pursuant to the Company's Amended and Restated 2000 Equity Incentive Plan, as amended (the "Incentive Plan") or otherwise, including any Company Restricted Shares issued in connection with the initial public offering of the common stock of the Company, that remain unvested, shall automatically become fully vested and free of any forfeiture restrictions immediately prior to the Effective Time, and each Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration.

        (f)    The Buyer Parties acknowledge that all deferred share unit awards ("Company Deferred Share Units") granted pursuant to the Incentive Plan or otherwise (including any Company Deferred Share Units previously and additionally credited to the account of the holder of such Company Deferred Share Units after the grant date on account of the reinvestment of dividend equivalents) automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Effective Time, and each Company Deferred Share Unit shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration. Payment of the Company Common Share Merger Consideration in respect of any Company Deferred Share Unit shall be performed in accordance with Section 7.05(d).

Section 3.02    Effect on Units of Partnership Interest of the Operating Partnership.

        (a)   In connection with the Merger and in accordance with the procedures set forth in Section 7.11 hereof, Parent and MergerSub shall offer to each Existing Unit Holder (the "Operating Partnership Offer") the opportunity to receive in cash, in exchange for each issued and outstanding Existing Unit held by such holder, an amount equal to (i) $36.15 plus, to the extent the regular distribution with respect to the third (3rd) fiscal quarter of 2006 has not previously been paid, (ii) an amount in cash equal to $0.525 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the second (2nd) fiscal quarter of 2006 and the Closing Date (including the Closing Date) by (y) the total number of days in the third (3rd) fiscal quarter of 2006, without interest, provided that if such quotient exceeds one (1) it shall be deemed to equal one (1) (the "Existing Unit Consideration"). Any Existing Unit Holder who elects not to accept the Operating Partnership Offer, or does not timely and properly return an Election Form as set forth in Section 7.11, shall remain as a limited partner of the Operating Partnership, and continue to hold Existing Units with the rights, terms and conditions set forth in the Amended Operating Partnership Agreement, and shall not be entitled to receive any distributions in respect of such Existing Units in connection with the Merger.

        (b)   Concurrently with the Effective Time, the Company and Parent shall cause (i) Heritage-Austen Acquisition, Inc., the general partner of the Operating Partnership, to be merged with and into MergerSub or a subsidiary of MergerSub, and (ii) the Operating Partnership Agreement to be amended, as permitted by Section 17.2 of the Operating Partnership Agreement, in substantially the form of the amended Operating Partnership Agreement attached as Exhibit B hereto (the "Amended Operating Partnership Agreement").

Section 3.03    Exchange of Certificates and Uncertificated Units; Paying Agent.

        (a)    Paying Agent.    Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the "Paying Agent") for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Share Merger Consideration, the Option Merger Consideration and the Existing Unit Consideration (collectively, such cash being referred to as the "Exchange Fund"). On or before the Effective Time, Parent shall (i) deposit with the Paying Agent the Company Common Share Merger Consideration and the Option Merger Consideration for the benefit of the holders of Company Common Shares, Company Share Options, Company Restricted Shares and Company Deferred Share Units, and (ii) deposit with the Paying Agent the portion of the Existing Unit Consideration payable by it in respect of Existing Units (other than Continuing Units) pursuant to Section 3.02(a). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, the Option Merger Consideration and the Existing Unit Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving LLC.

        (b)    Share Transfer Books; Existing Unit Transfer Books.    At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, Company Restricted Shares or Company Deferred Share Units. From and after the Effective Time, persons who held Company Common Shares, Company Restricted Shares or Company Deferred Share Units immediately prior to the Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, Surviving LLC or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration with respect to the Company Common Shares formerly represented thereby. From and after the Effective Time, there shall be no transfers on the transfer books of the Operating Partnership of Existing Units other than transfers of Continuing Units. From and after the Effective Time, the holders of Existing Units outstanding immediately prior to the Effective Time, other than Continuing Units shall cease to have rights with respect to such Existing Units, except as otherwise provided for herein.

        (c)    Exchange Procedures for Certificates.    Promptly after the Effective Time (but in any event within five (5) Business Days), Surviving LLC shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares that were converted into the right to receive the Company Common Share Merger Consideration pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder's Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Surviving LLC, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on the Company Common Share Merger Consideration.

        (d)    Exchange Procedures for Existing Units.    Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving LLC shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Existing Units that were not represented by unit certificates ("Uncertificated Units") and that were exchanged for the right to receive the Existing Unit Consideration pursuant to Section 3.02(a): (i) a letter of transmittal (which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the exchange of the Uncertificated Units for the Existing Unit Consideration to which the holder thereof is entitled. Upon delivery of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Uncertificated Units shall receive in exchange therefor the Existing Unit Consideration payable in respect of the Existing Units previously held pursuant to the provisions of this Article III. In the event of a transfer of ownership of Existing Units that is not registered in the transfer records of the Operating Partnership, payment may be made to a person other than the person in whose name such records indicate if Surviving LLC shall be presented with a proper form for such transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than indicated in such records or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until the procedures set forth in this Section 3.03(d) have been satisfied, each Uncertificated Unit, other than Continuing Units, shall be deemed at any time after the Effective Time to represent only the right to receive the Existing Unit Consideration as contemplated by this Section 3.03 (d) have been filed. No interest shall be paid or accrue on the Existing Unit Consideration.

        (e)    No Further Ownership Rights in Company Common Shares, Company Share Options or Existing Units Exchanged for Partnership Merger Consideration.    At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration provided under this Article III. The Company Common Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and represented by such Certificates. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options, and on and after the Effective Time the holder of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d). The Existing Unit Consideration paid with respect to Existing Units that are exchanged therefor in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such Existing Units, and on and after the Effective Time the holder of any such Existing Unit shall have no further rights with respect to any Existing Unit, other than the right to receive the Existing Unit Consideration provided under this Article III.

        (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Company Share Options, Company Restricted Shares, Company Deferred Share Units or Existing Units which were exchanged for the right to receive the Existing Unit Consideration for twelve (12) months after the Effective Time shall be delivered to Surviving LLC, and any holders of Company Common Shares, Company Share Options, Company Restricted Shares, Company Deferred Share Units or Existing Units prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving LLC for payment of the Company Common Share Merger Consideration, the Option Merger Consideration or the Existing Unit Consideration, as applicable.

        (g)    No Liability.    None of Parent, MergerSub, Surviving LLC, the Company or the Paying Agent, or any employee, officer, director, stockholder, partner, member, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger Consideration, Option Merger Consideration or the Existing Unit Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (h)    Investment of Exchange Fund.    The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Surviving LLC, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Option Merger Consideration or the Existing Unit Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

        (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving LLC or the Paying Agent, the posting by such person of a bond in such amount as Surviving LLC or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.04    Withholding Rights.    Surviving LLC or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Share Options or Existing Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving LLC or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Share Options or Existing Units in respect of which such deduction and withholding was made by Surviving LLC or the Paying Agent, as applicable.

Section 3.05    Dissenters' Rights.    No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and MergerSub as follows:

Section 4.01    Organization and Qualification; Subsidiaries; Authority.

        (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

        (b)   Each of the Company's subsidiaries, including the Company's Operating Partnerships (the "Subsidiaries"), together with the jurisdiction of organization of each such subsidiary and the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. Section 4.01(b) of the Disclosure Schedule also sets forth, as of the date of this Agreement, the name of each Person (other than the Company or a Subsidiary) that holds, directly or indirectly, an equity interest in any Subsidiary, and the type and amount of equity interest held by each such Person. Except as set forth in Sections 4.01(b) and 4.01(c) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. Each Subsidiary is a corporation, partnership, limited liability company, trust or other business association or entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (c)   A correct and complete list of entities that are not Subsidiaries and in which the Company or any Subsidiary has a direct or indirect interest (the "JV Entities"), together with the jurisdiction of organization of each JV Entity, the names of the other members and partners in each JV Entity and the respective percentage interests of each such member or partner in each JV Entity, as of the date of this Agreement, is set forth in Section 4.01(c) of the Disclosure Schedule. All of the Company's interests in the JV Entities are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens, except as set forth in the organizational documents of the JV Entities.

        (d)   Except as set forth on Schedule 4.01(d) of the Disclosure Schedule, all outstanding shares of stock of each of the Subsidiaries that is a corporation (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) are not subject to any preemptive rights purchase option, call option, right of first refusal, subscription agreement, or any other similar right ("Preemptive Rights") and (iv) are owned by the Company and/or another Subsidiary free and clear of all Liens and are not subject to any option or right to purchase any such shares of stock. Except as set forth on Schedule 4.01(d) of the Disclosure Schedule, all equity interests in each Subsidiary that is a partnership, limited liability company, trust or other entity (i) have been duly authorized and (ii) are validly issued, (iii) are owned by the Company and/or another Subsidiary free and clear of all Liens and (iv) are not subject to any Preemptive Rights or any option or right to purchase any such equity interest.

Section 4.02    Organizational Documents.    The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws, the Operating Partnership Agreement and the certificate of limited partnership of the Operating Partnership and the limited partnership agreement and certificate of limited partnership of Operating Partnership Two (and in each case, all amendments thereto) and all such documents, as well as each Subsidiary's charter, bylaws or other organizational documents, are in full force and effect and no dissolution by the Company or any Subsidiary, revocation or forfeiture proceedings regarding the Company, the Operating Partnership or Operating Partnership Two have been commenced. Neither the Company, the Operating Partnership nor the Operating Partnership Two is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Company Charter or Company Bylaws, the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership, or the limited partnership agreement or certificate of limited partnership of Operating Partnership Two, respectively.

Section 4.03    Capitalization.

        (a)   The authorized shares of stock of the Company consist of 200,000,000 Company Common Shares, of which, as of July 7, 2006, 47,814,393 were issued and outstanding, and 50,000,000 shares of the preferred stock, par value $0.001 per share, of the Company, of which (i) 2,000,000 shares have been designated as 8.875% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the "Company Series B Preferred Shares"), of which, as of the date hereof, none were issued and outstanding, and (ii) 1,200,000 shares have been designated as 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the "Company Series C Preferred Shares"), of which, as of the date hereof, none were issued and outstanding. As of the date hereof, 5,700,000 Company Common Shares have been reserved for issuance pursuant to the Incentive Plan as listed in Section 4.03(a) of the Disclosure Schedule, subject to adjustment on the terms set forth in such plans and/or agreements, and 2,168,018 Company Share Options, 385,283 Company Restricted Shares and 22,201 Company Deferred Share Units were outstanding. As of the date hereof, 595,657 Company Common Shares have been reserved for issuance upon the redemption of the common limited partnership interests in the Operating Partnership (the "Existing Units", and, the holders of such Existing Units, "Existing Unit Holders"). As of the date of this Agreement, the Company had no Company Common Shares, Company Series B Preferred Shares, Company Series C Preferred Shares or any other securities reserved for issuance or required to be reserved for issuance other than as described above. Except as set forth in Section 4.03(a) of the Disclosure Schedule, all such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive right under any provisions of the MGCL, the Company Charter or the Company Bylaws.

        (b)   Except for the Company Share Options, Company Restricted Shares, Company Deferred Share Units, Existing Units or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of the Company Share Options, including the name of the Person to whom such Company Share Options have been granted, the number of shares subject to each Company Share Option, and the per share exercise price or purchase price for each Company Share Option which, in each case, is equal to or greater than the fair market value of the underlying Company Common Shares as of the date of the grant of such Company Share Option.

        (c)   Section 4.03(c) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Restricted Share awards as of the date of this Agreement, including the name of the Person to whom such Company Restricted Share awards have been granted for each such award.

        (d)   Section 4.03(d) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Deferred Share Unit awards (including any Company Deferred Share Units previously and additionally credited to the account of the holder of such Company Deferred Share Units after the grant date on account of the reinvestment of dividend equivalents) as of the date of this Agreement, including the name of the Person to whom such Company Deferred Share Units have been granted for each such award. Except as set forth in Sections 4.03(c) or (d) of the Disclosure Schedule, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or "phantom" shares.

        (e)   Except as set forth in the Company Charter or Section 4.03(e) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

        (f)    Except as set forth in Section 4.03(f) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

        (g)   Heritage-Austen Acquisition, Inc. a wholly-owned Subsidiary of the Company, is the sole general partner of the Operating Partnership. As of the date hereof, the Company directly and indirectly owns approximately 98.2% of the outstanding units of partnership interest of the Operating Partnership. Section 4.03(g) of the Disclosure Schedule sets forth a list of all holders of units of partnership interest of the Operating Partnership as of the date of this Agreement,, including the name of the Person holding each such unit, and the number and type (e.g., general, limited, etc.). Except as set forth in the limited partnership agreement of the Operating Partnership or Section 4.03(g) of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Partnership to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. Except as set forth in Section 4.03(g) of the Disclosure Schedule, the partnership interests in the Operating Partnership that are owned by the Company and its Subsidiaries are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement, and those imposed by applicable securities laws.

        (h)   The Company is the sole general partner of Heritage Property Investment Limited Partnership ("Operating Partnership Two"). As of the date hereof, the Company, either directly or indirectly, owns 100% of the outstanding units of partnership interest of Operating Partnership Two. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Operating Partnership Two to issue, repurchase, redeem, transfer or sell any partnership interests of Operating Partnership Two. The partnership interests in Operating Partnership Two are subject only to the restrictions on transfer set forth in the limited partnership agreement of Operating Partnership Two, and those imposed by applicable securities laws.

Section 4.04    Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the affirmative approval of the Merger by at least a majority of the outstanding shares of stock of the Company entitled to vote (the "Company Stockholder Approval") and (ii) the filing and recordation of appropriate merger documents as required by the MGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles.

Section 4.05    No Conflict; Required Filings and Consents.

        (a)   Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, or (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of the Operating Partnership or Operating Partnership Two, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit, Company Lease or contract other than a Company Lease to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

        (b)   The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the Merger to be sent to the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement") and other written communications that may be deemed "soliciting materials" under Rule 14a-12, (D) any filings required under the rules and regulations of the New York Stock Exchange (the "NYSE"), and (E) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT and the Delaware Secretary of State, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

Section 4.06    Permits; Compliance with Laws.

        (a)   Except as set forth in Section 4.06 of the Disclosure Schedule, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their properties or to carry on their business as it is now being conducted (collectively, the "Permits"), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

        (b)   None of the Company or any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07    SEC Filings; Financial Statements; No Unknown Liabilities.

        (a)   The Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since April 24, 2002 (the "Company SEC Reports"). The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance and compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to be prepared in accordance with or failure to comply with such requirements would not reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports.

        (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). Other than as disclosed in the SEC Reports, since January 1, 2005, there has been no material change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP.

        (c)   Except (i) to the extent disclosed in the Company SEC Reports, each as amended prior to the date hereof, (ii) liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, be reasonably expected to result in liabilities or obligations in excess of $25,000,000, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

        (d)   The Company is in compliance, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. There are no outstanding loans made by the Company or any of the Company Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer, trustee or director of the Company or any of the Company Subsidiaries.

Section 4.08    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports or as set forth in Section 4.08 of the Disclosure Schedule, since December 31, 2005 through the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance, individually or in the aggregate, that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.09    Absence of Litigation.    As of the date hereof, except (i) as listed in Section 4.09 of the Disclosure Schedule, (ii) as set forth in the Company SEC Reports, each as amended to the date hereof, filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) eviction or collection matters or (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (y) reasonably be expected to result in liabilities or obligations, to the extent not covered by insurance, in excess of $25,000,000. None of the Company or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to result in liabilities or obligations, to the extent not covered by insurance, in excess of $25,000,000.

Section 4.10    Employee Benefit Plans.

        (a)   Section 4.10(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, or other benefit plans, programs or arrangements, and all employment, severance, change in control, termination, consulting severance or other contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the "Plans"). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans and all amendments thereto, (ii) the annual report (Form 5500) filed with the Internal Revenue Service ("IRS") for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto. No current or former employee, officer, director or consultant is entitled to receive compensation or benefits from the company or an ERISA Affiliate other than pursuant to the Plans.

        (b)   Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986 (the "Code"), and all reports, documents and notices required to be filed with respect to each Plan have been timely filed, except for such noncompliance or failure to file that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Company Material Adverse Effect.

        (c)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.

        (d)   Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code.

        (e)   As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has engaged in any transactions with respect to any Plan that could subject the Company or any of its ERISA Affiliates to a material tax or penalty imposed by Section 4975, 4976 or 4980B of the Code or Sections 406, 409 or 502(i) of ERISA.

        (f)    Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate in accordance with GAAP, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company in accordance with GAAP through the Closing Date.

        (g)   Except as set forth in Section 4.10(g) of the Disclosure Schedule, neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (A) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any Subsidiary; (B) increase any benefits otherwise payable under any Plan; (C) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (D) otherwise result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any Subsidiary.

        (h)   Section 4.10(h) of the Disclosure Schedule includes the name and title of each current or former director, officer or employee, to whom a severance or similar payment may be made in connection with the transactions contemplated by this Agreement (whether alone or together with any other event), the agreement under which such payment may be made, and the current estimated amount of any such payment as of the date specified (including estimated Code Section 4999 tax gross up if applicable) which may be owed thereunder in connection with the transactions contemplated by this Agreement. Except with respect to the payments set forth on Section 4.10(h) of the Disclosure Schedule, no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

        (i)    Except as set forth in Section 4.10(i) of the Disclosure Schedule, no amount has been paid by the Company or any ERISA Affiliate, and no amount is expected to be paid by the Company or any ERISA Affiliate, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

        (j)    For purposes of this Section 4.10, an entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

        (k)   The treatment of Company Share Options, Company Restricted Shares and Company Deferred Share Units set forth in Sections 3.01(d),(e) and (f,) respectively, is permissible under the plans and agreements governing each such instrument.

Section 4.11    Labor Matters.    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract, and (iii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.

Section 4.12    Information Supplied.    The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the "Other Filings") will not, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company or any Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerSub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.13    Property and Leases.

        (a)   Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list of all real property interests owned or held by the Company and its Subsidiaries, including fee interests and ground leasehold interests (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as "Company Property" and collectively referred to herein as the "Company Properties"; provided, however, that, as used in

Sections 4.13(b)-4.13(n), inclusive, the terms "Company Property" and "Company Properties" shall not include the real property interests, or any buildings, structures and other improvements and fixtures located on or under such property, or any easements, rights and other appurtenances to such real property, owned by Heritage-Westwood La Vista, LLC or Heritage Riverhead Retail Developers, LLC). There are no mortgage loans held by the Company or any of its Subsidiaries as lender. As of the date hereof, each of the Company Properties is owned or leased by the Operating Partnership, Operating Partnership Two or another Subsidiary of the Company, as indicated in Section 4.13(a) of the Disclosure Schedule. As of the date hereof, the Operating Partnership or other Subsidiaries of the Company own fee simple title to, or if so indicated in Section 4.13(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, except for Permitted Liens and other limitations of any kind, if any, that have not resulted, or would not reasonably be expected to result, individually or in aggregate, in liabilities or obligations in excess of $50,000,000.

        (b)   Except as would not reasonably be expected to constitute a Company Material Adverse Effect, none of the Company Properties is subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Company Property Restrictions"), except for (1) Company Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, (2) leases on the Rent Roll or leases entered into in the ordinary course after the date of the Rent Roll, REA's, and all covenants, restrictions and other matters disclosed on the Company Title Insurance Policies or as would be disclosed on current title reports or surveys, (3) real estate Taxes, charges or any nature for public utility services and special assessments and (4) service contracts, management agreements, leasing commission agreements and other contractual arrangements relating to the ownership, development or construction of the Company Properties. Except as would not reasonably be expected to constitute a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice that is currently in default or violation of any Company Property Restrictions. Except as would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, each Company Property complies with the Company Property Restrictions.

        (c)   Except as set forth on Section 4.13(c) of the Disclosure Schedule, as of the date hereof, there is no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties and no REA or other agreement, easement or other right, in each case, that is required to be obtained by the Company or any of its Subsidiaries in order to permit the lawful use and operation of the buildings and improvements on any of the Company Properties and all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from such Company Properties (collectively, "Property Agreements") that has not been obtained and is not in full force and effect, except for such failures to have in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect, and there is no pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to constitute a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice that the Company or any Subsidiary of the Company is currently in default of any material Property Agreements.

        (d)   Neither the Company nor any Subsidiary of the Company has received written notice of, nor does the Company have knowledge of, any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have a Company Material Adverse Effect. Without limitation to the foregoing, except as would not reasonably be expected to constitute a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice of, nor does the Company have knowledge of, any zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas on the Company Properties.

        (e)   Except as provided for in Section 4.13(e) of the Disclosure Schedule, valid policies of title insurance (each a "Company Title Insurance Policy") have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Operating Partnership's or other applicable Subsidiary's title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens. A copy of each Company Title Insurance Policy has been previously made available to Parent. Each Company Title Insurance Policy is in full force and effect and, as of the date of this Agreement, no claim has been made against any such policy.

        (f)    Except as provided for in Section 4.13(f) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received written notice of, nor does the Company have knowledge of, any condemnation or rezoning proceedings that are pending or, to the knowledge of the Company, threatened with respect to any of the Company Properties that would, individually or in the aggregate, have a Company Material Adverse Effect.

        (g)   Except as provided in Section 4.13(g) of the Disclosure Schedule and except for immaterial discrepancies or omissions, the rent roll for each of the Company Properties (the "Rent Roll") dated as of June 1, 2006 which have previously been made available to Parent, list each lease that was in effect as of June 1, 2006 and to which the Company or any Subsidiary of the Company is a party as landlord with respect to each of the applicable Company Properties. Section 4.13(g) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all material leases which have been executed, but are either not yet included on the Rent Roll or relate to property not yet open for business. Except as disclosed in Section 4.13(g) of the Disclosure Schedule or for discrepancies that, either individually or in the aggregate, would not have a Company Material Adverse Effect, the information set forth in the Rent Roll is true, correct and complete as of June 1, 2006. Except as set forth on Schedule 4.13(g), the Company has made available to Parent copies of all leases that are in effect as of the date hereof and to which the Company or any Subsidiary of the Company is a party as landlord with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other documents related thereto, the "Company Leases"), which copies are true, correct and complete in all material respects. Except as set forth in Section 4.13(g) of the Disclosure Schedule, all Company Leases that relate to in excess of 20,000 square feet of net rentable area (the "Material Company Leases") are in full force and effect and neither the Company nor any Subsidiary of the Company has received written notice that the applicable Subsidiary of the Company is in default under any Material Company Lease, except for violations or defaults that have been cured. As of the date of this Agreement, except as provided in Section 4.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has delivered a written notice to a tenant under a Material Company Lease that it is in default under such Material Company Lease and no such tenant is in monetary or, to the knowledge of the Company, material non-monetary default under such Material Company Lease.

        (h)   Except as set forth in Section 4.13(h) of the Disclosure Schedule, to the knowledge of the Company, all operation and reciprocal easement agreements or other similar agreements under which the Company or any Subsidiary of the Company is a party (each, an "REA") are in full force and effect and neither the Company nor any Subsidiary of the Company has received written notice that the applicable Subsidiary of the Company is in default under any REA, except for violations or defaults that have been cured or that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in liabilities or obligations in excess of $50,000,000. Except as provided in Section 4.14(h) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has delivered a written notice to a party under an REA that it is in default under such REA and no such party to an REA is in monetary or, to the knowledge of the Company, material non-monetary default under such REA, except for defaults that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in liabilities or obligations in excess of $50,000,000.

        (i)    Section 4.13(i) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the Company or any Subsidiary is a lessee (each, a "Ground Lease"). Each Ground Lease is in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Ground Lease, except for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent copies of each Ground Lease and all amendments thereto, which copies are true, correct and complete in all material respects.

        (j)    Except as set forth in Section 4.13(j) of the Disclosure Schedule, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof that is owned by the Company or any Subsidiary or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a "Third Party") to purchase or otherwise acquire a Company Property or any portion that is owned by the Company or any Subsidiary or any portion thereof, whether pursuant to a Company Lease, an REA or otherwise (except any such option agreements, rights of first refusal or unexpired rights that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect); nor has the Company or any Subsidiary of the Company entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company or any Subsidiary.

        (k)   The Company has provided or made available to Parent copies of all agreements pursuant to which the Company or any Subsidiary manages, acts as leasing agent for or provides development services for any real property for any Third Party and any other contracts which otherwise produce fee income to the Company or any of its Subsidiaries, which copies are true, correct and complete in all material respects.

        (l)    Except for those contracts or agreements set forth in Section 4.13(l) of the Disclosure Schedule or as contemplated by, or provided in, the Company Leases, none of the Company or any of its Subsidiaries has entered into any contract or agreement (collectively, the "Participation Agreements") with any Third Party or any employee, consultant, Affiliate or other person (the "Participation Party") that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Participation Agreement, except for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        (m)  Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all properties currently under development or construction by the Company or any Subsidiary of the Company and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company or any of Subsidiary of the Company are reflected in the Company's capital budget, attached hereto as Section 4.13(m) of the Disclosure Schedule ("2006 Budget"), delivered to Parent prior to the date hereof.

        (n)   Except as would not otherwise constitute a Company Material Adverse Effect, the Company and each Subsidiary of the Company has good and sufficient title to, or is permitted to use under valid and existing licenses or leases, all their personal properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of March 31, 2006, except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of the Company as of March 31, 2006, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of the Company and its Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title or leasehold interest, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby.

Section 4.14    Intellectual Property.    Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party, (b) with respect to Intellectual Property owned by or licensed to the Company or any Subsidiary that is material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as currently conducted ("Company Intellectual Property"), the Company or such Subsidiary has the right to use such Company Intellectual Property in the continued operation of its business as currently conducted, and (c) all fees and filings required to maintain any registration of any Intellectual Property used by the Company have been paid or timely filed, are current and are not in default or in arrears.

Section 4.15    Taxes.    As of the date of this Agreement, except as set forth on Section 4.15 of the Disclosure Schedule; and as of the Closing, except as set forth on Section 4.15 of the Disclosure Schedule or that, individually or in the aggregate, have not resulted, or would not reasonably be expected to result, in liabilities or obligations in excess of $25,000,000:

        (a)   Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns, as defined below, required to be filed by them (after giving effect to any filing extension granted by a Governmental Authority) and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on their behalf) all federal income Taxes and all other material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it under the applicable laws, rules and regulations relating to the payment of such Taxes. The most recent financial statements contained in the Company SEC Reports, each as amended to the date hereof, filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all Taxes payable (whether or not due at such time) by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal Tax Returns for the Company and the Subsidiaries with respect to the taxable years commencing on or after July 1999 have been delivered or made available to representatives of Parent. Neither the Company nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. As used here, the term "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

        (b)   The Company, (i) for each taxable year of its existence, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) shall continue to operate in such a manner as to permit it to continue to qualify as a REIT for each taxable year of the Company through the taxable year that will end with the Merger. The Company has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no challenge to the Company's status as a REIT is pending or has been threatened in writing or, to the knowledge of the Company, otherwise threatened. No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that, at all times commencing with the Company's taxable year ended December 31, 1999, during which the Company has held, directly or indirectly, its stock, has qualified as a "qualified REIT subsidiary," within the meaning of Section 856(i)(2) of the Code, or as a "taxable REIT subsidiary," within the meaning of Section 856(1) of the Code.

        (c)   Each Subsidiary that is a partnership, joint venture, trust or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

        (d)   Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

        (e)   Since January 1, 2002, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a "like kind exchange" under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company.

        (f)    The Company has not incurred any liability for taxes under sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentence will be imposed on the Company. Neither the Company nor any Subsidiary has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Subsidiary (other than a "taxable REIT subsidiary") has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code. To the knowledge of the Company, neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business.

        (g)   All deficiencies asserted or assessments made with respect to the Company or any Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid, and, to the knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes and, to the knowledge of the Company, no such audit, examination, or other proceeding is threatened. Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).

        (h)   The Company and the Subsidiaries have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (i)    No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction and, to the knowledge of the Company, no such claim is threatened.

        (j)    Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

        (k)   Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

        (l)    Neither the Company nor any Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other taxing authorities relating to Taxes.

        (m)  Neither the Company nor any Subsidiary has any liability for the Taxes of another person as a transferee or successor or by contract.

        (n)   There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

        (o)   To the knowledge of the Company, as of the date hereof, the Company is a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

        (p)   Neither the Company nor any of its Subsidiaries has entered into or is subject, directly or indirectly, to any Tax Protection Agreements other than those that are disclosed in Section 4.15(p) of the Disclosure Schedule. The Company and each of its Subsidiaries have complied with all material terms of the Tax Protection Agreements. No Person has raised in writing, or to the knowledge of the Company threatened to raise, a claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement.

        As used herein, "Tax Protection Agreements" shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to partners in the Operating Partnership or any other Subsidiary or to any transferors of property to the Company or any Subsidiary relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement, (b) the Company or any of the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular partner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership have (i) guaranteed debt of the Operating Partnership or any Subsidiary or (ii) agreed to indemnify another person with respect to such person's liability for debt of the Operating Partnership or any Subsidiary.

        (q)   Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or a "reportable transaction" as such term is used in regulations under Section 6011 of the Code.

        (r)   The Company has the right to make or to require, and, after the Effective Time will continue to have the right to make or to require, each entity in which it or a Subsidiary owns an equity interest in and that is subject to federal income tax as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

        (s)   Section 4.15(s) of the Disclosure Schedule sets forth each entity in which the Company or a Subsidiary owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, such schedule states whether an effective election has been made to treat such entity as a "taxable REIT subsidiary" under Section 856(l) of the Code.

Section 4.16    Environmental Matters.    Section 4.16 of the Disclosure Schedule sets forth a list of all reports related to the environmental condition of the Company Property that have been provided to Parent. Except as set forth in such reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

        (a)   to the knowledge of the Company, the Company and the Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated ("Environmental Permits") and (iii) are in compliance with their respective Environmental Permits;

        (b)   neither the Company nor any Subsidiary has released, and to the knowledge of the Company, no other person has released, Hazardous Substances on any real property owned, leased or operated by the Company or the Subsidiaries;

        (c)   neither the Company nor any Subsidiary has received any written notice alleging that the Company or any Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or any other Environmental Law; and

        (d)   neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances. Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company's sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

        (e)   The Company is a party to a document entitled Contribution Agreement and Joint Escrow Instructions, dated as of July 9, 1999, by and among the Company, the New England Teamsters and Trucking Industries Pension Fund, a Massachusetts trust, Operating Partnership Two, Net Realty Holding Trust, a Massachusetts trust, and Net Properties Management, Inc. (the "Contribution Agreement"). The terms and conditions of Section 11 of the Contribution Agreement have not been modified or amended and remain in effect, except to the extent that they have expired pursuant to the express provisions of such Section 11. The Company has provided to Parent all plans of remediation, removal or cleanup of Hazardous Substances at the "Properties Requiring Further Investigation" (as such term is defined in the Contribution Agreement).

Section 4.17    Material Contracts.    Section 4.17 of the Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract and agreement, being a "Material Contract"). Notwithstanding anything below, "Material Contract" shall not include any contract that (1) is terminable upon 90 days or less notice without a penalty premium, (2) will be fully performed or satisfied as of or prior to Closing, (3) is a Company Lease or (4) is a Ground Lease.

        (a)   all agreements that call for aggregate payments by the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

        (b)   all agreements that call for annual aggregate payments by the Company or any Subsidiaries under such contract of more than $1,000,000 over the remaining term of such contract;

        (c)   any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any Subsidiary is currently engaged or geographic area with respect to the Company or any Subsidiary, or that purports to restrict in any material respect the right of the Company or any Subsidiary to conduct any line of business in which the Company or any Subsidiary is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Subsidiary may conduct business;

        (d)   any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

        (e)   any agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

        (f)    any contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents of the Company or the Subsidiaries);

        (g)   any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage, pledge agreement, securities agreement or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof in excess of $5,000,000;

        (h)   any agreement concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party;

        (i)    any employment agreements, severance, change in control or termination agreements with officers of the Company or any Subsidiary; or

        (j)    any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

        Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company nor any Subsidiary has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties hereto.

Section 4.18    Brokers.    No broker, finder or investment banker or other Person (other than Wachovia Capital Markets, LLC and Stifel Nicolaus & Co., together, the "Company Financial Advisors") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

Section 4.19    Opinion of Financial Advisors.    The Company has received opinions of the Company Financial Advisors to the effect that, as of the date hereof, the Company Common Share Merger Consideration to be received by holders of Company Common Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.20    Insurance.    Section 4.20 of the Disclosure Schedule lists all Company Insurance Policies in effect as of the date of this Agreement. Neither the Company nor its Subsidiaries is in any material default with respect to its obligations under any Company Insurance Policy, and each such insurance policy is in full force and effect and all premiums due thereunder have been paid. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business, properties or assets, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2003. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of cancellation of any Company Insurance Policy.

Section 4.21    Interested Party Transactions.    Except as set forth in Section 4.21 of the Disclosure Schedule or in the Company SEC Reports, each as amended to the date hereof, there are no Material Contracts, agreements or loans between the Company or any Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.

Section 4.22    Investment Company Act of 1940.    None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.23    Accounting Controls.    The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

Section 4.24    Inapplicability of Takeover Statutes and Certain Charter and Bylaw Provisions.    The Company has taken all appropriate and necessary actions to exempt the Merger and this Agreement from the requirements and restrictions of Subtitles 6 and 7 of Title 3 (including, but not limited to, any "control share acquisition," "business combination" or other takeover Laws) of the MGCL. The Company and the Company Board have taken all appropriate and necessary actions to render any anti-takeover or other provision or limitation contained in the Company Charter or Company Bylaws inapplicable to the Merger and this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

        Parent and MergerSub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01    Organization.

        (a)   Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

        (b)   MergerSub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The limited liability company operating company agreement of MergerSub is in effect and no dissolution, revocation or forfeiture proceedings regarding MergerSub have been commenced. MergerSub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerSub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding membership interests of MergerSub are owned of record and beneficially by Parent.

Section 5.02    Ownership of MergerSub; No Prior Activities.    MergerSub is a wholly owned subsidiary of Parent. MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and MergerSub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 5.03    Power and Authority.

        (a)   Each of Parent and MergerSub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

        (b)   Parent, in its own behalf and as the sole member of MergerSub, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and Parent and MergerSub have taken all corporate or similar actions required to be taken for the consummation of the Merger (to the extent that they are parties thereto). No other proceedings on the part of Parent or MergerSub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

        (c)   This Agreement has been duly and validly executed and delivered by each of Parent and MergerSub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerSub, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles.

Section 5.04    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by Parent and MergerSub do not, and the performance of Parent and MergerSub's obligations hereunder will not, (i) conflict with or violate the operating agreement of Parent or the operating agreement of MergerSub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.04 have been obtained and all filings and obligations described in subsection (b) of this Section 5.04 have been made, conflict with or violate any Law applicable to Parent or MergerSub, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement.

        (b)   The execution and delivery of this Agreement by Parent or MergerSub do not, and the performance of Parent or MergerSub's obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) the filing with the SEC of the Proxy Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent from performing its obligations under this Agreement.

Section 5.05    Information Supplied.    None of the information supplied by Parent or MergerSub or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or MergerSub will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.06    Absence of Litigation.    As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.07    Available Funds.

        (a)   Parent will have sufficient funds at the Closing to (i) pay the aggregate Common Share Merger Consideration, Option Merger Consideration and the Existing Unit Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Merger.

        (b)   Parent has provided to the Company a true, complete and correct summary of an executed commitment letter (the "Debt Commitment Letter") from J.P. Morgan Chase Bank, N.A. (the "Lender") pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent with financing in an aggregate amount of $2,200,000,000.

        (c)   Concurrently with the execution of this Agreement, Parent has delivered to the Company a guaranty (the "Guaranty") executed by Centro Properties Limited ABN 52 006 378 365, a corporation organized under the Corporations Act (2001) of the Commonwealth of Australia and CPT Manager Limited ABN 37 054 494 307, in its capacity as the responsible entity of Centro Property Trust

ARSN 090 931 123, a trust organized under the Laws of the Commonwealth of Australia, in the form attached hereto as Exhibit C to this Agreement.

Section 5.08    No Ownership of Company Capital Stock.    Except as set forth on Section 5.08 the Disclosure Schedule, neither Parent nor any of its subsidiaries, including MergerSub, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.

Section 5.09    Other Agreements or Understandings.    Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent and MergerSub's, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 5.10    Brokers.    No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerSub, or any of their subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01    Conduct of Business by Company Pending the Merger.    The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve (i) substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations, and (ii) the Company's status as a REIT within the meaning of the Code. Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, provided, however, that consent of the Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which written notice is provided to John Hutchinson and Mark Wilson, each at the respective address listed on Exhibit J:

        (a)   amend or otherwise change any provision of the Company Charter, Company Bylaws, Operating Partnership Agreement, certificate of limited partnership of the Operating Partnership, or similar organizational or governance documents;

        (b)   (i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary, other than the (A) issuance of Company Common Shares upon exercise of Company Share Options or vesting of Company Restricted Shares or Company Deferred Share Units outstanding on the date of this Agreement, (B) issuance of Company Common Shares in exchange for Existing Units pursuant to the Operating Partnership Agreement, and (C) the award of Company Deferred Share Units to non-employee directors in the ordinary course of business consistent with past practice; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Share Options, the vesting of Company Restricted Shares or Company Deferred Share Units, the lapse of restrictions on Company Restricted Shares or Company Deferred Share Units or the redemption of Existing Units pursuant to the Operating Partnership Agreement; (iii) reclassify, combine, split, or subdivide any capital stock of the Company or any Subsidiary; or (iv) other than the quarterly dividend declared on June 8, 2006 and to be paid on July 17, 2006 or as otherwise set forth below, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary, except for (A) dividends by any direct or indirect wholly owned Subsidiary only to the Company or any Subsidiary, (B) the quarterly dividend to holders of the Company's Common Shares for the third (3rd) fiscal quarter of 2006 in the ordinary course of business consistent with past practice and the corresponding quarterly distribution on Existing Units (provided, however, that such dividend and distribution shall have a record date no earlier than October 4, 2006), and (C) the regular quarterly distribution on Existing Units declared on June 8, 2006 and to be paid on July 17, 2006. Notwithstanding the foregoing, the Company and the Operating Partnership (proportionately to all holders of Existing Units) shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code; provided, however, that the declaration and payment of any such distribution with respect to (i) Company Common Shares shall reduce the Company Common Share Merger Consideration dollar for dollar and (ii) Existing Units shall reduce the Existing Unit Consideration, dollar for dollar, and the determination of whether any such distribution is necessary shall be made by including the Company Common Share Merger Consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code provided that the Company is not required to include the Company Common Share Merger Consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code with respect to a particular taxable year if the Company reasonably believes that the Closing may not occur in such taxable year.

        (c)   acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property exceeding $1,000,000 (other than real property) or asset, or, subject to Parent's consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property;

        (d)   except as set forth in Section 6.01(d) of the Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred in the ordinary course of business (which shall be deemed to include, without limitation, draws under the Company's line of credit facility or other similar lines of credit in the ordinary course of business and refinancings of mortgage indebtedness secured by one or more Company Properties as such loans become due and payable in accordance with their terms); (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $1,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (iii) indebtedness in connection with the acquisition of real properties as contemplated by Section 6.01(d) of the Disclosure Schedule; or (iv) indebtedness for borrowed money incurred in order for the Company to pay any dividend or distribution permitted to be paid under the terms of this Agreement;

        (e)   except as set forth in Section 6.01(e) of the Disclosure Schedule, (A) materially amend or terminate, or waive compliance with the material terms of or material breaches under, any Material Contract, or (B) fail to comply, in any material respect, with the terms of any Material Contract, or (C) enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract;

        (f)    except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers, consultants or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages to non-officer employees of the Company or any Subsidiary or (ii) grant to any director, officer or employee of the Company or of any Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into, terminate or amend any Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, consultant or employee;

        (g)   pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable) in an amount not to exceed $10,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, in accordance with their terms;

        (h)   except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, or as recommended by the Company's audit committee or independent auditors, in which case the Company shall provide Parent with written notification, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

        (i)    (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (including renewals) for in excess of 20,000 square feet of net rentable area at a Company Property, (ii) except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 20,000 square feet of net rentable area, or (iii) terminate or materially modify or amend any Ground Lease;

        (j)    authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the "Capital Expenditures") relating to the Company Properties other than (i) Capital Expenditures to be made in connection with Company Leases that the Company is permitted to enter into pursuant to Section 6.01(i), (ii) Capital Expenditures identified in the 2006 Budget except for capital expenditures relating to the properties listed on Schedule 6.01(j), and (iii) any other individual Capital Expenditure not exceeding $250,000, and (iii) Capital Expenditures in the ordinary course of business and consistent with past practice to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation;

        (k)   waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where (i) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (ii) the settlement or compromise involves, directly or indirectly, only the payment of money damages and will not otherwise, directly or indirectly, adversely affect the conduct of the business of the Company going forward;

        (l)    make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, unless such election or rescission is required by law or necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner);

        (m)  enter into, amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any Subsidiary with respect thereto;

        (n)   amend any term of any outstanding security of the Company or any Subsidiary;

        (o)   sell or otherwise dispose of, or subject to any Lien, any of Company Properties other than pending sales of Company Properties pursuant to definitive agreements executed prior to the date hereof and identified on Section 6.01(o) of the Disclosure Schedule;

        (p)   sell, lease, mortgage, subject to Lien or otherwise dispose of or agree to do any of the foregoing with respect to any of its personal or intangible property in excess of $1.0 million, individually or in the aggregate;

        (q)   except as set forth in Section 6.01(q) of the Disclosure Schedule and excluding matters covered by Section 6.01(f) above, enter into or otherwise modify any agreement or arrangement with Persons that are Affiliates of the Company or its Subsidiaries or, as of the date of this Agreement, are employees, officers, trustees, partners or directors of the Company or any of its Subsidiaries;

        (r)   fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of the Company or its Subsidiaries;

        (s)   adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

        (t)    fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses;

        (u)   take any action that would cause any of the representation or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.02; and

        (v)   announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

        In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect or which could reasonably be expected to result in the Company being unable to deliver the certificates described in Section 8.02(c) of this Agreement. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultation.

Section 6.02    Conduct of Business by Parent Pending the Merger.    Parent agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, Parent shall use its commercially reasonable efforts to not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that materially delays consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment, to take any such action.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01    Proxy Statement; Other Filings.    As promptly as practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use their respective commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company's stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Subsidiaries, officers, members or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

Section 7.02    Company Stockholders' Meeting.    The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the "Company Stockholders' Meeting") as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval. The Company shall, through the Company Board, advise and recommend to its stockholders the approval of the Merger and shall include such recommendation in the Proxy Statement (the "Company Recommendation"),

except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of the Merger in compliance with Section 7.04. Subject to Section 7.04, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals.

Section 7.03    Access to Information; Confidentiality.

        (a)   Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, contracts, commitments, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company's employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company's prior written consent. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable, and Parent is required to give the Company such written notice at least one (1) Business Day prior to the date that any tenant of a Company Property which Parent wishes to inspect is entitled to receive notice of any such inspection under the applicable Company Lease. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, provided that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

        (b)   Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated March 7, 2006 between Centro Watt Acquisition Company, LLC and the Company (the "Confidentiality Agreement").

Section 7.04    No Solicitation of Transactions.

        (a)   Subject to Sections 7.04(b), 7.04(c) and 7.04(d), none of the Company or any Subsidiary shall, nor shall any of them authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a "Representative") to, directly or indirectly, (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through SEC Reports, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement referred to in or permitted by Section 7.04(c)), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement). The Company shall, and shall cause its Subsidiaries and Representatives to immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing in this Section 7.04 shall preclude the Company, any Subsidiary or their respective Representatives from complying with the provisions of the last sentence of this Section 7.04(a). The Company and the Subsidiaries shall be responsible for any failure on the part of their respective Representatives to comply with this Section 7.04(a). The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential transaction with (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company or any Subsidiary, or any material portion of their assets, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Subsidiary.

        (b)   The Company shall promptly notify Parent in writing (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) of any Acquisition Proposal or any negotiations with respect to any Acquisition Proposal (including the identity of the parties and all material terms thereof) which any of the Company or any Subsidiary or any such Representative may receive after the date hereof, and the Company shall promptly provide to Parent copies of any written materials received in connection with the forgoing, so long as it does not contravene a binding agreement entered into prior to the date of this Agreement (provided that if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty), and shall keep Parent informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal. The Company shall not, and shall cause any Subsidiary to not, terminate, release, waive, amend or modify any provision of any existing standstill agreement, confidentiality agreement or other similar agreement with respect to any class of equity securities of the Company or any Subsidiary to which the Company or any Subsidiary is a party and the Company shall, and shall cause each Subsidiary to, enforce the provisions of any such agreement.

        (c)   Notwithstanding Section 7.04(a) and Section 7.04(b) or any other provision of this Agreement to the contrary, following the receipt after the date hereof, at any time prior to obtaining the Company Stockholder Approval, by the Company or any Subsidiary of a bona fide written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.04(a) and Section 7.04(b)), the Company Board may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal and (ii) if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such Acquisition Proposal (provided that the Company (1) has previously or concurrently furnished such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which contains terms and conditions not less restrictive to the Person than the Confidentiality Agreement), (B) disclose to its stockholders any information required to be disclosed under applicable Law and (C) participate in negotiations regarding such Acquisition Proposal.

        (d)   Following receipt of an Acquisition Proposal that constitutes a Superior Proposal, neither the Company Board nor any Committee thereof shall withdraw or modify (in a manner adverse to Parent), or fail to make, the Company Recommendation or recommend that the Company's stockholders approve such Superior Proposal (a "Change in Recommendation"). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Change in Recommendation if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its duties under applicable Law; provided, however, that (A) no Change in Recommendation shall be made until after the fifth (5th) Business Day following Parent's receipt of written notice from the Company (i) advising Parent that the Company Board intends to take such action, (ii) if in response to a Superior Proposal, advising Parent of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent and a new five (5) Business Day period), and (iii) representing that the Company has complied with this Section 7.04, (B) during such five (5) Business Day period, the Company, if requested by Parent, shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make a Change in Recommendation and (C) the Company shall not make a Change in Recommendation in response to a Superior Proposal if, prior to the expiration of such five (5) Business Day period, Parent delivers a definitive proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with its financial advisors) causes the Acquisition Proposal to no longer be a Superior Proposal.

        (e)   Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.04.

Section 7.05    Employee Benefits Matters.

        (a)   From and after the Effective Time, Parent shall honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries, all of which are listed in Section 7.05 of the Disclosure Schedule. From and after the Effective Time, Parent shall honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of the Company and its Subsidiaries in effect that are applicable to any current or former employees, officers or directors of the Company or any Subsidiary or any of their predecessors, all of which are listed on Section 4.10(a) of the Disclosure Schedule.

        (b)   For a period of not less than twelve (12) months after the Closing Date, with respect to each employee of the Company or any Subsidiary (collectively, the "Company Employees") who remains an employee of Surviving LLC or its successors or assigns or any of their subsidiaries (collectively, the "Continuing Employees"), Parent shall provide the Continuing Employees with total compensation and employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. Each Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or its Subsidiaries to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or Surviving LLC.

        (c)   Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Company Common Share Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Restricted Share or Company Deferred Share Unit) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        (d)   Prior to the Effective Time, the Company Board shall take such actions as are necessary to terminate the Company's Deferred Share Unit arrangements and all other share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the "Non-Qualified Account Plans") and such actions shall be done in a manner that does not result in additional liability or expense to the Company, is in good faith compliance with the provisions of Section 409A of the Code and which is subject to the prior approval of Parent, which approval shall not be unreasonably withheld.

Section 7.06    Directors' and Officers' Indemnification and Insurance.

        (a)   Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Date, Parent and Surviving LLC shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Date serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent's or Surviving LLC's, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified). The indemnification and advancement obligations of Parent and Surviving LLC pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term "Claim" means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term "Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including, without limitation, experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving LLC shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

        (b)   Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified on Section 7.06(b) of the Disclosure Schedule shall be assumed by Surviving LLC in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        (c)   For a period of six (6) years from the Effective Time, the operating agreement of Surviving LLC shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

        (d)   Surviving LLC shall maintain for a period of at least six (6) years the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) that Surviving LLC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time; (ii) in no event shall Surviving LLC be required to expend pursuant to this Section 7.06(d) more than an amount per year of coverage equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Surviving LLC would be required to expend more than two hundred fifty percent (250%) of the current annual premiums paid by the Company, Surviving LLC shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company. Parent shall, and shall cause Surviving LLC or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

        (e)   If Surviving LLC or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving LLC assumes the obligations set forth in this Section 7.06.

        (f)    Parent shall cause Surviving LLC to perform all of the obligations of Surviving LLC under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving LLC's obligations pursuant to this Section 7.06.

        (g)   This Section 7.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, the Operating Partnership, Parent and Surviving LLC. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.06.

Section 7.07    Further Action; Reasonable Efforts.

        (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Merger, if required, (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, waivers, exemptions, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, and (iii) the execution and delivery of any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. From the date of this Agreement through the Effective Time, the Company shall timely file, or cause to be filed, with the SEC all Company SEC Reports required to be so filed by applicable Law.

        (b)   The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to subsection (b) of this Section 7.07, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

        (c)   Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

        (d)   From time to time prior to the Effective Time, the Company shall notify Parent with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. For purposes of determining the accuracy of any representation or the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information provided by the Company shall be considered.

        (e)   Reference is made to the Company's outstanding 4.50% notes due 2009 and 5.125% Notes due 2014 (collectively, the "Company Notes") and any and all notes issued pursuant to the Indenture, dated as of November 27, 1997, by and between Bradley Operating Limited Partnership (the "Bradley OP") and LaSalle National Bank (the "Bradley Notes" and together with the Company Notes, the "Notes"). If requested by Parent, on reasonable notice, the Company and the Bradley OP shall use their respective commercially reasonable efforts to commence as promptly as practicable following the date of receipt of the Offer Documents from Parent pursuant to subparagraph (ii) below and instructions from Parent to commence the Debt Offers, offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the Notes on the terms and conditions as may be agreed between the Company and Parent (including the related consent solicitations, collectively, the "Debt Offers"); provided that (i) this Agreement shall have not been terminated in accordance with Section 9.01, (ii) the Company shall have received from Parent the completed Offer Documents, and (iii) at the time of such commencement, the Buyer Parties shall have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. The Company and the Bradley OP shall waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no order prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company. Neither the Company nor the Bradley OP need make any change to the terms and conditions of the Debt Offers without their prior written consent, which shall not be unreasonably withheld, provided that such consent shall not be required for an increase in any consideration payable in the Debt Offers or for any change that is not material. If the Debt Offers are made pursuant to this Section 7.7(e), the Company and the Bradley OP agree that, promptly following the consent expiration date, assuming the requisite consents are received, each of the Company, the Bradley OP and their Subsidiaries as is necessary shall execute supplemental indentures to the indentures governing the Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Company or the Bradley OP to accept for payment and after the Effective Time Parent shall cause the Surviving Corporation or the Bradley OP to promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers.

        (f)    If Parent determines to request that the Debt Offers be commenced, as promptly as reasonably practicable after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related letters of transmittal and other related documents (collectively, the "Offer Documents"). Parent, the Company and the Bradley OP shall, and shall cause their respective subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and the Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company and the Bradley OP to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 7.07, the Company and the Bradley OP shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 7.07, the Company and the Operating Partnership shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

        (g)   In connection with the Debt Offers, Parent may select one or more dealer managers (reasonably acceptable to the Company), information agents, depositaries and other agents to provide assistance in connection therewith and the Company and the Bradley OP shall, and shall cause the Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries, their Representatives (other than any direct indemnification of any dealer manager, which shall be indemnified under the applicable dealer manager agreement; provided, however, that the Buyer Parties shall indemnify the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers and the Offer Documents; provided, however, that none of the Buyer Parties shall have any obligation to indemnify and hold harmless any such party or person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries supplied by such party or person or included in any Company SEC Report that is determined to have contained a material misstatement or omission.

        (h)   To the extent that, as of the Closing Date, the consents to be specified in the applicable Offer Documents have not been validly delivered (without having been properly withdrawn) in accordance with the Debt Offers with respect to any series of Notes by the holders thereof, the Company and the Bradley OP shall, immediately prior to the Effective Time, issue an irrevocable notice of optional redemption for all of the then outstanding Notes of such series in accordance with the terms of the applicable indenture governing such series of the Notes and which shall provide for the satisfaction and discharge of such Notes and such indentures in accordance with the terms thereof; provided, Parent shall have provided written notice to the Company confirming that all conditions set forth in Sections 8.01 and 8.02 have been satisfied (or with respect to Section 8.02, waived) and that the Buyer Parties are prepared to proceed immediately with the Closing; and provided further that, the Buyer

Parties shall have irrevocably deposited with the applicable trustee under each indenture sufficient funds to effect such satisfaction and discharge.

        (i)    Without limitation to anything set forth in this Section 7.07, with respect to the secured debt currently encumbering certain of the Company Properties, at Parent's request, the Company shall (A) within a reasonable period of time following receipt of Parent's request (but not in any event later than five (5) Business Days following receipt of such request, subject to any delays caused by Parent's review of the applicable request), promptly deliver written requests for, and use its commercially reasonable efforts to obtain prior to the Closing Date, consent to the Merger from each lender under the debt encumbering the Company Properties listed in Exhibit G, (B) with respect to such secured debt that may be prepaid by the Company or its applicable Subsidiary, deliver written notices of such prepayment in accordance with the terms of the applicable loan documents (1) in the case of the Company Properties listed in Exhibit H Part I, not less than thirty (30) days prior to the anticipated Closing Date, (2) in the case of the Company Properties listed in Exhibit H Part II, not less than sixty (60) days prior to the anticipated Closing Date, (3) in the case of the Company Properties listed in Exhibit H Part III not less than thirty (30) days and not more than forty-five (45) days prior to the anticipated Closing Date and (4) in the case of the Company Properties listed in Exhibit H Part IV, not less than thirty (30) days and not more than sixty (60) days prior to the anticipated Closing Date, provided that, in each such case, (i) the terms of the applicable loan documents governing such secured debt do not prohibit a prepayment notice from being revocable or conditional and (ii) Parent has delivered a written direction to the Company to deliver such notices not less than three (3) Business Days prior to the date that such notices are otherwise required to be delivered, and (C) with respect to such secured debt that may be defeased by the Company or its applicable Subsidiary, deliver written notices of such defeasance in accordance with the terms of the applicable loan documents (x) in the case of the Company Properties listed in Exhibit I Part I, not less than thirty (30) days prior to the anticipated Closing Date and (y) in the case of the Company Properties listed in Exhibit I Part II, not less than thirty (30) days and not more than sixty (60) days prior to the anticipated Closing Date, in each such case conditioned upon the consummation of the Merger, provided that, in each such case, (I) the terms of the applicable loan documents governing such secured debt do not prohibit a defeasance notice from being revocable or conditional and (II) Parent has delivered a written direction to the Company to deliver such notices not less than three (3) Business Days prior to the date that such notices are otherwise required to be delivered. If Parent has made the request of the Company pursuant to clause (A) of the first sentence of this Section 7.7(g), the Company shall provide copies of the written requests for consent to Parent or its counsel not later than four (4) Business Days after receipt of Parent's request and prior to the delivery of the same and shall incorporate into such materials any revisions reasonably requested by Parent's counsel (including, without limitation, the addition in any such document a request for consent of the lender to a pledge of the interests in the Surviving LLC to Parent's lender). In addition, the Company shall provide copies of any notices of prepayment and/or defeasance to be delivered by the Company pursuant to clauses (B) and (C) of the first sentence of this Section 7.7(g) prior to the delivery of such notices.

        (j)    The Company and/or its applicable Subsidiary shall promptly deliver written requests for, and use its commercially reasonable efforts to obtain prior to the Closing Date, tenant estoppel certificates from each tenant occupying more than 10,000 square feet of space pursuant to a Company Lease, which tenant estoppel certificates shall be the form previously executed by each such tenant, or if no such form was previously executed by a tenant, in the form reasonably acceptable to Parent.

        (k)   If any Company Title Insurance Policy shows title defects which would be reasonably expected to have a material adverse effect on the ability to generate revenue at the Company Property as presently constructed or the ability of Parent to obtain financing providing for a first priority mortgage lien on the Company Property (a "Major Title Defect"), and Parent has delivered to the Company and its counsel an itemized written notice of such Major Title Defects ("Parent's Title Notice") within thirty

(30) Business Days after the receipt of such Company Title Insurance Policy, then the Company or its Subsidiaries shall use their commercially reasonable efforts to attempt to remove or cure such Major Title Defects identified prior to Closing.

        (l)    Parent shall pay, or reimburse the Company or the Bradley OP, if the Company or the Bradley OP has paid, the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the Company and the Bradley OP and the Subsidiaries for all of their reasonable out-of-pocket costs actually incurred (including reasonable fees and expenses of their Representatives) in connection with their compliance with their obligations under the Debt Offers and their other cooperation requested by Parent pursuant to subparagraphs (e) through (k) of this Section 7.7 promptly following incurrence and delivery of reasonable documentation of such costs.

        (m)  The Company shall use commercially reasonable efforts to deliver to Parent copies of (i) any notice of claim under a Company Title Insurance Policy delivered by the Company or any of its Subsidiaries to a title insurer prior to the Closing Date and (ii) any notice of default delivered to a tenant under a Material Property Lease prior to the Closing Date.

Section 7.08    Transfer Taxes.    Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, subject to applicable law, Surviving LLC shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Company Share Options, Company Restricted Shares, Company Deferred Share Units, all Transfer Taxes.

Section 7.09    Public Announcements.    The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.10    Certain Tax Matters.

        (a)   (a) For federal and applicable state income tax purposes, the Company shall report and treat the Merger as a taxable sale by the Company of all of the Company's assets to MergerSub in exchange for the Merger Consideration to be received by holders of Company Common Shares and the assumption of all of the Company's liabilities, followed by the Company's liquidating distribution of the Merger Consideration to its stockholders under Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a "plan of liquidation" of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time occurs, will adopt this Agreement as such plan.

        (b)   Prior to the Effective Time, the Company shall cause all of its subsidiaries that are treated as "qualified REIT subsidiaries" within the meaning of Section 856(i)(2) of the Code to be converted into limited liability companies that are (i) disregarded for United States federal income tax purposes and (ii) not treated as "qualified REIT subsidiaries" within the meaning of Section 856(i)(2) of the Code

(the "Conversion"). The Company shall provide to Parent written evidence of the Conversion including a schedule setting forth all of the subsidiaries so converted prior to the Effective Time.

Section 7.11    Form of Election.

        (a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare a form of election in form and substance reasonably acceptable to Parent (the "Election Form"), describing the Operating Partnership Offer and pursuant to which each Existing Unit Holder will have the right to specify the number, if any, of Existing Units which it desires to have exchanged for the right to receive an amount equal to the Existing Unit Consideration. The Election Form shall be in form and substance reasonably satisfactory to, and subject to the review of, Parent, and Parent's indication of such satisfaction shall not be unreasonably withheld or delayed. In order for an Existing Unit Holder to be eligible to elect to have its Existing Units redeemed pursuant to the Operating Partnership Offer, such Redeeming Existing Unit Holder shall have submitted an Election Form in accordance with the procedures and time periods specified in this Section 7.11 and as shall be described more fully in the Election Form.

        (b)   The Company shall mail an Election Form to each Existing Unit Holder, together with any other materials that the Company and Parent determine to be necessary or prudent. An election to receive the Existing Unit Consideration in the Operating Partnership Offer shall be effective only if a properly executed Election Form is received by the Company or its designees prior to 5:00 p.m., Eastern Time, on the twentieth (20th) Business Day following the date of the mailing of the Election Form, or such longer period as the parties shall agree. If an Existing Unit Holder fails to return a duly completed Election Form within the time period specified in the Election Form, such holder shall be deemed to have elected to remain as a limited partner of the Operating Partnership, and continue to hold Existing Units with substantially the rights, terms and conditions set forth in the Amended Operating Partnership Agreement. Parent and Company agree that (i) the Existing Unit Holders shall have the right to revoke any election made in connection with the Operating Partnership Offer at any time prior to the expiration of the offering period stated in the Election Form, and (ii) the Operating Partnership Offer shall be conducted in accordance with all applicable Law and the Operating Partnership Agreement. Parent and the Company by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Election Forms and the issuance and delivery of the Existing Unit Consideration, as applicable.

        (c)   Whenever any event occurs which is required to be set forth in an amendment or supplement to the Election Form, (i) Parent or the Company, as the case may be, shall promptly inform the other of such occurrence, and (ii) Parent and the Company shall, in cooperation with each other, prepare any such amendment or supplement to the Election Form, in form and substance reasonably satisfactory to Parent, the indication of such satisfaction not to be unreasonably withheld or delayed.

        (d)   The obligation of the Company and Parent to consummate the Operating Partnership Offer shall be conditioned upon, and shall be subject to, the concurrent Closing of the Merger as provided in this Agreement.

Section 7.12    Financing; Cooperation with Financing.

        (a)   Parent shall use its commercially reasonable efforts to arrange and obtain the proceeds of the debt financing on the terms and conditions described in the Debt Commitment Letter (the "Debt Financing"), including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent in such definitive agreements. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first notifying the Company. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent's rights under Section 9.01, regardless of whether Parent have complied with all of their other obligations under this Agreement (including their obligations under this Section 7.12).

        (b)   The Company agrees to provide, and shall cause its Subsidiaries to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including without limitation, (a) delivering such financial and statistical information and projections relating to the Company and its Subsidiaries as may be reasonably requested in connection with the Debt Financing, (b) making appropriate officers of the Company and its Subsidiaries available for due diligence meetings and for participation in meetings with rating agencies and prospective sources of financing, (c) providing timely access to diligence materials and appropriate personnel to allow sources of financing and their representatives to complete all appropriate diligence, (d) providing assistance with respect to the review and granting of mortgages and security interests in collateral for the Debt Financing, and obtaining any consents associated therewith, and (e) obtaining estoppels and certificates from tenants, lenders and ground lessors in form and substance reasonably satisfactory to any potential lender. Parent shall promptly reimburse the Company for any reasonable costs incurred in performing their obligations under this Section 7.12(b).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01    Conditions to the Obligations of Each Party.    The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:

        (a)   The Company shall have obtained the Company Stockholder Approval.

        (b)   All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, including consents and approvals relating to antitrust, competition, trade or other regulatory matters, including, but not limited to, any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, shall have expired or been terminated, and any approval required thereunder shall have been obtained.

        (c)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.

Section 8.02    Conditions to the Obligations of Parent and MergerSub.    The obligations of Parent and MergerSub to consummate the Merger are further subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

        (a)   The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects (taking into account such qualifications as to materiality or Company Material Adverse Effect), and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that to the extent those representations and warranties which address matters only as of a particular date shall be true and correct as of such date).

        (b)   The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

        (c)   The Company shall have delivered to Parent a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

        (d)   Since the date of this Agreement, there shall not have occurred any event, change or occurrence that, individually or in the aggregate, has resulted in a Company Material Adverse Effect.

        (e)   Parent shall have received a tax opinion of Bingham McCutchen LLP, or other counsel to the Company satisfactory to the Parent, dated as of the date of the Closing Date, prior to the Effective Time, in substantially the form attached hereto as Exhibit D (such opinion shall be based upon customary assumptions and customary representations made by the Company and its Subsidiaries, and shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Bingham McCutchen LLP (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent) opining that (i) the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company's taxable year ended December 31, 1999 through and including the taxable year of the Company ending on the Closing Date; and (ii) the Operating Partnership, since the formation of the Operating Partnership, has (x) qualified at all times as a partnership or as a disregarded entity under the Code and not as an association taxable as a corporation, and (y) not qualified as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

        (f)    Parent shall have received from the Company a properly completed and duly executed certificate substantially in the form attached hereto as Exhibit K (the "FIRPTA Certificate").

Section 8.03    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

        (a)   The representations and warranties of Parent and MergerSub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects (taking into account such qualifications as to materiality or Parent Material Adverse Effect), and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that to the extent those representations and warranties which address matters only as of a particular date shall be true and correct as of such date).

        (b)   Parent shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

        (c)   Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Merger by the stockholders of the Company, and whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders' Meeting, as follows (the date of any such termination, the "Termination Date"):

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

        (c)   by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger ("Governmental Order"); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

        (d)   by Parent if each of it and MergerSub are not in material breach of their obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by March 31, 2007, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by March 31, 2007;

        (e)   by Parent if the actions of any person listed on Exhibit A causes the Company to breach, in any material respect, any of its obligations under Sections 7.02 or 7.04;

        (f)    by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or MergerSub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by March 31, 2007; or (ii) there has been a breach on the part of Parent or MergerSub or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by March 31, 2007.

        (g)   by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders' Meeting;

        (h)   by Parent if, prior to the obtaining of the Company Stockholder Approval (A) a Change in Recommendation shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board that the Company's stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by any of the Buyer Parties) is commenced prior to obtaining the Company Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, or (D) an Acquisition Proposal is publicly announced, and the Company fails to issue, within ten (10) Business Days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the Company Board that its stockholders vote in favor of the Merger and the transactions contemplated hereby; or

        (i)    by the Company if the Company Board has effected a Change in Recommendation, provided that for such termination to be effective the Company shall have paid to Parent the Company Termination Fee in accordance with this Agreement.

Section 9.02    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guaranty referred to in Section 5.07 and the provisions of Section 7.03(b) (Confidentiality), Section 7.07(g), Section 7.07(l), Section 7.12, this Section 9.02, Section 9.03 (Expenses) and Article X shall survive any such termination); provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03    Fees and Expenses.

        (a)   Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        (b)   The Company agrees that if this Agreement shall be terminated:

          (i)    pursuant to Section 9.01(b), 9.01(d), 9.01(g), 9.01(h)(C) or 9.01(h)(D) and (A) at anytime after the date hereof and, in the case of a termination pursuant to Section 9.01(d), prior to the date of the event giving rise to Parent's right of termination, an Acquisition Proposal shall have been publicly announced prior to such Termination Date (and with respect to termination pursuant to Section 9.01(b) or 9.01(d), such Acquisition Proposal was not withdrawn prior to the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with any third party with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, the Company Termination Fee (and for purposes of this Section 9.03(b)(i), "50%" shall be substituted for "20%" in the definition of Acquisition Proposal); or

          (ii)   pursuant to Section 9.01(e), Section 9.01(h)(A), 9.01(h)(B), or 9.01(i), then the Company shall pay to Parent the Company Termination Fee.

        (c)   Except as set forth in Section 9.01(i), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.

        (d)   For purposes of this Agreement, "Company Termination Fee" means an amount equal to Sixty-Five Million Dollars ($65,000,000).

        (e)   Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04    Waiver.    At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerSub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01    Non-Survival of Representations and Warranties.    The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

  if to Parent or MergerSub:

    Centro Saturn LLC
    c/o Centro Properties Group

    Corporate Offices 3rd Floor
    The Glen Shopping Centre
    235 Springvale Road
    Glen Waverly Victoria, Australia 3150
    Attention: Andrew Scott
                      John Hutchinson
    Telecopier No: 011-61-3-9886-1345

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, NY 10036-6522
    Telecopier No: (212) 735-2000
    Attention: Alan C. Myers, Esq.

  if to the Company:

    Heritage Property Investment Trust, Inc.
    131 Dartmouth Street
    Boston, MA 02116
    Telecopier No.: (617) 267-6466
    Attention: Thomas C. Prendergast
                      Stephen H. Faberman, Esq.

  with copies to:

    Hogan & Hartson L.L.P.
    555 Thirteenth Street NW
    Washington, DC 20004-1109
    Telecopier No: (202) 637-5910
    Attention: David W. Bonser, Esq.
                      David P. Slotkin, Esq.

Section 10.03    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Amendment.    This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05    Entire Agreement; Assignment.    This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). Notwithstanding the foregoing, Parent may assign any of its rights or obligations under this Agreement to any of its affiliates and Parent may substitute any other wholly-owned entity for MergerSub, provided that no such assignment shall relieve the Parent from any obligation hereunder.

Section 10.06    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.07    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.06 and Section 7.07(g) (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08    Governing Law; Enforcement and Forum.    All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

Each of the Company, Parent and MergerSub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the "Maryland Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity of performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

Section 10.09    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11    Waiver.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.12    Waiver of Jury Trial.    Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

Section 10.13    Remedies Cumulative.    The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

        IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENTRO SATURN LLC
By	/s/ ANDREW SCOTT Title: Director and Chief Executive Officer
CENTRO SATURN MERGERSUB LLC
By:	Parent, as sole member
By	/s/ ANDREW SCOTT Title: Director and Chief Executive Officer
HERITAGE PROPERTY INVESTMENT TRUST, INC.
By	/s/ THOMAS C. PRENDERGAST Title: President and Chief Executive Officer

Exhibit B

Opinion of Wachovia Capital Markets, LLC

July 9, 2006
Board of Directors Heritage Property Investment Trust, Inc.
131 Dartmouth Street
Sixth Floor
Boston, MA 02116 - 5134

Gentlemen:

        You have asked Wachovia Capital Markets, LLC ("Wachovia Securities") to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the "Company Common Shares"), of Heritage Property Investment Trust, Inc., a Maryland corporation (the "Company"), of the Merger Consideration (as hereinafter defined) to be received by the holders of Company Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of July 9, 2006 (the "Agreement"), by and among the Company, Centro Saturn LLC, a Delaware limited liability company ("Parent") and Centro Saturn MergerSub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("MergerSub").

        Pursuant to the Agreement, the Company will be merged with and into Merger Sub and the separate existence of the Company will thereupon cease and Merger Sub will be the entity surviving such merger (the "Merger"). Pursuant to the Merger, each Company Common Share (other than those owned by Merger Sub and any subsidiary of the Company which will be cancelled in accordance with the terms of the Agreement) will be converted into, and cancelled in exchange for, the right to receive an amount in cash equal to $36.15 (the "Merger Consideration"). Further, the Agreement provides that in connection with the Merger, Parent and Merger Sub will offer to each Existing Unit Holder (as defined in the Agreement) the opportunity to receive in cash, in exchange for each issued and outstanding Existing Unit (as defined in the Agreement) held by such holder, the same consideration that holders of Common Shares receive (the "Operating Partnership Offer"), on the terms more specifically provided in the Agreement. In addition the Agreement provides that in connection with the payment of the Merger Consideration and the payment in connection with the Operating Partnership Offer, to the extent the Company's regular dividend with respect to the third fiscal quarter of 2006 has not previously been paid, an amount will be paid in cash equal to $0.525 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the second fiscal quarter of 2006 and the Closing Date (including the Closing Date) by (y) the total number of days in the third fiscal quarter of 2006, without interest, provided that if such quotient exceeds one, it shall be deemed to equal one.

        Any Existing Unit Holder who does not accept the Operating Partnership Offer shall remain as a limited partner of the Operating Partnership and continue to hold Existing Units pursuant to the terms of the Amended Operating Partnership Agreement (as defined in the Agreement). The Agreement also provides that the Company and the Operating Partnership (as defined in the Agreement) may make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code (as defined in the Agreement) and the payment of any such distribution will reduce the Merger Consideration and the amount paid in the Operating Partnership Offer on a dollar for dollar basis, on the terms more specifically provided in the Agreement (the "Adjustment").

        In arriving at our opinion, we have among other things:

  •
  Reviewed the Agreement, including the financial terms of the Agreement;

  •
  Reviewed the Annual Reports to Shareholders and Annual Reports on Form 10-K for the Company for the three years ended December 31, 2005;

  •
  Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for the Company;

  •
  Reviewed certain business, financial and other information, including financial forecasts, regarding the Company some of which were publicly available and some of which were furnished to us by management of the Company, and discussed the business and prospects of the Company with its management;

  •
  Participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

  •
  Reviewed the reported price and trading activity for the Company Common Shares;

  •
  Considered certain financial data for the Company and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant;

  •
  Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant; and

  •
  Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

        In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and we have not assumed any responsibility for any independent verification of such information and have assumed such accuracy and completeness for purposes of this opinion. With respect to the Company's financial forecasts furnished to us by management of the Company, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of management as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, financial forecasts of the Company or the assumptions upon which they are based.

        In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Merger or other actions contemplated by the Agreement in any way meaningful to our analysis. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. In addition, we are expressing no view on the terms of the Operating Partnership Offer or the terms of the Existing Units under the Amended Operating Partnership Agreement. Additionally, we are expressing no view on whether any holder of Existing Units should exchange its Existing Units for Company Common Shares or on the terms of the Adjustment. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other business strategies or transactions that may have been considered by the Company's management, its Board of Directors or any committee thereof.

        Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of the Company in connection with the Agreement and will receive a fee for such services, a significant portion of which is payable upon consummation of the Merger. We will also receive a fee on delivery of this opinion, and this fee will be credited in full against any other fees paid to us in connection with the transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.

        Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to the Company. Wachovia Securities is the administrative agent on the Company's $400.0 million senior unsecured revolving credit facility, has a $30.0 million commitment, of which $6.0 million is currently outstanding. In addition, Wachovia has a $75.0 million commitment to the Company's offering line and has a $50.0 million swing line with the Company of which $75.0 and $8.5 million are currently outstanding, respectively. In November 2005, Wachovia Securities provided a $100.0 million bridge loan to the Company. In October 2004, Wachovia Securities served as a joint lead manager on $150.0 million aggregate principal amount 4.50% bonds due October 15, 2009. In August 2004, Wachovia Securities led an interest rate swap of $48.9 million in principal amount. In April 2004, Wachovia Securities served as a co-manager on an offering of $200.0 million aggregate principal amount 5.125% bonds due April 15, 2014. In April 2002, Wachovia Securities acted as a co-manager in the Company's initial public offering. In addition, in connection with unrelated matters, Wachovia Securities and its affiliates have in the past provided financing services for affiliates of the Parent.

        Wachovia Securities also maintains active equity and fixed income research on the Company. In addition, we currently, and in the future may, provide similar or other banking and financial services to, and maintain our relationship with the Company, Parent, and certain affiliates of Parent. Additionally, in the ordinary course of our business, we may trade in the securities of the Company and certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the information and use of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the Company Common Shares or Existing Units as to how such holder should vote in connection with the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

Exhibit C

Opinion of Stifel, Nicolaus & Company, Incorporated

CONFIDENTIAL

July 9, 2006

Board of Directors
Heritage Property Investment Trust, Inc.
131 Dartmouth Street
Boston, MA 02116-5134

Members of the Board of Directors:

        Stifel, Nicolaus & Company, Incorporated ("Stifel" or "we") has been advised that Heritage Property Investment Trust, Inc. (the "Company") is considering entering into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Centro Saturn LLC, (the "Parent"), and Centro Saturn MergerSub LLC ("MergerSub") pursuant to which, among other things, the Company would merge with and into MergerSub (the "Merger"), on the terms and conditions more fully set forth in the Merger Agreement (the "Transaction"). Pursuant to the Transaction, each holder (other than the Company, Heritage-Austen Acquisition, Inc., MergerSub, and any subsidiary of the Company, Parent or MergerSub, "Holders") of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), and/or common limited partnership interests in the Bradley Operating Limited Partnership (the "Bradley LP Units" and together with the Common Stock, the "Securities") will be entitled to exchange each issued and outstanding Security owned by such Holder for an amount equal to (i) $36.15 per Security in cash plus, to the extent the Company's regular dividend with respect to the third (3rd) fiscal quarter of 2006 has not previously been paid, (ii) an amount in cash equal to $0.525 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the second (2nd) fiscal quarter of 2006 and the Closing Date (as defined in the Merger Agreement) (including the Closing Date) by (y) the total number of days in the third (3rd) fiscal quarter of 2006, without interest, provided that if such quotient exceeds one (1) it shall be deemed to equal to one (1), all on terms and conditions more fully set forth in the Merger Agreement (the "Per Security Consideration").

        You have requested Stifel's opinion, as investment bankers, as to the fairness, from a financial point of view, to the Holders of the Securities of the Per Security Consideration to be received by the Holders in the Transaction pursuant to the Merger Agreement.

        In connection with our opinion, we have, among other things:

  (i)
  reviewed and analyzed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  (ii)
  reviewed and analyzed a draft copy of the Merger Agreement dated July 9, 2006 presented to the Board of Directors of the Company (the "Draft Merger Agreement");

  (iii)
  reviewed the limited partnership agreement (the "Partnership Agreement") of the Bradley Operating Limited Partnership ("Bradley LP");

  (iv)
  reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of the Company prepared by the management of the Company;

  (v)
  reviewed the reported stock prices and trading activity of the publicly-traded common stock of the Company;

  (vi)
  reviewed and analyzed certain other publicly available information concerning the Company;

  (vii)
  reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our inquiry;

  (viii)
  held meetings and discussions with certain directors, officers and employees of the Company concerning the past and current operations, financial condition and prospects of the Company;

  (ix)
  reviewed the financial terms, to the extent publicly available, of certain corporate acquisition transactions that we deemed relevant to our inquiry;

  (x)
  conducted property visits on a selected number of the Company's real estate properties; and

  (xi)
  conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

        In connection with our review, we relied, without independent verification, upon the accuracy and completeness of all financial and other information that was publicly available, supplied, or otherwise communicated to Stifel by or on behalf of the Company. We have further relied upon the assurances of the management of the Company that they are unaware of any facts that would make such information incomplete or misleading. Stifel assumed, with the consent of management of the Company, that any material liabilities (contingent or otherwise, known or unknown) of the Company are set forth in its financial statements.

        Stifel has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company and we have not been provided with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. It is understood that developments subsequent to the date of this opinion may affect the conclusions reached in this opinion, and that Stifel does not have any obligation to update, revise or reaffirm this opinion. We have also assumed that the definitive Merger Agreement will not differ materially from the Draft Merger Agreement that we reviewed, that the Transaction, and any other transactions contemplated by the Merger Agreement, will be consummated on the terms and conditions described in the Draft Merger Agreement, without any waiver of material terms or conditions by the Company, Parent or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction will not have an adverse effect on the Company.

        Our opinion is limited to whether the Per Security Consideration to be received by the Holders of Securities in connection with the Transaction pursuant to the Merger Agreement is fair to such Holders, from a financial point of view. For example, our opinion does not include or address the allocation of consideration received in transactions related to the Transaction among holders of different securities of the Company, the fairness of any consideration received by the Company and its affiliates in connection with the Transaction, the proposed concurrent merger of Heritage-Austen Acquisition, Inc., the general partner of the Bradley LP (the "General Partner"), with and into MergerSub or a subsidiary of MergerSub, the proposed amendment of the Partnership Agreement as contemplated by the Merger Agreement, or the fairness of any consideration received by holders of any securities of the Company other than the Securities held by the Holders; nor does it include or address any matter related to the tax consequences of the Transaction on the Holders of Securities. We have relied upon information provided by the Company with respect to such matters without independent verification.

        Stifel has relied upon the reasonableness and achievability of certain publicly and non-public available financial projections (and the assumptions and bases therein) concerning the Company. Such projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. With respect to such financial projections and other information (financial and otherwise) provided to or otherwise discussed with Stifel, Stifel has assumed and was advised by the management of the Company that such financial projections and other information (financial and otherwise) were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the Company, as to the historical financial performance and the expected future financial performance the Company on a stand-alone basis and after giving effect to the Transaction. Stifel has relied upon these projections without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

        In connection with our opinion, each of the Board of Directors (the "Board") and the Company acknowledged and agreed that Stifel would make such assumptions and qualifications as it deemed necessary or appropriate under the circumstances. For example, in connection with our opinion, each of the Board and the Company permitted Stifel to: (a) disregard any material differences (including, without limitation, voting rights, restrictions on transferability and tax treatment) between or among the Bradley LP Units and the Common Stock; (b) value any mortgages or similar assets, securities or properties of the Company at their face value less amortization without independent analyses or investigation by Stifel and without regard for any possible differences between the market and amortized face values thereof; and (c) assume that the Holders of Bradley LP Units and Holders of Common Stock would be treated identically in the Transaction pursuant to the Merger Agreement including, without limitation, disregarding any redemption or other rights that Holders of Bradley LP Units may have pursuant to the Merger Agreement or the Partnership Agreement or any subsequent amendment of such Partnership Agreement as contemplated by the Merger Agreement.

        We have acted as financial advisor to the Board and will receive a fee for our services that is not contingent upon consummation of the Transaction. Stifel will not receive any other compensation in connection with the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Stifel actively trades the Company's securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the past, the prior owner of part of the Stifel Capital Markets business has provided investment banking services to the Company and to a company acquired by an affiliate of the Parent for which it received customary fees and Stifel may provide investment banking or other brokerage services to the Parent or its affiliates in the future.

        It is understood that this letter is solely for the information of, and directed to, the Board and the General Partner, in its capacity as the general partner of the Bradley LP, in their respective evaluations of the Transaction and is not to be relied upon by any shareholder of the Company, any limited partner of the Bradley LP, or any other person or entity. Our opinion does not constitute a recommendation to the Board or the General Partner as to how either the Board or the General Partner should vote on the Transaction or to any shareholder of the Company or limited partner of the Bradley LP as to how to vote at any shareholders' or limited partners' meeting, as the case may be, at which the Transaction is considered or whether or not to enter into any shareholders' or voting agreement in connection with the Transaction. Additionally, our opinion does not compare the relative merits of the Transaction with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board, the Company or the Bradley LP (including the General Partner) to proceed with or effect the Transaction. Stifel has not been involved in structuring or negotiating the Transaction or the Merger Agreement or any related agreements and we were not requested to explore alternatives to the Transaction or solicit the interest of any other parties in pursuing transactions with the Company. Our opinion does not address the fairness of the allocation of consideration among the Holders of different Securities, the fairness of any consideration received by the Company and its affiliates in connection with the Transaction, or the fairness of any consideration received by holders of any securities of the Company other than the Securities.

        This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Transaction, nor shall this letter be used for any other purposes, without the prior written consent of Stifel.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Security Consideration to be received by the Holders of Securities in the Transaction pursuant to the Merger Agreement is fair to such Holders, from a financial point of view.

                      Very truly yours,
                      /s/ Stifel, Nicolaus & Company, Incorporated

HERITAGE PROPERTY INVESTMENT TRUST, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    /*/

CONTROL NUMBER

1.	Approval of the merger of Heritage Property Investment Trust with and into Centro Saturn MergerSub LLC, the Agreement and Plan of Merger,	FOR ☐	AGAINST ☐	ABSTAIN ☐	3.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.
	dated as of July 9, 2006, by and among Heritage Property Investment Trust, Centro Saturn LLC and Centro Saturn MergerSub LLC, and the other transactions contemplated by the Agreement and Plan of Merger.				THE BOARD OF DIRECTORS OF HERITAGE PROPERTY INVESTMENT TRUST, INC. RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED BUT THE PROXY CARD IS SIGNED AND RETURNED, IT WILL BE VOTED "FOR" EACH OF THE PROPOSALS ABOVE.
2.
	Approval of any adjournments of the Special Meeting of Stockholders for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting of Stockholders to approve the merger, merger agreement and the other transactions contemplated by the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐	CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON. ☐ MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW. ☐ Dated: , 2006
					Signature Signature

					IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as name appears on the records of Heritage Property Investment Trust, Inc. or its transfer agent. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such above the signature(s).

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HERITAGE PROPERTY INVESTMENT TRUST, INC.
PROXY AUTHORIZATION INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares of Heritage Property Investment Trust, Inc. common stock are represented by promptly returning your proxy in the enclosed envelope. Your proxy card must be signed and dated.

•	Access the website at http://www.eproxyvote.com/htg and follow the simple instructions to authorize a proxy to vote your shares of Heritage Property Investment Trust, Inc. common stock. Have your proxy card available when you access the web page.
•
Call toll-free 1-866-207-3912 using a touch-tone phone and follow the simple instructions to authorize a proxy to vote your shares of Heritage Property Investment Trust, Inc. common stock. Have your proxy card available when you call.
•	Mark, sign and date your proxy card, then return it in the enclosed postage pre-paid envelope prior to the meeting date.

Your authorization of a proxy by telephone or internet must be received by 11:59 p.m., local time, on October 2, 2006 in order for your votes to be counted in the final tabulation.

If you authorize your proxy by telephone or over the Internet, do not mail your proxy card.

7264—Heritage Property—Special Meeting

PROXY	HERITAGE PROPERTY INVESTMENT TRUST, INC.	PROXY

131 DARTMOUTH STREET
BOSTON, MA 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HERITAGE PROPERTY INVESTMENT TRUST, INC.

The undersigned stockholder of Heritage Property Investment Trust, Inc., a Maryland corporation, hereby appoints Thomas C. Prendergast, Stephen H. Faberman, and David G. Gaw, and each of them singly, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at The Westin Coply Place, 10 Huntington Avenue, Boston, Massachusetts 02116 on October 3, 2006 at 10:00 a.m., local time, and at all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2 AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
(Continued and to be signed and dated on the reverse side.)

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7264—Heritage Property—Special Meeting